Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT*

dated as of

July 1, 2021

by and between

ISOS ACQUISITION CORPORATION

and

BOWLERO CORP.

* Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the registrant may request confidential treatment of omitted items.

i

4.08	Litigation and Proceedings	47

4.09	Compliance with Laws	48

4.10	Intellectual Property and Data Security	49

4.11	Contracts; No Defaults	52

4.12	Employees; Company Benefit Plans	55

4.13	Taxes	57

4.14	Brokers’ Fees	58

4.15	Insurance	58

4.16	Real Property; Assets	59

4.17	Environmental Matters	60

4.18	Absence of Changes	61

4.19	Affiliate Agreements	61

4.20	Information Supplied	62

4.21	Takeover Statutes and Charter Provisions	62

4.22	No Outside Reliance	62

4.23	No Additional Representations and Warranties	63

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR		63

5.01	Corporate Organization	63

5.02	Due Authorization	64

5.03	No Conflict	65

5.04	Litigation and Proceedings	65

5.05	Compliance with Laws	65

5.06	Employee Benefit Plans	66

5.07	Governmental Authorities; Consents	66

5.08	Financial Ability; Trust Account	66

5.09	Taxes	67

5.10	Brokers’ Fees	68

5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	68

5.12	Business Activities; Absence of Changes	69

5.13	Registration Statement	70

5.14	No Outside Reliance	70

5.15	Capitalization	71

5.16	NYSE Stock Market Quotation	72

5.17	Contracts; No Defaults	72

5.18	Title to Property	73

5.19	Investment Company Act	73

5.20	Affiliate Agreements	73

5.21	Takeover Statutes and Charter Provisions	73

5.22	Forward Purchase Contract; PIPE Investment Amount; Preferred Investment Amount; Subscription Agreements	74

5.23	No Additional Representation or Warranties	75

Article VI
COVENANTS OF THE COMPANY		75

6.01	Conduct of Business	75

6.02	No Claim Against the Trust Account	79

6.03	Requisite Approval	80

6.04	Anti-Takeover Matters	80

6.05	No Trading	80

6.06	Exclusivity	80

6.07	Cash Election Consideration Cap Increase	81

Article VII
COVENANTS OF ACQUIROR		81

7.01	Indemnification and Insurance	81

7.02	Conduct of Acquiror During the Interim Period	82

7.03	Trust Account; Proceeds and Related Available Equity	85

7.04	Acquiror NYSE Listing	85

7.05	Acquiror Public Filings	86

7.06	Financing	86

7.07	Section 16 Matters	86

7.08	Director and Officer Indemnity	87

7.09	Exclusivity	87

7.10	Acquiror Warrants	87

7.11	Termination of Certain Agreements	87

7.12	Employment Agreements	87

7.13	Preferred COD	87

Article VIII
JOINT COVENANTS		88

8.01	HSR Act and Regulatory Approvals	88

8.02	Support of Transaction	90

8.03	Preparation of Registration Statement; Special Meeting	90

8.04	Tax Matters	93

8.05	Confidentiality; Publicity	94

8.06	Post-Closing Cooperation; Further Assurances	94

8.07	Inspection	94

8.08	Acquiror Omnibus Incentive Plan.	95

8.09	Stockholder Litigation.	95

Article IX
CONDITIONS TO OBLIGATIONS		96

9.01	Conditions to Obligations of All Parties	96

9.02	Additional Conditions to Obligations of Acquiror	97

9.03	Additional Conditions to the Obligations of the Company	98

Article X
TERMINATION/EFFECTIVENESS		99

10.01	Termination	99

10.02	Effect of Termination	100

Article XI
MISCELLANEOUS		101

11.01	Waiver	101

11.02	Notices	101

11.03	Assignment	102

11.04	Rights of Third Parties	102

11.05	Governing Law	102

11.06	Captions; Counterparts	103

11.07	Schedules and Exhibits	103

11.08	Entire Agreement	103

11.09	Amendments	103

11.10	Severability	103

11.11	Jurisdiction; WAIVER OF TRIAL BY JURY	103

11.12	Enforcement	104

11.13	Non-Recourse	104

11.14	Nonsurvival of Representations, Warranties and Covenants	105

11.15	Acknowledgements	105

11.16	Conflicts and Privilege	106

Exhibits

Exhibit A	–	Acquiror Certificate of Incorporation
Exhibit B	–	Acquiror Bylaws
Exhibit C	–	Preferred COD
Exhibit D-1	–	Form of Common Subscription Agreement
Exhibit D-2	–	Form of Preferred Subscription Agreement
Exhibit E	–	Form of Sponsor Support Agreement
Exhibit F	–	Form of Registration Rights Agreement
Exhibit G	–	Form of Stockholders’ Agreement
Exhibit H	–	Form of Lock-Up Agreement
Exhibit I	–	Form of Stockholder Support Agreement
Exhibit J	–	Form of Acquiror Omnibus Incentive Plan
Exhibit K	–	Form of Acquiror Employee Stock Purchase Plan

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of July 1, 2021, is entered into by and between ISOS ACQUISITION CORPORATION, a Cayman Islands exempted company (which shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance herewith, “Acquiror”), and BOWLERO CORP., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, immediately prior to the Closing, on the Closing Date, (a) Acquiror will transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”) and (b) in connection with such Domestication, the Acquiror Certificate of Incorporation in substantially the form attached hereto as Exhibit A and the Acquiror Bylaws in substantially the form attached hereto as Exhibit B will become the governing documents of Acquiror;

WHEREAS, in connection with the Domestication, Acquiror Class B Common Stock shall automatically convert into shares of Acquiror Class A Common Stock;

WHEREAS, immediately following the completion of the Domestication, Acquiror shall file the Preferred COD in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware for the designation and creation of the Acquiror Preferred Stock;

WHEREAS, as of the date of this Agreement, Cobalt Recreation LLC, a Delaware limited liability company (“TS”), and A-B Parent LLC, a Delaware limited liability company (“Atairos”), own 100% of the issued and outstanding capital stock of the Company;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Acquiror and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Acquiror (the “Merger”), with Acquiror surviving the Merger (the “Surviving Company”);

WHEREAS, the respective board of directors of each of Acquiror and the Company have approved, declared advisable and resolved to recommend to their shareholders and stockholders respectively the Transactions upon the terms and subject to the conditions of this Agreement and, in the case of the Company, in accordance with the DGCL;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror and the FP Investors entered into the Forward Purchase Contract, pursuant to which the FP Investors, upon the terms and conditions set forth therein, are required to purchase an aggregate of 10,000,000 “Units”, at a price of $10.00 per Unit, which Units are comprised of 10,000,000 shares of Acquiror Class A Common Stock and 3,333,333 Acquiror Warrants (to be addressed in accordance with Section 7.10), for an aggregate purchase price of $100,000,000, in a private placement to be consummated concurrently with the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (a) Acquiror and each of the parties subscribing for Acquiror Class A Common Stock thereunder (the “Common Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (the “Common Subscription Agreements”), each substantially in the form set forth on Exhibit D-1, pursuant to which the Common Subscribers, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Class A Common Stock at no less than $10.00 per share in a private placement or placements of Acquiror Class A Common Stock, and (b) Acquiror and each of the parties subscribing for Acquiror Preferred Stock thereunder (the “Preferred Subscribers” and together with the Common Subscribers and Atairos, the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (the “Preferred Subscription Agreements” and together with the Common Subscription Agreements, the “Subscription Agreements”), each substantially in the form set forth on Exhibit D-2, pursuant to which Preferred Subscribers, upon the terms and subject to the conditions set forth therein, shall purchase shares of Acquiror Preferred Stock at no less than $1,000 per share in a private placement or placements of Acquiror Preferred Stock, in each case, to be consummated concurrently with the Closing and for which the Company is an express third party beneficiary;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company, Acquiror and Sponsor have entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), substantially in the form attached hereto as Exhibit E, providing that, among other things, Sponsor will vote its Acquiror Class B Common Stock in favor of this Agreement and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company, and certain Company Stockholders have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit F to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, Sponsor, TS and Atairos have entered into that certain Stockholders’ Agreement (the “Stockholders’ Agreement”) in the form set forth on Exhibit G, to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Governing Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Governing Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Merger (the “Offer”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Sponsor and certain Company Stockholders (including TS and Atairos) have entered into Lock-Up Agreements (the “Lock-Up Agreements”) in the form set forth on Exhibit H, to be effective upon the Closing;

WHEREAS, following the execution and delivery of this Agreement, in connection with the Transactions, Acquiror and the Requisite Stockholders will enter into Stockholder Support Agreements (the “Stockholder Support Agreements”), substantially in the form set forth on Exhibit I, pursuant to which, among other things, certain Requisite Stockholders will vote their Company Shares in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt an omnibus incentive plan (the “Acquiror Omnibus Incentive Plan”) and an employee stock purchase plan (the “Acquiror Employee Stock Purchase Plan”), substantially in the form set forth on Exhibit J and Exhibit K, respectively;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (iii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Benefit Plan” means each Benefit Plan that is (a) maintained or contributed to by Acquiror for the benefit of any employee, director or individual independent contractor of Acquiror or (b) for which Acquiror has any Liability.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Business Combination Proposal” shall mean any inquiry, proposal, offer or indication of interest, written or oral, from any Person (other than the Company or any of its Affiliates) concerning a Business Combination.

“Acquiror Bylaws” means the bylaws of Acquiror following the Domestication in substantially the form attached hereto as Exhibit B.

“Acquiror Certificate of Incorporation” means the certificate of incorporation of Acquiror following the Domestication in substantially the form attached hereto as Exhibit A.

“Acquiror Class A Common Stock” means (i) prior to the Domestication, the Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) following the Domestication, the Class A Common Stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Certificate of Incorporation.

“Acquiror Class B Common Stock” means (i) prior to the Domestication, the Class B ordinary shares of Acquiror, par value $0.0001 per share, and (ii) following the Domestication, the Class A Common Stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Certificate of Incorporation.

“Acquiror Domestication Documents” means the documents required to be filed with the Registrar of Companies of the Cayman Islands under Part XII of the Cayman Islands Companies Act (As Revised) in connection with the Domestication.

“Acquiror Governing Documents” means, at any time prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Acquiror, and at any time following the Domestication, the Acquiror Certificate of Incorporation and the Acquiror Bylaws, in each case as in effect at such time and as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Material Adverse Effect” means any Effect that has a material adverse effect on (i) the assets, business, liabilities, results of operations or financial condition of Acquiror; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect” (except in the case of clauses (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately affects Acquiror as compared to other similarly situated Persons operating in the industries in which Acquiror operates (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been an Acquiror Material Adverse Effect)): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which Acquiror operates, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with the Acquiror’s customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 5.03, 5.07, and 5.17(b), and, to the extent related thereto, the condition in Section 9.03(a)), (d) any change generally affecting any of the industries or markets in which Acquiror operates or the economy as a whole, (e) the taking of any action required to be taken by this Agreement, or failure to take any action prohibited by this Agreement (other than Section 7.02, unless consented to by the Company) (provided that the exception in this clause (e) shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Section 5.03, 5.07, and 5.17(b), and, to the extent related thereto, the condition in Section 9.03(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions (including any escalation thereof), including (i) large scale civil unrest, (ii) the engagement by the United States or such other countries in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (iii) the occurrence of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of Acquiror to meet any projections, forecasts or budgets; provided that this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an Acquiror Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Acquiror Material Adverse Effect), or (ii) the ability of Acquiror to timely perform its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the Transactions.

“Acquiror Ordinary Resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the votes cast by the Acquiror Stockholders who attend and vote at the Special Meeting.

“Acquiror Preferred Stock” means the series of preferred stock of Acquiror titled “Series A Convertible Preferred Stock”, par value $0.0001 per share, the terms of which are in the Preferred COD.

“Acquiror Related Parties” means any of Acquiror’s or Sponsor’s former, current or future general or limited partners, shareholders, stockholders, Controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, Controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing.

“Acquiror Representations” means the representations and warranties of Acquiror set forth in Article V of this Agreement, as qualified by the Acquiror Schedules in accordance with (and subject to) Section 11.07. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Schedules” means sections of the disclosure letter of Acquiror.

“Acquiror Special Resolution” means a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds of the votes cast by the Acquiror Stockholders who attend and vote at the Special Meeting.

“Acquiror Stockholder” means a holder of Acquiror Class A Common Stock or Acquiror Class B Common Stock.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Action” means any lawsuit, claim, action, cause of action, demand, judgment, suit, assessment, arbitration, complaint, citation, summons, subpoena, litigation or proceeding (whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private), at law or in equity, in each case that is commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, through one or more intermediaries or otherwise; provided, that (other than for purposes of Section 8.05(b), Section 8.07 Article X and Section 11.13) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company or investment entity, fund or equivalent affiliated with Atairos Group, Inc. nor shall any portfolio company or investment entity, fund or equivalent affiliated with Atairos Group, Inc., be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Closing Common Stock Consideration” means the aggregate number of shares of Surviving Company Class A Common Stock and Surviving Company Class B Common Stock into which Company Common Stock is converted pursuant to Section 3.01(b) (other than Earnout Shares) or Section 3.01(d)(i)(2).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign or domestic Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable U.S. laws that: (A) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (B) regulate commercial transactions with comprehensively sanctioned countries or sanctioned individuals identified by the U.S. Treasury Department as being terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (C) require identification and documentation of the parties with whom a financial institution conducts business; or (D) are designed to disrupt the flow of funds through financial institutions to terrorist organizations.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Apollo Fee Letter” means that certain letter agreement, dated as of the date hereof, by and among Acquiror, Apollo SPAC Fund I, L.P., Apollo Atlas Master Fund, LLC and Apollo A-N Credit Fund (Delaware), L.P.

“Applicable Surviving Company Common Stock” means (i) with respect to Thomas F. Shannon and TS and its Affiliates, Surviving Company Class B Common Stock, and (ii) with respect to all other holders of Company Common Stock (including Atairos and its Affiliates), Surviving Company Class A Common Stock.

“Atairos Preferred Exchange Shares” means a number of shares of Company Common Stock held by Atairos with an aggregate value (based on the Per Share Merger Consideration Value) equal to the Preferred Exchange Amount.

“Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including without limitation each bonus, retirement, deferred compensation, equity or equity-based compensation (including without limitation stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), severance, pension, savings, profit sharing, incentive compensation, retention, change-in-control, vacation, paid time off, holiday pay, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, disability, sick pay, workers compensation, unemployment, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting or other individual services agreement.

“Business” means the business of the Company and its Subsidiaries as conducted as of the date of this Agreement.

“Business Combination” means “business combination” as such term is defined in the Acquiror Governing Documents as of the date of this Agreement.

“Business Data” means all data and information that is (a) Personal Information or (b) confidential, proprietary, sensitive or non-public Proprietary Information.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cardholder Data” means all data considered as “cardholder data” or “Sensitive Authentication Data” by the PCI Security Standards Council.

“Cash Election Consideration Cap” means the sum of (a) $289,000,000, plus (b) the amount, if any, by which (i) the Option Election Consideration Cap exceeds (ii) the aggregate Option Spread of the Cash Electing Options, minus (c) the product of (i) 95% multiplied by (ii) the Redemption Amount as such sum may be adjusted for any election made by the Company pursuant to Section 9.03(g).

“Closing Acquiror Cash” means, without duplication, an amount equal to (a) the funds contained in the Trust Account as of immediately prior to the Effective Time; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Class A Common Stock pursuant to the Offer (to the extent not already paid); plus (c) the amount actually received by Acquiror pursuant to the Forward Purchase Contract prior to or substantially concurrently with the Closing; plus (d) the amount of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (including amounts received pursuant to Section 7.03(b)); plus (e) the amount of the Preferred Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing.

“Company Acquisition Proposal” shall mean any inquiry, proposal, offer or indication of interest, written or oral, from any Person (other than Acquiror or any of its Affiliates) concerning (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of the Group Companies or (ii) 20% or more of any class of equity or voting securities of (A) the Company or (B) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of the Group Companies; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of the Group Companies; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of the Group Companies, in each case, except as permitted in Section 6.01.

“Company Affiliated Person” shall mean (a) any former or present director, manager, trustee or officer of any of the Group Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Group Companies or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

“Company Benefit Plan” means each Benefit Plan (a) that is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any of their Affiliates, or to which the Company, any of its Subsidiaries or any of their Affiliates is required to contribute or is a party to, for the benefit of any Company Employee or any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries or their spouses, beneficiaries or dependents or (b) for which the Company or any of its Subsidiaries has any Liability.

“Company Board” means the board of directors of the Company.

“Company Charter” means the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect as of the date of this Agreement.

“Company Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company IP” means, collectively, all Owned IP and Licensed IP.

“Company IT Systems” means all IT Systems owned, controlled, held, licensed, used or leased by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on (i) the assets, business, liabilities, results of operations or financial condition of the Group Companies, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” (except in the case of clauses (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately affects the Group Companies, taken as a whole, as compared to other similarly situated Persons operating in the indoor family entertainment center industry (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect)): (a) any change or development in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development in interest rates or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company operates, (c)  the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with the Company’s customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.03, 4.04 or 4.11(b), and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e)  the taking of any action required to be taken by this Agreement, or failure to take any action prohibited by this Agreement (other than Section 6.01 or with the prior written consent of Acquiror) (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.03, 4.04 or 4.11(b), and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19), public health emergencies, government required shutdowns, weather condition, explosion fire, act of God or other force majeure event, (g) any national or international political or social conditions (including any escalation thereof), including (i) large scale civil unrest, (ii) the engagement by the United States or such other countries in hostilities, whether or not pursuant to the declaration of a national emergency or war, or (iii) the occurrence of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, and (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (ii) the ability of TS, Atairos or any of the Group Companies to timely perform their obligations under this Agreement or the other Transaction Documents to which such Person is a party or to consummate the Transactions.

“Company Option Plan” means the 2017 Bowlmor AMF Corp. Stock Incentive Plan.

“Company Options” means all options (whether or not vested or exercisable) to purchase Company Common Stock from the Company outstanding immediately prior to the Effective Time under the Company Option Plan.

“Company Outstanding Shares” means the total number of issued and outstanding shares of Company Common Stock as of immediately prior to the Closing, plus the total number of shares of Company Common Stock issuable upon the exercise of all Participating Company Options using the treasury method of accounting. For the avoidance of doubt, “Company Outstanding Shares” shall not include any shares of Company Common Stock issuable (but not issued) upon the conversion of any Company Preferred Stock.

“Company Preferred Stock” means the preferred stock of the Company, $0.0001 par value per share, including the Company Series A Preferred Stock.

“Company Privacy Policies” means, collectively, (a) all of the Company’s and its Subsidiaries’ data privacy and security policies, notices, terms, agreements, commitments and statements regarding the Processing of Protected Information or otherwise relating to the privacy of any Person, whether applicable internally, or linked to, available from or published on any websites, applications or platforms, in connection with the distribution, licensing, or sale of any products or services, or otherwise made available by or on behalf of Company or any Subsidiary to any Person and (b) all public statements, notices and representations (including on any websites, applications or platforms or in connection with the distribution, licensing, or sale of any products or services) or other policies, notices, terms, agreements, statements or commitments adopted by or applicable to Company or any Subsidiary pertaining to data privacy or any Processing of Protected Information.

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, Controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, Controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Company Representations” means the representations and warranties of the Company and its Subsidiaries set forth in Article IV of this Agreement, as qualified by the Schedules in accordance with (and subject to) Section 11.07. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company’s Required Funds” means five hundred and twenty million dollars ($520,000,000).

“Company Securities” means the Company Common Stock, the Company Preferred Stock and the Company Options.

“Company Series A Preferred Stock” means the shares of the Company Preferred Stock designated as Series A Preferred Stock in the Company Charter.

“Company Shares” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Source Code” means any Software included in the Owned IP, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software.

“Company Stockholder” means the holder of a share of Company Common Stock or Company Preferred Stock.

“Company Stockholder Approval” means the approval and adoption of the Merger, this Agreement and the Transactions by the requisite affirmative vote or written consent of the Company Stockholders in accordance with the DGCL and the Company Charter.

“Company Suppliers” means any of the Company’s or its Subsidiaries’ respective contractors, vendors, processors, service providers, manufacturers, distributors, assemblers, retailers, re-sellers, agents, independent contractors or other direct or indirect providers of any products or services.

“Confidentiality Agreement” means that certain letter agreement, dated March 17, 2021, by and between Acquiror and the Company.

“Contracts” means any contracts, agreements, subcontracts, licenses, instruments, documents, indentures, notes, bonds, leases, mortgages, undertakings, obligations (contingent or otherwise), in each case, including any extension, renewal, amendment or other modification thereof and whether written or oral.

“Control” (including the terms “Controls”, “Controlled by”, “Controlling” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract (including proxies or powers of attorney) or otherwise.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions, variations or mutations thereof or related or associated health conditions, epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “non-essential business order,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Data Processing Agreement” means any Contract to which any of the Group Companies is a party involving any collection, use, disclosure or other Processing of Protected Information or Proprietary Information.

“Data Requirements” means all (a) Privacy and Security Laws, (b) Company Privacy Policies, (c) IT and Security Policies, (d) Data Processing Agreements and (e) Contracts to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties are bound with any Company Suppliers, customers, clients, users, licensees or other Persons that are applicable to or otherwise implicate any Processing of Protected Information.

“Data Security Incident” means any actual or reasonably suspected (a) breaches of security or other unauthorized access to, or use of, or other compromise to, the integrity or availability of any IT Systems (including any Company IT Systems), (b) unauthorized access to, or unauthorized acquisition, modification, loss, theft, corruption, or other Processing of, any Protected Information or (c) compromise, intrusion, misuse, interference or unauthorized access to any Company IT Systems or any unauthorized Processing of any Protected Information or other business information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.

“Earnout Pro Rata Portion” means the Stockholder Earnout Pro Rata Portion and the Non-Stockholder Earnout Pro Rata Portion, as applicable.

“Earnout Shares” means the shares of Applicable Surviving Company Common Stock that may be issued pursuant to Section 3.07 and Annex I.

“Effect” means any event, change, circumstance, development, occurrence, state of facts, condition or effect.

“Environmental Claim” means any written claim, proceeding, complaint or notice of violation alleging violation of, or Liability under, any Environmental Laws.

“Environmental Laws” means all foreign federal, state or local Laws, arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“Equity Value” means $1,601,053,751.89.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business which is considered a single employer with the Company or any Subsidiary of the Company under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreements” means the Existing First Lien Credit Agreement and the Existing Incremental Liquidity Facility Credit Agreement.

“Existing First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 3, 2017, by and among the Company, Kingpin Intermediate Holdings LLC, JPMorgan Chase Bank, N.A., and lenders from time to time party thereto, as amended by (i) that certain First Incremental Amendment, dated as of March 28, 2018 (ii) that certain Second Amendment, dated as of July 5, 2018, (iii) that certain Third Incremental Amendment, dated as of November 20, 2019, (iv) that certain Fourth Amendment, dated as of June 10, 2020, and (v) that certain Fifth Amendment, dated as of September 25, 2020 (as amended, restated, supplemented or otherwise modified from time to time).

“Existing Incremental Liquidity Facility Credit Agreement” means that certain First Lien Credit Agreement, dated as of September 25, 2020, by and among the Company, Kingpin Intermediate Holdings LLC, JPMorgan Chase Bank, N.A. and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Existing Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of June 6, 2017, by and among the Company, TS, Atairos, Thomas F. Shannon and Atairos Group, Inc.

“Forward Purchase Contract” means that certain Amended and Restated Forward Purchase Contract, dated as of the date hereof, by and among Acquiror and the FP Investors.

“FP Investors” means Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC, Apollo Atlas Master Fund, LLC, Apollo A-N Credit Fund (Delaware), L.P. and Apollo SPAC Fund I, L.P.

“Fraud” means intentional common law fraud (and not constructive fraud or negligent or reckless misrepresentation or omission) under Delaware law with respect to the making by the applicable party of the representations in Article IV or Article V of this Agreement or any certificate delivered in accordance with Section 9.02(c) or Section 9.03(c) of this Agreement (as applicable).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter listed, defined, identified or regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant” or words of similar meaning pursuant to any Environmental Law, including petroleum, petroleum products, by-products or derivatives, asbestos, and polychlorinated biphenyls, urea formaldehyde and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security or similar instruments, (c) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) with respect to each of the foregoing, any unpaid interest, breakage costs, termination, prepayment or redemption penalties or premiums, or other unpaid fees or obligations and (f) all Indebtedness of third parties that are not Affiliates of the Group Companies referred to in clauses (a) through (e) above guaranteed directly or indirectly, jointly or severally. For the avoidance of doubt, Indebtedness shall not include Taxes.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means any and all of the following as may exist, be created, or recognized, in any jurisdiction throughout the world: (a) all patents, patent applications, patent disclosures and rights in inventions, utility models, utility model applications, statutory invention registrations, certificates of invention, rights in designs, design registrations and applications, and all other governmental grants for the protection of any inventions and industrial designs, and any and all reissues, divisions, renewals, extensions, provisionals, non-provisionals, reexaminations, restorations, continuations and continuations in part of any of the foregoing, (b) all Proprietary Information, (c) all Trademarks, (d) all Internet domain names, including all rights therein and all registrations thereof, (e) all copyrights, copyrightable subject matter, works of authorship, mask works, rights of publicity and all other rights in any works of authorship and all derivative works, translations, adaptations and combinations of any of the foregoing, all applications and registrations and applications therefor, and renewals, extensions and reversions thereof, (f) all moral and economic rights of authors and inventors, however denominated, (g) all rights in databases and data collections, (h) all other intellectual property and proprietary rights in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction worldwide, (i) any similar or equivalent rights to any of the foregoing, including those arising under international treaties and convention rights, (j) all rights and powers to assert, defend and recover title to any of the foregoing, (k) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing, (l) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing (including with respect to past, present or future infringement, misuse, misappropriation, impairment, unauthorized use or other violation thereof) and (m) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, reversions, restorations and extensions of legal protection pertaining to any of the foregoing.

“Intervening Event” means any Effect occurring or arising after the date of this Agreement that is material to the Acquiror and (a) was not known and was not reasonably foreseeable by any member of the Acquiror Board as of or prior to the execution of this Agreement (or the consequences (or magnitude) of which were not known and were not reasonably foreseeable by the Acquiror Board), which becomes known to the Acquiror Board prior to the time the Acquiror Stockholder Approval is obtained and (b) does not in any way involve or relate to (i) an Acquiror Business Combination Proposal, (ii) any actions taken, or not taken (due to prohibition), pursuant to this Agreement, including clearance of the Transactions under the HSR Act or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 8.01, (iii) any changes in the market price or trading volume of Acquiror Class A Common Stock or Acquiror Class B Common Stock or the major stock indexes in the U.S. market, (iv) any changes in Acquiror’s credit ratings, (v) the PIPE Investment Amount, the Preferred Investment Amount, the Subscription Agreements or the Forward Purchase Contract, (vi) any redemptions of Acquiror Class A Common Stock or (vii) any Effect that may not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (it being understood that with respect to each of the foregoing clauses (iii) through (vi), the Effect giving rise or contributing to such excluded change or event may be taken into account when determining whether an Intervening Event has occurred to the extent not otherwise excluded from this definition).

“IRS“ means the United States Internal Revenue Service.

“IT and Security Policies” mean any and all policies, programs, standards, controls, terms, commitments, requirements and procedures established, implemented or maintained by, or otherwise applicable to, Company or any of its Subsidiaries relating to IT Systems (e.g., acceptable use policies, access terms, terms of service, etc.), data protection, data privacy, data security, cybersecurity, incident response, breach notification, business interruption, disaster recovery or business continuity.

“IT Systems” means information technology systems, resources, Software, hardware, devices, networks, equipment, including all servers, workstations, routers, hubs, switches, data lines, dashboards, portals, storage, databases, mail servers and firewalls.

“Law” means any statute, law, ordinance, treaty, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Liability” shall mean any liability, debt, loss, damage, claim, cost, expense or obligation of any nature (including costs of investigation and defense and attorney’s fees, costs and expenses), in each case, whether direct or indirect, known or unknown, accrued or unaccrued, fixed or contingent or liquidated or unliquidated.

“Licensed IP” means all Intellectual Property licensed or otherwise made available to the Company or any of its Subsidiaries (in whole or in part) by any Person.

“Lien” means any lien, mortgage, charge, deed of trust, pledge, hypothecation, encumbrances, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, collateral assignments, title defect, title retention devices (including the interest of a seller having substantially the same economic effect as any of the foregoing), encroachment or other survey defect, or other lien, claims or encumbrance of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), except for (a) any restrictions arising under any applicable Securities Laws, and (b) any Taxes not yet due or payable.

“Malicious Code” means any program routine, device, code or instructions or other undisclosed feature, including any time bomb, virus, software lock, self-destruction, drop-device, malicious logic, “denial of service” or phishing attacks, worm, Trojan horse, trap door, “disabling”, “lock out”, “metering” device, undocumented code, or any malicious code that is code that is able to delete, damage, disable, corrupt, deactivate, interfere with or otherwise harm any IT Systems with which same interacts.

“Milestone” means each of the $15.00 Share Price Milestone and the $17.50 Share Price Milestone.

“Non-Scheduled Licenses” means any (a) license for “shrink-wrap,” “click-through” or other “off-the-shelf” software that is not customized and commercially available to the public generally with annual license, maintenance, support and other fees of less than $20,000 in the aggregate, (b) licenses entered into in the ordinary course of business, (c) licensing relating to Open Source Software and (d) website, software or “app” terms of service, terms of use, end user license agreement or similar terms located on third party, social networking or similar publicly available platforms involving the royalty-free license or access without charge to non-customized and commercially available software.

“Non-Stockholder Earnout Holder” means a Person entitled to a Non-Stockholder Earnout Pro Rata Portion of the Earnout Shares as of the Effective Time.

“Non-Stockholder Earnout Pro Rata Portion” means, with respect to:

(a) each holder (other than TS, Atairos and Brett I. Parker and their respective Permitted Transferees (as defined in the Stockholders’ Agreement, and in the case of Brett I. Parker, applying such definition of Permitted Transferee to Brett I. Parker on a mutatis mutandis basis relative to Thomas F. Shannon)) of outstanding shares of Company Common Stock (or of Cancelled Options) as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Applicable Surviving Company Common Stock into which such holder’s shares of Company Common Stock may be converted in accordance with Section 3.01(b) (or in consideration for which such Cancelled Options may be cancelled pursuant to Section 3.01(d) assuming that all holders of Cancelled Options had made the Option Stock Election) divided by (ii) the sum of (x) the total number of shares of Applicable Surviving Company Common Stock into which all outstanding shares of Company Common Stock may be converted in accordance with Section 3.01(b) (calculated as if (A) the Preferred Exchange Amount were zero and (B) each holder of Company Common Stock made a Stock Election with respect to each share of Company Common Stock held by such holder) (or in consideration for which such Company Options may be cancelled pursuant to Section 3.01(d) assuming that all holders of Cancelled Options had made the Option Stock Election), plus (y) the total number of shares of Applicable Surviving Company Common Stock that would have been issued at the Effective Time in respect of each Converted Option assuming that the holder of such Converted Option had elected to have the provisions of Section 3.01(d)(i)(2) apply; and

(b) each holder (other than Thomas F. Shannon and Brett I. Parker and their Permitted Transferees (as defined in the Stockholders’ Agreement, and in the case of Brett I. Parker, applying such definition of Permitted Transferee to Brett I. Parker on a mutatis mutandis basis relative to Thomas F. Shannon)) of outstanding Company Options as of immediately prior to the Effective Time that are converted into Converted Options pursuant to Section 3.01(e), a fraction expressed as a percentage equal to (i) the number of shares of Applicable Surviving Company Common Stock that would have been issued at the Effective Time in respect of each Converted Option assuming that the holder of such Converted Option had elected to have the provisions of Section 3.01(d)(i)(2) apply, divided by (ii) the sum of (x) the total number of shares of Applicable Surviving Company Common Stock into which all outstanding shares of Company Common Stock may be converted in accordance with Section 3.01(b) (calculated as if (A) the Preferred Exchange Amount were zero and (B) each holder of Company Common Stock made a Stock Election with respect to each share of Company Common Stock held by such holder) (or in consideration for which Company Options may be cancelled pursuant to Section 3.01(d) assuming that all holders of Cancelled Options had made the Option Stock Election), plus (y) the total number of shares of Applicable Surviving Company Common Stock that would have been issued at the Effective Time in respect of each Converted Option assuming that the holder of such Converted Option had elected to have the provisions of Section 3.01(d)(i)(2) apply. For purposes of clauses (a)(ii)(x) and (b)(ii)(x) of this definition, “outstanding shares of Company Common Stock” shall be deemed to include all shares of Company Common Stock that would be outstanding at the time of measurement if the “Mandatory Conversion Time” (as such term is defined in the Company Charter) had occurred as of immediately prior to the time of measurement and that the “price per share of the Common Stock sold in such public offering” contemplated by the Company Charter were the Per Share Merger Consideration Value

“NYSE” means the New York Stock Exchange, or any other substantially equivalent national securities exchange registered under Section 6 of the Exchange Act (such as NASDAQ).

“Open Source Software” means all Software and other materials that are distributed as “free software”, “open source software,” “shareware” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, BSD Licenses and any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative or that includes similar terms).

“Option Election Consideration Cap” means (a) $20,000,000.00 minus (b) the product of (i) 5% multiplied by (ii) the Redemption Amount, as adjusted for any election made by the Company pursuant to Section 9.03(g); provided that if any Participating Company Options are exercised prior to the Closing, the dollar amount set forth in clause (a) of this definition shall be reduced in proportion to the total number of shares of Company Common Stock underlying such exercised Participating Company Options (calculated using the treasury method of accounting) relative to the total number of shares of Company Common Stock underlying all Participating Company Options outstanding on the date hereof (calculated using the treasury method of accounting), and the dollar amount set forth in clause (a) of the Cash Election Consideration Cap shall be increased by a corresponding dollar amount.

“Option Spread” means, with respect to a Company Option, the product of (a) the number of shares of Company Common Stock subject to such Company Option immediately before the Effective Time multiplied by (b) the excess of (i) the Per Share Merger Consideration Value over (ii) the per share exercise price of such Company Option.

“Owned IP” means all Intellectual Property owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI Requirements” means the standards and binding guidelines established by the Payment Card Industry (“PCI”), including the PCI Data Security Standard (“PCI-DSS”) and the Payment Application Data Security Standard (“PA-DSS”).

“Per Share Forfeited Share Consideration” means, (a) with respect to each share of Company Common Stock owned by Atairos as of immediately prior to the Effective Time, a number of shares of Applicable Surviving Company Common Stock equal to (i) 50% multiplied by the number Forfeited Shares (as defined in the Sponsor Support Agreement) divided by (ii) the total number of shares of Company Common Stock owned by Atairos, (b) with respect to each share of Company Common Stock held by TS or Thomas F. Shannon as of immediately prior to the Effective Time, a number of shares of Applicable Surviving Company Common Stock equal to (i) 50% multiplied by the number Forfeited Shares (as defined in the Sponsor Support Agreement) divided by (ii) the total number of shares of Company Common Stock held by TS or Thomas F. Shannon as of immediately prior to the Effective Time; and (c) with respect to each share of Company Common Stock held by any other Person, 0.

“Per Share Merger Consideration Value” means (a) the Equity Value divided by (b) the Company Outstanding Shares.

“Per Share Preferred Stock Cash Consideration” means an amount in cash equal to the Series A Per Share Liquidation Preference as of the Effective Time.

“Per Share Stock Consideration” means a number of shares of Applicable Surviving Company Common Stock equal to (i) the Per Share Merger Consideration Value divided by (ii) ten (10).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that relate to amounts not yet delinquent or (B) that are being contested in good faith through appropriate Actions and appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities, which are not violated in any material respect by the current use or occupancy of any Real Property, (viii) statutory Liens of landlords securing unpaid rent, (ix) Liens securing Indebtedness outstanding under any Existing Credit Agreement, (x) in the case of the Leased Real Property, any Lien to which fee simple interest (or any superior leasehold interest) is subject; (xi) any Lien arising under the Existing Stockholders’ Agreement, (xi) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Group Companies’ assets that are subject thereto and (xii) Liens described on Schedule 1.01(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means all (a) data and information that identifies, relates to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identifiable natural person or household, (b) data and information considered “personal information,” “personally identifiable information”, “individually identifiable health information,” “protected health information”, “user data”, “customer data”, “sensitive data”, “individual data”, “personal financial information” or “personal data” (or similar term or terminology), under any Privacy and Security Laws, (c) Cardholder Data or (d) data and information protected by, covered by or subject to any Laws.

“Preferred COD” means the Certificate of Designations of the Company for the designation and creation of the Acquiror Preferred Stock in substantially the form attached hereto as Exhibit C.

“Preferred Exchange Amount” means $105,000,000.

“Preferred Stock Cash Consideration” means an amount in cash equal to the Series A Per Share Liquidation Preference multiplied by the number of shares of Company Series A Preferred Stock issued and outstanding.

“Privacy and Security Laws” means any and all (a) Laws and binding industry self-regulatory principles applicable to or otherwise concerning data privacy, data secrecy, data protection, information security, data disposal, data transfers, data breaches (including incident reporting and breach notification), behavioral advertising, digital advertising, cross-device tracking, direct marketing, e-mails, text messages, telemarketing or consumer protection, (b) Laws applicable to collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring, storing and/or otherwise Processing Protected Information, (c) PCI Requirements or (d) binding guidance issued by a Governmental Authority that pertains to one of the Laws, rules or standards referenced in clause (a) or (b).

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, hosting, recording, organization, structuring, licensing, aggregation, anonymizing, monitoring, alteration, transfer, transmission, retrieval, disclosure, dissemination, inspection, analysis, disposal, erasure or destruction of such data.

“Proprietary Information” means all trade secrets, confidential or proprietary information, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, methodologies, processes, techniques, ideas, discoveries, research and reports, specifications, algorithms, programming code, plans, proposals, invention disclosures, improvements, models, devices, prototypes, data analysis, schematics, tools, sketches, drawings, samples, data compilations, databases, data maps, data extracts, data annotations, build instructions, current and anticipated customer and product requirements, technology and system data, metadata, methods, network configurations, analyses and architectures, programs, protocols, product and service specifications, plans and roadmaps, financial, technical, marketing and business data and information, sales, pricing, projection and cost information, customer, client, employee, individual data, Personal Information, personnel, vendor, supplier, partner and other information and lists.

“Protected Information” means all data and information that (a) is Business Data or (b) is subject to any Data Requirements or any confidentiality, non-disclosure or similar obligation applicable to the Company or any of its Subsidiaries.

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Class A Common Stock in conjunction with a stockholder vote on the Merger).

“Redeeming Stockholder” means an Acquiror Stockholder who demands that Acquiror redeem its Acquiror Class A Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Governing Documents.

“Redemption Amount” means an amount determined by the Company up to the amount, if any, by which the Closing Acquiror Cash is less than $600,000,000.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law, as applicable.

“Related Party” means a Company Related Party or an Acquiror Related Party, as applicable.

“Remedial Action” means all action required under applicable Environmental Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Requisite Stockholders” means the persons or entities listed on Schedule 1.01(d).

“Sanctioned Person” means at any time any Person (a) listed on any sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region); or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar Governmental Authority from time to time.

“Schedules” means sections of the disclosure letter of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series A Per Share Liquidation Preference” has the meaning set forth in the Company Charter.

“Significant Capital Lease” means any lease to which any of the Group Companies is a party that is required by GAAP (as in effect on the dated of this agreement) to be recorded as a capitalized lease and which has an outstanding principal balance as of the date of this Agreement of at least $25,000,000;

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, systems, specifications, network tools, data, databases, firmware, designs and documentation thereto, software code of any nature (including all source code, object code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces.

“Special Meeting” means an extraordinary general meeting of the Acquiror to be held for the purpose of approving the Proposals.

“Sponsor” means Isos Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Shares” means (i) prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror, and (ii) following the Domestication, the Class A Common Stock of Acquiror, par value $0.0001 per share, authorized pursuant to the Acquiror Certificate of Incorporation.

“Stockholder Earnout Holder” means a Person entitled to a Stockholder Earnout Pro Rata Portion of the Earnout Shares as of the Effective Time.

“Stockholder Earnout Pro Rata Portion” means, with respect to (i) TS and Thomas F. Shannon, collectively, (A) 47.59% multiplied by (B) 100% minus the aggregate Non-Stockholder Earnout Pro Rata Portion, (ii) Atairos, (A) 47.59% multiplied by (B) 100% minus the aggregate Non-Stockholder Earnout Pro Rata Portion and (iii) Brett I. Parker (A) 4.82% multiplied by (B) 100% minus the aggregate Non-Stockholder Earnout Pro Rata Portion. The Stockholder Earnout Pro Rata Portion attributable to TS and Thomas F. Shannon shall be allocated among such Persons on a pro rata basis based on their relative ownership of shares of Company Common Stock (calculated as if Thomas F. Shannon made an Option Stock Election with respect to each Company Option held by him).

“Subsidiary” means, with respect to a Person, (a) solely for purposes of Section 4.03(b), Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.18(a), Section 4.20 and Section 6.01, any Affiliate directly or indirectly Controlled by such Person that is a concession company, (b) any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (c) any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company Class A Common Stock” means the common stock of the Surviving Company, $0.0001 par value per share, designated as Class A Common Stock in the Surviving Company Certificate of Incorporation.

“Surviving Company Class B Common Stock” means the common stock of the Surviving Company, $0.0001 par value per share, designated as Class B Common Stock in the Surviving Company Certificate of Incorporation.

“Surviving Company Preferred Stock” means the series of preferred stock of the Surviving Company titled “Series A Convertible Preferred Stock”, par value $0.0001 per share.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Opinion” means an opinion of Tax Opinion Counsel, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

“Tax Opinion Counsel” means Paul, Weiss, Rifkind, Wharton & Garrison LLP (or if Paul, Weiss, Rifkind, Wharton & Garrison LLP is unable to or prior to the Closing does not deliver the Tax Opinion, Hughes Hubbard & Reed LLP ).

“Tax Return” means any return, report, statement, refund, claim, disclosure, declaration, information report or return, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names and other source or business identifiers, trade dress, look and feel, product and service names, logos, brand names, designs, slogans, common law trademarks and service marks and other distinctive identification and/or indicia of origin and/or source, whether or not registered, including all common law rights thereto, and all applications, renewals, extensions and registrations therefor, and all goodwill associated with or related to any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Tranche 2 Options” means, collectively, the Company Options described on Schedule 1.01(e).

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Stockholders’ Agreement, the Forward Purchase Contract, the Subscription Agreements, the Sponsor Support Agreement, the Registration Rights Agreement, the Stockholder Support Agreements, the Lock-Up Agreements and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

“Transactions” means, collectively, the Merger and the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 2, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Terms Defined Elsewhere in This Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
$15.00 Share Price Milestone Date	Annex I
$17.50 Earnout Shares	Annex I
$17.50 Share Price Milestone	Annex I
$17.50 Share Price Milestone Date	Annex I
Acceleration Event	Annex I
Acquiror	Preamble
Acquiror Adjournment Proposal	8.03(d)
Acquiror Affiliate Agreement	5.20
Acquiror Board Recommendation	8.03(g)
Acquiror Change in Recommendation	8.03(g)
Acquiror Change in Recommendation Notice	8.03(g)
Acquiror Change in Recommendation Notice Period	8.03(g)
Acquiror Cure Period	10.01(c)
Acquiror Debt Limit	7.02(a)(viii)
Acquiror Employee Stock Purchase Plan	Recitals
Acquiror Employee Stock Purchase Plan Proposal	8.03(d)
Acquiror Parties	11.16(a)
Acquiror Omnibus Incentive Plan	Recitals
Acquiror Omnibus Incentive Plan Proposal	8.03(d)
Acquiror Public Stockholders	6.02
Acquiror SEC Reports	5.11(a)
Acquiror Stockholder Approval	5.02(b)
Additional Proposal	8.03(d)
Agreement	Preamble

Term	Section
Aggregate Cash Election Amount	3.01(b)(i)
Atairos	Recitals
Audited Financial Statements	4.06(a)
Cancelled Option	3.01(d)(i)
Cancelled Shares	3.01(c)
Cash Electing Option	3.01(d)(i)(1)
Cash Electing Share	3.01(b)(i)
Cash Election	3.01(b)(i)
Cash Fraction	3.01(b)(i)
Certificate of Merger	2.02
Change of Control	Annex I
Closing	2.04
Closing Date	2.04
Closing Preferred Stock Consideration	3.01(b)(ii)
Code	Recitals
Common Subscribers	Recitals
Common Subscription Agreements	Recitals
Company	Preamble
Company Affiliate Agreement	4.19
Company Board Recommendation	6.03
Company Cure Period	10.01(b)
Company Parties	11.16(b)
Company Registered IP	4.10(d)
Company Stockholders Meeting	6.03
Converted Option	3.01(e)(i)
Davis Polk	11.16(b)
Defending Party	8.09
DGCL	Recitals
Dissenting Shares	3.06(a)
Domestication	Recitals
Domestication Proposal	8.03(d)
Earnout Shares	Annex I
Effective Time	2.02
Election Date	3.02(c)
Exchange Agent	3.03(a)
Exchange Fund	3.03(a)
Financial Statements	4.06(a)
Form of Election	3.02(b)
Governing Document Proposal	8.03(d)
HHR	11.16(a)
Insurance Policies	4.15
Intended Tax Treatment	Recitals
Interim Period	6.01
Last Audited Balance Sheet Date	4.06(a)
Last Unaudited Balance Sheet Date	4.06(a)

Term	Section
Leased Real Property	4.16(c)
Letter of Transmittal	3.03(b)
Lock-Up Agreements	Recitals
Material Contracts	4.11(a)
Material Lease	4.16(c)
Merger	Recitals
NYSE Proposal	8.03(d)
Offer	Recitals
Option Cash Election	3.01(d)(i)(1)
Option Stock Election	3.01(d)(i)(2)
Outstanding Acquiror Expenses	3.05(b)
Outstanding Company Expenses	3.05(a)
Owned Real Property	4.17
Per Share Cash Election Consideration	3.01(b)(i)
PIPE Investment Amount	5.22
Preferred Investment Amount	5.22
Preferred Subscribers	Recitals
Preferred Subscription Agreements	Recitals
Proposals	8.03(d)
PWRW&G	11.16(b)
Real Property	4.17
Registration Rights Agreement	Recitals
Registration Statement	1.01(a)
Released Claims	6.02
Stock Election	3.01(b)(ii)
Stockholders’ Agreement	Recitals
Stockholder Support Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Board	2.06
Surviving Company Bylaws	2.05(b)
Surviving Company Certificate of Incorporation	2.05(a)
Surviving Provisions	10.02
Terminating Acquiror Breach	10.01(c)
Terminating Company Breach	10.01(b)
Termination Date	10.01(b)
Transaction Proposal	8.03(d)
Trust Account	5.08
Trust Agreement	5.08
Trustee	5.08
TS	Recitals
Unaudited Interim Financial Statements	1.01(a)
Unaudited Financial Statements	4.06(a)
Written Consent	6.03

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h) With respect to any Person acquired by the Company or any of its Subsidiaries after the date of this Agreement and disclosed on Schedule 6.01(h), (i) no representations and warranties (including those set forth in Article IV) are made with respect to any such Person, (ii) for purposes of determining whether the conditions set forth in Section 9.02(a) and Section 9.02(b) have been satisfied, any such Person shall be excluded, and (iii) any such Person shall be the subject of any covenant contained in this Agreement only from and after the closing of such acquisition.

1.04 Knowledge

. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the persons set forth on Schedule 1.04(a), and in the case of Acquiror, the persons set forth on Acquiror Schedule 1.04(b), in each case, after reasonable inquiry.

Article II

DOMESTICATION; THE MERGER; CLOSING

2.01 Domestication. Subject to receipt of the Acquiror Stockholder Approval, prior to the Closing, Acquiror shall cause the Domestication to become effective in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (As Revised), including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, together with the Acquiror Certificate of Incorporation in the form attached hereto as Exhibit A, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under Part XII of the Cayman Islands Companies Act (As Revised) in connection with the Domestication and (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Stockholder, (i) each Class A ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Acquiror Class A Common Stock, (ii) each Class B ordinary share of Acquiror outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Acquiror Class A Common Stock and (iii) the Governing Documents of the Acquiror shall be the Acquiror Certificate of Incorporation and the Acquiror Bylaws. For the avoidance of doubt, prior to Closing, Acquiror shall cause the Acquiror Bylaws to be in the form attached hereto as Exhibit B until thereafter amended in accordance with the provisions thereof, the Acquiror Certificate of Incorporation and the DGCL. The Company will reasonably cooperate with Acquiror with respect to the Domestication. Immediately following the completion of the Domestication, Acquiror shall file the Preferred COD in accordance with the DGCL with the Secretary of State of the State of Delaware.

2.02 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror. As a result of the Merger, the separate corporate existence of the Company shall cease and Acquiror shall continue as the Surviving Company. At the Closing and following the Domestication, Acquiror shall file a certificate of merger with respect to the Merger in accordance with this Agreement and the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon filing of the Certificate of Merger (the “Effective Time”).

2.03 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company shall vest in the Surviving Company, and all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger and the other Transactions contemplated by the Transaction Documents to be effected at or immediately prior to or immediately following the Effective Time or otherwise on the date of the Merger (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile on the date which is five (5) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.05 Governing Documents. At the Effective Time:

(a) the Acquiror Certificate of Incorporation shall become the certificate of incorporation of the Surviving Company until thereafter supplemented or amended in accordance with its terms and the DGCL, except that references to the name of Acquiror shall be replaced with references to the name of the Company (the “Surviving Company Certificate of Incorporation”); and

(b) the Acquiror Bylaws shall become the bylaws of the Surviving Company until thereafter supplemented or amended in accordance with its terms, the Surviving Company Certificate of Incorporation and the DGCL (subject to Section 7.01), except that references to the name of Acquiror shall be replaced with references to the name of the Company (the “Surviving Company Bylaws”).

2.06 Directors and Officers of the Surviving Company. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, Acquiror shall take all actions necessary or appropriate to cause the individuals set forth on Schedule 2.06 (the “Designated Individuals”) to be members of the board of directors of the Surviving Company (the “Surviving Company Board”), and the officers of the Surviving Company as of immediately following the Effective Time to be comprised of the individuals set forth on Schedule 2.06 effective as of the Closing, each to hold office in accordance with the DGCL and the Surviving Company Certificate of Incorporation, the Surviving Company Bylaws and the Stockholders’ Agreement and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed; provided that, in each case, (a) there are no material changes after the date of this Agreement with respect to a Designated Individual such that such Designated Individual is ineligible to serve on the Surviving Company Board or as an officer of the Surviving Company, as applicable, under applicable Laws and listing requirements and (b) such Designated Individual remains willing to serve on the Surviving Company Board or as an officer of the Surviving Company, as applicable. If the Company wishes to designate any individual, other than a Designated Individual, to be a member of the Surviving Company Board or an officer of the Surviving Company, in each case, as of immediately following the Effective Time, Acquiror shall take all actions necessary or appropriate to cause such individual to be a member of the Surviving Company Board or an officer of the Surviving Company up to the maximum number specified in the Surviving Company Certificate of Incorporation and Surviving Company Bylaws if so specified; provided that (x) such individual is not ineligible to serve on the Surviving Company Board or as an officer of the Surviving Company, as applicable, under applicable Laws and listing requirements, (y) such individual is willing to serve on the Surviving Company Board or as an officer of the Surviving Company, as applicable, and (z) in the case of an individual designated to be a member of the Surviving Company Board, such designation complies with the terms of the Stockholders’ Agreement, which compliance will be determined by delivery by the Company of a certificate to that fact.

Article III

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

3.01 Conversion of Securities.

(a) Conversion of Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or Company Stockholders, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Preferred Stock Cash Consideration. All of the shares of Company Preferred Stock converted into the right to receive consideration as described in this Section 3.01(a) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Preferred Stock Cash Consideration into which such share of Company Preferred Stock shall have been converted.

(b) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or Company Stockholders, each share of Company Common Stock (other than Treasury Stock or shares of Company Common Stock held by Acquiror) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and the Cancelled Shares) shall be converted into the right to receive (A) subject to the provisions of Annex I, the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.07 and Annex I, (B) the following:

(i) if the holder of such share of Company Common Stock makes a proper and timely election in accordance with Section 3.02 to receive cash (a “Cash Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.02 (each such share, a “Cash Electing Share”), an amount in cash for such Cash Electing Share, without interest, equal to the Per Share Merger Consideration Value (the ”Per Share Cash Election Consideration”); provided, however, that if (A) the sum of the aggregate number of Dissenting Shares and the aggregate number of Cash Electing Shares, multiplied by (B) the Per Share Cash Election Consideration (such product, the “Aggregate Cash Election Amount”) exceeds the Cash Election Consideration Cap, then each Cash Electing Share shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of (aa) the Per Share Cash Election Consideration and (bb) a fraction, the numerator of which shall be the Cash Election Consideration Cap and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Applicable Surviving Company Common Stock equal to the product of (x) the Per Share Stock Consideration and (y) one (1) minus the Cash Fraction; and

(ii) if the holder of such share makes a proper election to receive shares of Applicable Surviving Company Common Stock (a “Stock Election”) with respect to such share of Company Common Stock, which election has not been revoked pursuant to Section 3.02, or the holder of such share fails to make a Cash Election or Stock Election with respect to such share in accordance with the procedures set forth in Section 3.02, the Per Share Stock Consideration; and

(C) the Per Share Forfeited Share Consideration.

All of the shares of Company Common Stock converted into the right to receive consideration as described in this Section 3.01(b) shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(b) into which such share of Company Common Stock shall have been converted. Notwithstanding the foregoing, the Atairos Preferred Exchange Shares shall be converted, in the aggregate, into the right to receive a number of shares of Acquiror Preferred Stock having an aggregate initial liquidation preference equal to the Preferred Exchange Amount (the “Closing Preferred Stock Consideration”).

(c) Treasury Stock and Company Common Stock held by Acquiror. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, (i) each share of Company Common Stock and each share of Company Preferred Stock held in the treasury of the Company and (ii) each share of Company Common Stock held by Acquiror shall, in each case, be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto (such Company Shares, the “Cancelled Shares”).

(d) Cancellation of Company Options.

(i) Prior to the Effective Time, the Company shall provide each holder of Company Options (other than the Tranche 2 Options) (each a “Participating Company Option”) with the opportunity to elect, pursuant to such procedures as the Company shall reasonably determine, (i) whether to have the provisions of Section 3.01(d)(i)(1) apply, (ii) whether to have the provisions of Section 3.01(d)(i)(2) apply or (iii) whether to have the provisions of Section 3.01(e) apply. To the extent a holder of a Participating Company Option does not make an election, then Section 3.01(d)(i)(2) shall apply to such Participating Company Option. At the Effective Time, each Participating Company Option that is outstanding immediately prior to the Effective Time for which the holder of such Participating Company Option has elected to have the provisions of this Section 3.01(d)(i)(1) or Section 3.01(d)(i)(2) apply, or for which such holder does not make an election, shall be cancelled (each, a “Cancelled Option”) in consideration for the right to receive (A) subject to the provisions of Annex I, the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.07 and Annex I and (B) the following:

(1) if the holder of such Cancelled Option elects to have the provisions of Section 3.01(d)(i)(1) apply (an “Option Cash Election”) with respect to such Cancelled Option (each such Cancelled Option, a “Cash Electing Option”), an amount in cash for such Cash Electing Option, without interest, equal to the Option Spread with respect to such Cash Electing Option, except that if the aggregate Option Spread with respect to all Cash Electing Options exceeds the Option Election Consideration Cap, then the amount of cash payable with respect to such Cash Electing Option shall be reduced on a prorated basis, and the amount of such Option Spread that is not payable in cash due to such reduction shall be paid to such holder in a number of validly issued, fully paid and nonassessable shares of Applicable Surviving Company Common Stock equal to (x) such amount that is not payable in cash divided by (y) $10; and

(2) if the holder of such Cancelled Option elects to have the provisions of Section 3.01(d)(i)(2) apply (an “Option Stock Election”) with respect to such Company Option, or the holder of such Cancelled Option fails to make an Option Cash Election or Option Stock Election with respect to such Cancelled Option, a number of validly issued, fully paid and nonassessable shares of Applicable Surviving Company Common Stock equal to (x) the Option Spread with respect to such Cancelled Option divided by (y) $10.

(ii) At the Effective Time, each Tranche 2 Option that is outstanding immediately prior to the Effective Time shall be cancelled without payment to the holder thereof.

(iii) Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 3.01(d) under the Company Option Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Acquiror that all necessary determinations by the Company Board or applicable committee thereof to cancel Company Options in accordance with this Section 3.01(d) have been made.

(e) Assumption of Company Options.

(i) At the Effective Time, each Participating Company Option that is outstanding immediately prior to the Effective Time for which the holder of such Participating Company Option has elected to have the provisions of this Section 3.01(e) apply shall be assumed by the Surviving Company and converted into (A) an option to purchase shares of Applicable Surviving Company Common Stock (each, a “Converted Option”) and (B) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.07 and Annex I.

(ii) Each Converted Option will be issued under the Company Option Plan and will have and be subject to the same terms and conditions as were applicable to the applicable Participating Company Option immediately before the Effective Time, except that (A) from the Effective Time, each Converted Option will be fully vested and immediately exercisable for that number of shares of Applicable Surviving Company Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (y) the Per Share Stock Consideration; and (B) the per share exercise price for each share of Applicable Surviving Company Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (y) the Per Share Stock Consideration; provided, however, that the exercise price and the number of shares of Applicable Surviving Company Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder.

(iii) In connection with the assumption of the Converted Options pursuant to this Section 3.01(e), the Company and Acquiror shall cause the Surviving Company to assume the Company Option Plan as of the Effective Time. Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions anticipated by this Section 3.01(e) under the Company Option Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Acquiror that all necessary determinations by the Company Board or applicable committee thereof to assume and convert Company Options in accordance with this Section 3.01(e) have been made.

(f) Treatment of Acquiror Class A Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Acquiror Class A Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as an issued and outstanding share of the Surviving Company Class A Common Stock and each share of Acquiror Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as an issued and outstanding share of the Surviving Company Preferred Stock. For the avoidance of doubt, immediately prior to the Effective Time (after effectiveness of the Domestication), there shall be no outstanding Acquiror Class B Common Stock.

3.02 Consideration Election Procedure.

(a) On or prior to the Election Date, each Company Stockholder entitled to receive consideration pursuant to Section 3.01(b) shall be entitled to specify the number of such holder’s shares of Company Common Stock (other than Atairos Preferred Exchange Shares) with respect to which such holder makes a Cash Election or a Stock Election by complying with the procedures set forth in this Section 3.02.

(b) Acquiror shall prepare and file as an exhibit to the Registration Statement, a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company. Acquiror shall cause the Exchange Agent to mail or otherwise deliver the Form of Election to each holder of record (as of such mailing) of Company Common Stock no later than the earlier of: (i) five (5) days following the effectiveness of the Registration Statement and (ii) twenty (20) days prior to the Election Date. Each Company Stockholder entitled to receive consideration pursuant to Section 3.01(b) may use the Form of Election to make a Cash Election or a Stock Election. In the event that any such Company Stockholder fails to make a Cash Election or a Stock Election with respect to any or all Company Common Stock held or beneficially owned by such holder (other than Atairos Preferred Exchange Shares), then such holder shall be automatically deemed to have made a Stock Election with respect to those shares.

(c) Any applicable Company Stockholder’s election pursuant to the Form of Election will be deemed properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m. (New York time) on the Business Day that is two (2) Business Days prior to the Closing or such other date as Acquiror and the Company will, prior to the Closing, mutually agree (the “Election Date”), a Form of Election properly completed and signed in accordance with the instructions therein and any other properly completed and executed documents required to be delivered by such Company Stockholder pursuant to this Agreement. Acquiror and the Company shall publicly announce the anticipated Election Date at least ten (10) Business Days prior to the anticipated Election Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Acquiror and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date; provided, that such subsequent announcement may be made five (5) Business Days prior to the Election Date.

(d) Any Form of Election may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent prior to the Election Date. In the event a Form of Election is validly revoked prior to the Election Date, the holders of the shares of Company Common Stock represented by such Form of Election shall be deemed to have made a Stock Election with respect to those shares, except to the extent a subsequent election is properly made prior to the Election Date. Any Cash Election or Stock Election as of the Election Date is final and irrevocable, unless (i) otherwise consented to in writing by the Company (which such consent may, in the Company’s sole discretion, be provided or denied), or (ii) this Agreement is validly terminated in accordance with Article X, in which case all Cash Elections and Stock Elections shall automatically be revoked concurrently with the termination of this Agreement. Without limiting the application of any other transfer restrictions that may otherwise exist, after a Cash Election or a Stock Election is validly made or deemed to be made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company until the Closing, unless and until such Cash Election or Stock Election is validly revoked in accordance with this Section 3.02.

(e) The Company shall have sole discretion to determine if a Cash Election or a Stock Election is not properly made, changed or revoked with respect to any shares of Company Common Stock (none of the Company, Acquiror, or the Exchange Agent being under any duty to notify any holder of Company Common Stock of any applicable defect). In the event the Company makes a reasonable determination that a Cash Election or a Stock Election was not properly made (including as a result of the Exchange Agent not receiving a Form of Election by the Election Deadline), such Cash Election or Stock Election shall be deemed to be ineffective, and the shares of Company Common Stock covered by such Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Stock Election.

3.03 Exchange of Company Securities.

(a) Exchange Agent. Prior to the Effective Time, Acquiror shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with a bank or trust company that shall be designated by the Company and is reasonably satisfactory to Acquiror (the “Exchange Agent”) to act as exchange agent for the payment of consideration to each Company Stockholder entitled to receive such consideration pursuant to Section 3.01(b). On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent, for the benefit of the holders of Company Common Stock, of the aggregate exchange of such holders’ Company Common Stock in accordance with this Article III for all of the Aggregate Closing Common Stock Consideration and for the Closing Preferred Stock Consideration, and shall deposit or cause to be deposited an amount in cash payable by Acquiror pursuant to Section 3.01(a), Section 3.01(b) and Section 3.03(h) and all of the Aggregate Closing Common Stock Consideration (such amount of cash and such shares of Applicable Surviving Company Common Stock hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the amount in cash payable by Acquiror pursuant to Section 3.01(a), Section 3.01(b) and Section 3.03(h) or the Per Share Stock Consideration or Closing Preferred Stock Consideration, as applicable, out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Acquiror; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent such fund increases for any reason above the level required to make prompt payment of any outstanding Per Share Preferred Stock Cash Consideration to be paid pursuant to Section 3.01(a) or Per Share Cash Election Consideration to be paid in pursuant to Section 3.01(b)(i), the Surviving Company shall, following such prompt payment, be the sole owner of any amounts left over in such Exchange Fund.

(b) Exchange Procedures. Concurrently with the mailing or other delivery of the Form of Election, Acquiror shall direct the Exchange Agent to mail to each holder of Company Common Stock or Company Preferred Stock entitled to receive the Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable, pursuant to Section 3.01, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as mutually agreed to by the Company and Acquiror) for use in such exchange (each, a “Letter of Transmittal”). Each holder of shares of Company Common Stock and Company Preferred Stock that have been converted into the right to receive the Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable, pursuant to Section 3.01, shall be entitled to receive such Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable, upon receipt of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. If a Company Stockholder has delivered to the Exchange Agent a properly completed and executed Form of Election and Letter of Transmittal in accordance with Section 3.02 and this Section 3.03 prior to the Closing Date, Acquiror shall cause the Exchange Agent to deliver to such Company Stockholder on the Closing Date the Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable, into which such Company Stockholder’s Company Common Stock and Company Preferred Stock have been converted into the right to receive pursuant to Section 3.01. No interest shall be paid or accrued upon the transfer of any share.

(c) No Further Rights in Company Common Stock or Company Preferred Stock. The Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration, the shares of Acquiror Preferred Stock and the Closing Preferred Stock Consideration, as applicable, payable upon conversion of the Company Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(d) Adjustments to Per Share Consideration. The Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, subdivision, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Company Common Stock, Company Preferred Stock, Acquiror Class A Common Stock, Acquiror Class B Common Stock or the Acquiror Preferred Stock occurring on or after the date hereof and prior to the Effective Time (including any of the foregoing in connection with the Domestication); provided, however, that this Section 3.03(d) shall not be construed to permit Acquiror or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one-year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Company Shares who have not theretofore complied with this Section 3.03 shall thereafter look only to the Surviving Company for the Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. Neither the Exchange Agent nor the Surviving Company shall be liable to any holder of Company Shares for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Company, the Company and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Options or Company Shares such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non U.S. Tax Law; provided, however, that, except as a result of a failure to deliver the IRS Form W-9 required under Section 8.04(d), before making any deduction or withholding pursuant to this Section 3.03(g), the Surviving Company and the Exchange Agent, as applicable, shall give the Company at least five (5) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 3.03(g). To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding. To the extent that any withholding is required to be made with respect to consideration consisting of shares of Applicable Surviving Company Stock, the Surviving Company may take reasonable steps to satisfy its withholding obligation, including holding back shares and selling them in order to make required tax payments or alternatively conditioning delivery of such shares on the recipient paying sufficient cash to the Surviving Company to enable it to make the required tax payments.

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of Applicable Surviving Company Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Surviving Company or a holder of shares of Applicable Surviving Company Common Stock. Each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Applicable Surviving Company Common Stock (after aggregating all fractional shares that would otherwise be received by such holders into whole shares) shall receive, in lieu thereof, an amount in cash equal to such fractional amount multiplied by the average weighted price per share of Acquiror Class A Common Stock on the NYSE (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by Acquiror and the Company) on each of the five (5) consecutive trading days ending with the last complete trading day prior to the Closing Date.

3.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.

3.05 Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all of the following fees, costs, expenses and disbursements incurred by or on behalf of the Company in connection with or relating to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with the invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursement of outside counsel incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, accountants, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions and (iii) transaction bonuses to the persons and in the amounts set forth on Schedule 3.05 (collectively, the “Outstanding Company Expenses”). On the Closing Date, following the Closing, the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Expenses.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees, costs, expenses and disbursements incurred by or on behalf of Acquiror or Sponsor for outside counsel, agents, advisors, accountants, consultants, experts, financial advisors and other service providers engaged by or on behalf of Acquiror or Sponsor incurred in connection with or relating to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Acquiror Expenses. On the Closing Date, the Surviving Company shall repay in full the outstanding amount, without interest, due under all loans (if any) made by the Sponsor or any of its Affiliates to Acquiror that are incurred as expressly permitted by Section 7.02(a)(viii), by payment to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor, and Acquiror shall cause all other loans, whether or not made by the Sponsor or its Affiliates, made to Acquiror to be forgiven in full effective as of Closing.

(c) Except as set forth in this Section 3.05 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (such Company Shares, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Stock Consideration, the Per Share Preferred Stock Cash Consideration, the Per Share Cash Election Consideration or the Closing Preferred Stock Consideration, as applicable, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of his, her or its Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive, (i) in the case of any Dissenting Shares which are Company Common Stock, the Per Share Stock Consideration, and (ii) in the case of any Dissenting Shares which are Company Preferred Stock, the Per Share Preferred Stock Cash Consideration, in each case, without any interest thereon.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.07 Earnout Shares. The Surviving Company will issue within five (5) Business Days following the occurrence of the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone, as applicable, to each holder of Company Common Stock that had immediately prior to the Effective Time an Earnout Pro Rata Portion exceeding zero (0) a number of shares of Applicable Surviving Company Common Stock in accordance with Annex I hereto. In accordance with Annex I hereto, within five (5) Business Days following the Closing Date, the Surviving Company will issue under the Acquiror Omnibus Incentive Plan to each holder of Company Options (other than Thomas F. Shannon and his Permitted Transferees (as defined in the Stockholders’ Agreement)) that had immediately prior to the Effective Time an Earnout Pro Rata Portion exceeding zero (0) a number of Earnout Shares assuming the achievement of the $15.00 Share Price Milestone and the $17.50 Share Price Milestone, and based on the holder’s Earnout Pro Rata Portion, which Earnout Shares shall be subject to forfeiture to the extent the $15.00 Share Price Milestone and the $17.50 Share Price Milestone, as applicable, are not achieved within the timeframe set forth in Annex I. The issuance of the Earnout Shares or vesting of Earnout Shares, as applicable, shall be subject to withholding pursuant to Section 3.03(g). Notwithstanding anything contained herein to the contrary, except as otherwise agreed in writing by the Company or determined by the Surviving Company Board, (a) if any Non-Stockholder Earnout Holder is not employed by a Group Company on the $15.00 Share Price Milestone Date then such Non-Stockholder Earnout Holder’s Earnout Shares shall be forfeited prior to vesting and shall be reallocated to the Stockholder Earnout Holders in accordance with their respective Stockholder Earnout Pro Rata Portion (and such additional Earnout Shares shall be deemed to be part of such Stockholder Earnout Holders’ respective Earnout Pro Rata Portion for purposes of Annex I) and (b) if any Non-Stockholder Earnout Holder is not employed by a Group Company on the $17.50 Share Price Milestone Date then such Non-Stockholder Earnout Holder’s $17.50 Earnout Shares shall be forfeited prior to vesting and shall be reallocated to the Stockholder Earnout Holders in accordance with their respective Stockholder Earnout Pro Rata Portion (and such additional Earnout Shares shall be deemed to be part of such Stockholder Earnout Holders’ respective Earnout Pro Rata Portion for purposes of Annex I). The parties intend that none of the rights to receive the Earnout Shares and any interest therein shall be deemed to be a “security” for purposes of any securities Law of any jurisdiction. The right to receive the Earnout Shares are deemed contractual rights in connection with the Merger and the parties do not view the right to receive the Earnout Shares as an investment by the holders thereof. The right to receive the Earnout Shares will not be represented by any physical certificate or similar instrument. The right to receive the Earnout Shares does not represent an equity or ownership interest in any entity. No interest in the right to receive the Earnout Shares may be sold, transferred assigned, pledged, hypothecated, encumbered or otherwise disposed of, except by operation of law, and any attempt to do so shall be null and void. For the avoidance of doubt, once issued, the Earnout Shares shall be considered a “security” for purposes of any securities Law of any jurisidiction and the restrictions set forth in the foregoing sentence shall not apply to such issued Earnout Shares.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as qualified by the Schedules in accordance with (and subject to) Section 11.07, the Company represents and warrants to Acquiror as follows:

4.01 Corporate Organization of the Company; Subsidiaries.

(a) The Company is duly incorporated, is validly existing and in good standing under the Laws of Delaware. The Company has the requisite corporate power and authority to own, lease or operate all of its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Governing Documents of the Company, as previously delivered by the Company to Acquiror, are true, correct and complete and are in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Governing Documents. The Company is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, as of the date hereof is set forth on Schedule 4.01(b). The Subsidiaries of the Company have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdiction of formation or organization and have the requisite power and authority to own, lease or operate all of their respective assets and properties and to conduct their respective businesses as they are now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, have been previously made available to Acquiror by the Company, and are in effect as of the date of this Agreement. Each Subsidiary of the Company is, and at all times have been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in their respective Governing Documents. Each Subsidiary of the Company is duly licensed or qualified as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.02 Due Authorization.

(a) The Company has all requisite corporate and entity power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Document by the Company and the consummation of the Transactions has been duly and validly authorized and approved by the Company Board and, except for the Company Stockholder Approval, no other company or corporate proceeding on the part of the Company is or will be necessary to authorize this Agreement and each Transaction Document to which the Company is or will be a party and the Transactions. The Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Transaction Document and to approve the Transactions. This Agreement has been, and each Transaction Document to which the Company is or will be a party has been or will be on or prior to Closing, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and/or thereto, as applicable, constitutes, or on or prior to Closing, as applicable, will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and/or the other Transaction Documents to which the Company is or will be a party and the Transactions are advisable and fair to, and in the best interests of, the Company and its stockholders and (ii) authorizing and approving the execution, delivery and performance by the Company of each such Transaction Document and the consummation of the Transactions.

4.03 No Conflict. Subject to the receipt of the Company Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.04 or on Schedule 4.03, the execution, delivery and performance of this Agreement and each Transaction Document to which a Group Company is a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other Governing Documents of such Group Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to such Group Company, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract, or any Real Property document to which such Group Company is a party or by which any of its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of such Group Company, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.04 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Group Companies with respect to any Group Company’s execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) applicable requirements of the HSR Act and any other applicable Antitrust Law and (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.05 Capitalization.

(a) The entire authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 5,911,428 shares of which are issued and outstanding as of the date of this Agreement, and 200,000 shares of Company Preferred Stock, of which 150,000 shares are designated as Company Series A Preferred Stock and of which 106,378 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Company Common Stock and Company Series A Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Laws, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested (to the extent such concept is applicable).

(b) Schedule 4.05(b) lists as of the date of this Agreement (i) each outstanding Company Option, including grant date, number of shares of Company Common Stock subject to the Company Option and exercise price. Other than the Company Options and the Company Preferred Stock, there are (x) no subscriptions, calls, options, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound, or any other commitment, calls, conversion rights, rights of exchange or other agreements of any character to which the Company is bound providing for the issuance or sale of any shares of capital stock of, other equity interests in, the Company, or the value of which is determined by reference to shares of capital stock, other equity interest in, the Company, and, except as set forth on Schedule 4.05(b), there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of capital stock, other equity interest in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were duly issued in compliance in all material respects with applicable Securities Laws, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested. There are (A) no subscriptions, options, warrants, calls, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries, or any other commitments, calls, conversion rights, rights of exchange other agreement of any character to which any of the Company’s Subsidiaries is bound providing for the issuance or sale any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries or the value of which is determined by reference to shares or other equity interest of such Subsidiaries, and, except as set forth on Schedule 4.05(c), there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.05(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.05(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) Except as set forth on Schedule 4.05(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.05(d), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

(e) The Company has reserved 2,036,158 shares of Company Common Stock for issuance under the Company Option Plan.

(f) The Company Common Stock and the Company Series A Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Governing Documents.

4.06 Financial Statements.

(a) Attached as Schedule 4.06 are (a) (i) true and complete copies of the audited consolidated balance sheets of the Group Companies as of June 30, 2019 and as of June 28, 2020 (the “Last Audited Balance Sheet Date”) and the audited consolidated statements of operations, statements of comprehensive loss, statements of cash flows and statements of stockholders’ equity of the Group Companies for the same period, together with the auditor’s reports thereon and (ii) the audited consolidated balance sheet of the Company as of June 30, 2019 and June 28, 2020, and the related audited consolidated statements of operations, comprehensive loss, cash flows, redeemable convertible preferred stock, redeemable common stock and stockholders’ equity of the Company and for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) and (b) true and complete copies of the unaudited consolidated balance sheets of the Group Companies as of March 28, 2021 (the “Last Unaudited Balance Sheet Date”) and of the unaudited consolidated statement of operations and statement of cash flows of the Group Companies as of March 28, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis for the periods involved and fairly present, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Group Companies as of the dates and for the periods indicated in such Financial Statements (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and subject to normal and recurring year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Group Companies. The Unaudited Interim Financial Statements when delivered by the Group Companies for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.03(a), will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(b) For the last three years, the books and records of each of the Group Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements. To the knowledge of the Company, the books of account and other financial records of the Group Companies for the last three years: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with GAAP applied on a consistent basis; (ii) are in all material respects true, correct and complete; and (iii) do not contain or reflect any material inaccuracies or discrepancies.

(c) The Group Companies’ system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. The accounting controls of the Group Companies are sufficient to provide reasonable assurances in all material respects that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP, (C) access to the general ledger of the Group Companies is permitted only in accordance with management’s general or specific authorizations, (D) in the past two years, to the knowledge of the Company, there has not been any significant deficiency or material weakness in the accounting controls used by the Group Companies and (E) to the knowledge of the Company, in the past two years, there has not been any fraud or wrongdoing by any employee of the Group Companies who has or had a material role in the preparation of financial statements or the internal accounting controls used by the Group Companies. Since June 28, 2020, to the Company’s knowledge, none of the Group Companies has received or otherwise had or obtained any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No attorney representing any of the Group Companies, whether or not employed by any of the Group Companies, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by any of the Group Companies or any of their respective representatives to the Company Board or any committee thereof or to any director or officer of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.07 Undisclosed Liabilities. There is no Liability of any of the Group Companies, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business of the Group Companies, (c) that are Outstanding Company Expenses, (d) that arise under any Contract that relate to obligations that have not yet been performed, and are not yet required to be performed, (e) arising under this Agreement or the performance by the Company of its obligations hereunder, (f) that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (g) disclosed in Schedule 4.07.

4.08 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations or inquiries, in each case, against any of the Group Companies, or otherwise affecting any of the Group Companies or their assets, including any condemnation or similar proceedings, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Group Companies nor any property, asset or business of any the Group Companies is subject to or bound by any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon a Group Company that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.09 Compliance with Laws.

(a) The Group Companies are and, since the Last Audited Balance Sheet Date, have been in compliance with and not in conflict with, or in default or violation of, the Laws applicable to each of the Group Companies, including Anti-Corruption Laws, in each case except to the extent that the failure to comply therewith has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the past three (3) years, none of the Group Companies has received any written notices of violation or non-compliance with respect to any Laws applicable to it, other than as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) In the last five (5) years, none of the Group Companies nor any of their respective officers, nor to the knowledge of the Company, any employees, agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf, has, directly or indirectly, (i) made, promised, offered or authorized (A) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate or (B) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment or (ii) violated any Anti-Corruption Law applicable to the any of the Group Companies, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Group Companies with respect to the Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened or being investigated.

(c) In the last three (3) years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies nor any of their respective officers, nor to the knowledge of the Company, any employees, agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf, has violated any applicable Anti-Money Laundering Law, and no action, investigation, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Group Companies with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) None of the Group Companies nor any of their respective officers or employees, nor to the knowledge of Company, any agents, representatives, consultants, partners, licensors and subcontractors or any other Person acting on their behalf is currently, or has been in the past five (5) years, (i) a Sanctioned Person, (ii) knowingly transacting any business directly or indirectly with any Sanctioned Person in violation of Sanctions or (iii) taking any action that would cause a Group Company to violate any Sanctions. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving a Group Company with respect to Sanctions is pending or, to the knowledge of the Company, threatened or being investigated. The Group Companies have all Permits necessary for the lawful conduct of their respective businesses as presently conducted or to own, lease and operate their respective properties or assets, except where the failure to have any such Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Last Audited Balance Sheet Date, none of the Group Companies has received any written notice from any Governmental Authority regarding (i) any actual or possible material violation of any Permit, or any failure to comply in any respect with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or adverse modification of any Permit, in each case other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Group Companies comply with the terms of all Permits, and no revocation, withdrawal, suspension, cancellation or adverse modification of any Permit is pending or, to the knowledge of the Company, threatened and none of the Group Companies has received any notice from any Governmental Authority threatening to revoke, withdraw, suspend, cancel or modify in an adverse manner any Permit, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Permit is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.10 Intellectual Property and Data Security.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Group Companies (i) exclusively own all right, title and interest in and to all Owned IP, free and clear of all Liens (other than Permitted Liens) and (ii) possess legally sufficient and enforceable rights to use all other Intellectual Property used in connection with the conduct of the Business, including the Licensed IP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company IP constitutes all Intellectual Property required or necessary for the conduct of the Business as currently conducted. Each item of Company IP will be owned or available for use by the Surviving Company and its Subsidiaries immediately following the Closing Date on substantially identical terms and conditions as it was available for use by the Company and its Subsidiaries prior to the Closing Date.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted or transferred (or is obligated to grant or transfer) to any Person, or has permitted (or is obligated to permit) any Person to retain, an ownership interest (including a joint-ownership interest) or any exclusive license or other exclusive rights in or to any Intellectual Property that is or was Company IP (except pursuant to Contracts otherwise disclosed in the Schedules).

(d) Schedule 4.10(d) sets forth an accurate and complete list of all Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application or filing before any Governmental Authority, Internet domain name registrar or other similar authority, including, for each item, relevant identifying information (the “Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registered IP have been timely paid by or on behalf of the Group Companies and no registrations or applications for Company Registered IP have expired, lapsed, been cancelled, invalidated, challenged, revoked, withdrawn or abandoned.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the Business, including any use or exploitation of the Company Offering, has not and is not currently infringing, misappropriating or otherwise violating any Intellectual Property of any other Person, and no Group Company has received any written charge, complaint, claim, demand or notice alleging any such infringement, violation or misappropriation (including any offer or demand to license any Intellectual Property of any Person (e.g., as a means to avoid or settle alleged or actual infringement, violation or misappropriation). To the knowledge of the Company, no such written charge, complaint, claim, demand or notice, nor any Action, has been made, threatened or is pending (A) alleging any such infringement, misappropriation or violation or (B) challenging the validity, enforceability, registrability, use or ownership of any Owned IP, or challenging the Group Companies’ rights in or use of any Licensed IP.

(f) No Group Company has instituted or threatened in writing to institute any Actions, charges, complaints, demands, proceedings or claims against any Person alleging such Person is infringing, misappropriating or otherwise violating any Intellectual Property and, to the knowledge of the Company, no Person has violated, infringed upon or misappropriated any Owned IP in any material respect.

(g) The Owned IP is subsisting, and to the knowledge of the Company, valid and enforceable. The Group Companies have at all times taken commercially reasonable steps to protect the rights of the Group Companies in the material Owned IP.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each former and current Company Employee and each current and former independent contractor of any Group Company who provides or provided services to any Group Company, in each instance, that was or is involved in the development of any Owned IP has executed a written agreement assigning to a Group Company all right, title and interest in and to such Intellectual Property developed during the course of their work for or provision of services to such Group Company, and has waived all moral rights therein to the extent legally permissible.

(i) To the knowledge of the Company, the Company IT Systems (i) are sufficient in all material respects for the current and contemplated operations of the Business, (ii) operate properly without any material defect, malfunction, unavailability or error, (iii) are reasonably secure against unauthorized access, intrusion, tampering, impairment, disruption, interference and malfunction and (iv) perform in all material respects in accordance with their documentation and otherwise as required by the Group Companies. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company IT Systems contain any Malicious Code as of the date hereof.

(j) To the knowledge of the Company, no Group Company has utilized Open Source Software in connection with any Owned IP that is distributed or licensed to any third party in a manner that creates restrictions or obligations for such Group Company with respect to any Owned IP or that requires, as a condition of such use, distribution, modification or other exploitation, that other Software linked to, combined with, incorporated into, derived from or distributed with such Open Source Software be (x) publicly disclosed, distributed or otherwise made available, including in source code form, (y) contributed to the public domain or licensed for the purpose of making derivative works or reverse engineering, or (z) redistributable at no back charge or minimal charge. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company’s and its Subsidiaries’ use of Open Source Software has at all times complied with all Open Source Software licenses in all material respects, including any applicable notice, attribution, disclosure or other requirement.

(k) Neither the Group Companies nor, to the knowledge of the Company, any other Person, has licensed or disclosed any material Company Source Code to any Person except under appropriate non-disclosure agreements, and the Group Companies have taken commercially reasonable technical, physical and organizational security measures and actions to prevent any unauthorized access, use or disclosure of same. To the knowledge of the Company, no event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to, nor will the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby or thereby, result in any disclosure, delivery, availability, license or release of any material Company Source Code to any third party, whether by the Group Companies, their respective escrow agent(s) or any other Person.

(l) The Group Companies have, since January 1, 2018, established, maintained and implemented commercially reasonable IT and Security Policies designed to (i) identify and address internal and external risks to the security, confidentiality, integrity, availability and privacy of the Company IT Systems and the Protected Information, (ii) implement, monitor and improve technical, physical and organizational security measures, technologies and systems to mitigate such risks, (iii) maintain incident response, reporting and notification procedures with respect to security breaches and other incidents and (iv) implement and maintain disaster recovery, data backup and recovery and business continuity plans, procedures and facilities, in each instance above, in compliance with the Data Requirements and in a manner appropriate to the risks and requirements applicable to or represented by the Business.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have at all times (a) made available, posted and published, as and where required by (and in compliance with) all Privacy and Security Laws and the Data Requirements, as applicable, internal and external privacy policies, disclosures and other Company Privacy Policies on their websites, portals, applications and Company Offerings and (b) complied with all Company Privacy Policies (including current and former versions thereof) and all other Data Requirements. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Group Companies have since January 1, 2018 complied with all Data Requirements, and neither the Company Privacy Policies nor any of the disclosures made or contained therein or in any Contracts involving any Processing of Protected Information have been inaccurate, misleading, or deceptive or in violation of any applicable Laws.

(n) The Group Companies have, in all material respects since January 1, 2018 to the extent required by Privacy and Security Laws, required by written contract that each Person that Processes Protected Information by or on behalf of the Group Companies, including Company Suppliers, (i) comply with all Privacy and Security Laws and other applicable Data Requirements, and (ii) take commercially reasonable measures to ensure the security, confidentiality, integrity, availability and privacy of any Protected Information, including as required by applicable Privacy and Security Law.

(o) Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there have been no Data Security Incidents and no circumstance has arisen in which any Privacy and Security Laws or Data Requirements would require the Group Companies to report to or notify a Governmental Authority, data subject, employee, customer, user or any other Person and (b) to the knowledge of the Company, no third parties that have Processed any Protected Information on the Company’s behalf have (A) suffered any Data Security Incident, (B) breached any Contracts with the Group Companies involving or relating to the security, confidentiality, integrity, privacy or Processing of Protected Information or (C) violated any Data Requirements.

(p) No Group Company has received written notice of, and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority or dispute with any Person) that would reasonably be expected to give rise to, any material Action, Governmental Order, notice, complaint, claim or investigation, from a Governmental Authority or any other Person (including any data subject) alleging any non-compliance with or violation of any Data Requirements or Privacy and Security Laws.

(q) Neither the execution, delivery, or performance of this Agreement or any other Transaction Document nor the consummation of the Transactions will cause, constitute, or result in a material breach or violation of any Data Requirement or require the delivery of any notice to or consent from any Person to transfer, or prohibit the unqualified transfer of, the Protected Information pursuant to this Agreement.

4.11 Contracts; No Defaults.

(a) Schedule 4.11(a) contains a listing of all Contracts (other than purchase orders) described in the clauses below to which, as of the date of this Agreement, any Group Company is a party or by which they or any of their respective assets are bound (such Contracts, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been made available to Acquiror or its agents or representatives prior to the date of this Agreement.

(i) any Contract which restricts in any material respect or contains any material limitations on the ability of any of the Group Companies to compete in any line of business or in any geographic territory, to develop, market or sell products or services, or to compete with any Person;

(ii) any Contract, including leases, rental or occupancy agreements, licenses, installment and conditional sales and other similar arrangements, that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property or any personal property involving aggregate payments in excess of $1,000,000 per annum;

(iii) any Contract not disclosed pursuant to any other clause under this Section 4.11 and which either (A) resulted in revenue or required expenditures in excess of $1,000,000 per annum in the calendar year ended December 31, 2020 or (B) is a contract that either (i) expressly contemplates guaranteed payments to, or required expenditures of, the Group Companies in excess of $1,000,000 during the calendar year ending December 31, 2021 or (ii) has resulted in, during the calendar year ending December 31, 2021 but prior to the date of this Agreement, revenue or required expenditures in excess of $1,000,000;

(iv) any material Contract relating to the licensing of any Intellectual Property (1) by any of the Group Companies to any third party or (2) by any third party to any of the Group Companies (but excluding in each case Non-Scheduled Licenses);

(v) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness, including any agreement or commitment for future loans, credit or financing, but excluding (1) any Contract for Indebtedness involving less than $25,000,000, (2) any Contract for intercompany Indebtedness between the Company and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries and (3) any capitalized lease relating to the use of equipment having an outstanding principal amount less than $25,000,000;

(vi) any Contract under which any Group Company, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned Subsidiaries), in any such case which, individually, is in excess of $5,000,000;

(vii) other than any non-disclosure or confidentiality agreement, any Contract entered into from and after July 1, 2018 pursuant to which any of the Group Companies has acquired or disposed of or agreed to acquire or dispose of, directly or indirectly, by merger or otherwise, a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock or other equity interests or assets that contains currently active, material continuing rights or obligations of the Group Companies, including any indemnification, guarantee, “earn-out” or other contingent payment obligations, but excluding customary buy-side indemnification obligations and confidentiality obligations;

(viii) any Contract (A) establishing any partnership, joint venture, limited liability company or other similar equity investment agreements with any Person (other than any Subsidiary of the Company), or (B) with any material concession company affiliated with the Company;

(ix) any Contract (A) granting to any Person (other than the Group Companies) (x) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests or material assets in any Group Company, (y) rights of exclusivity or similar rights, or (z) “most favored nation” status, or (B) involving the obligation of a Group Company to sell to any Person or Persons (or pursuant to which such sale was made, if there are any ongoing obligations) any capital stock;

(x) any Contract that is a settlement, conciliation or similar Contract with any Governmental Authority (x) with ongoing Liability in excess of $3,000,000 or (y) that includes any obligation (other than the payment of money) to be performed (other than any non-disclosure or confidentiality obligations) or the admission of wrongdoing by any of the Group Companies or any of their respective officers or directors; and

(xi) any Contract that is a Company Affiliate Agreement that will not be terminated at or prior to the Closing.

(b) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date (i) all Material Contracts and Significant Capital Leases to which any of the Group Companies is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of Group Companies party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, as of the date of this Agreement, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Material Contract or Significant Capital Lease, (iii) since the Last Audited Balance Sheet Date through the date of this Agreement, none of the Group Companies have received any written or, to the knowledge of the Company, oral claim or notice of breach of or default under any such Material Contract or Significant Capital Lease, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Material Contract or Significant Capital Lease by the Group Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since the Last Audited Balance Sheet Date through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Material Contract or Significant Capital Lease that such party intends to terminate or not renew any such Material Contract or Significant Capital Lease.

4.12 Employees; Company Benefit Plans.

(a) Schedule 4.12(a) sets forth a list of all material Company Benefit Plans (other than offer letters and similar agreements that are terminable “at will” or for convenience and without the payment of severance or other material obligations).

(b) With respect to each material Company Benefit Plan (whether or not listed on Schedule 4.12(a)), the Company has made available to Acquiror, copies of each plan document (or a written summary of any such unwritten Company Benefit Plan), as currently in effect, and to the extent applicable, (i) the most recent annual report (Form 5500 series) with any required schedules, accountant’s reports and other attachments filed with the IRS with respect to such Company Benefit Plan, (ii) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (iii) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending application for an IRS determination or opinion letter and any correspondence with the IRS related thereto, (iv) the summary plan description, (v) any trust agreement, insurance contract or other funding agreement, and (vi) any administrative services, recordkeeping, investment advisory, investment management or other service agreement.

(c) The Group Companies are in compliance with all applicable Laws relating to the employment of labor, including, without limitation, those relating to, equal opportunity, wages and hours, immigration, discrimination, labor relations, layoffs or plant closings, the payment and withholding of Taxes and other sums, the maintenance and handling of personnel records and occupational health and safety with respect to all employees and individual independent contractors who have performed services for any Group Company, in each case, except to the extent that the failure to comply therewith has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Employees are, or within the last three years have been, covered by a collective bargaining agreement or represented by a union or other labor organization or bargaining agent and to the knowledge of the Company, no union organizing efforts are being, or within the last three years have been, conducted with respect to any Company Employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, within the last three years, there has been no strike, work slowdown, work stoppage or other labor dispute involving Company Employees, nor to the knowledge of the Company is any such strike, work slowdown, work stoppage or other labor dispute threatened. No Group Company is involved in, nor, to the knowledge of the Company, threatened with, any Action or investigation relating to labor or employment matters involving Company Employees, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Group Companies have properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all employees and individual independent contractors who have performed services for any Group Company and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Persons to any Group Company in accordance with such classifications, in each case, except to the extent that the failure to properly classify, withhold, pay or make a filing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Each Company Benefit Plan has been operated, administered and maintained in compliance with its terms and applicable Law, including ERISA and the Code, in each case, except to the extent that the failure to comply therewith has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, nothing has occurred since the date of such favorable determination or opinion letter which would adversely affect the qualified status of such plan. There are no pending or, to the knowledge of the Company, threatened Actions or investigations involving any Company Benefit Plan (other than routine claims for benefits) and the Company has no knowledge of any facts which could give rise to any such Actions or investigations (other than routine claims for benefits), in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law, except to the extent that the failure to timely make such payment has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, individual independent contractors, or directors of a Group Company (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and no Group Company has any Liability, contingent or otherwise, with respect to any such plan.

(i) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (i) materially increase the amount of compensation or benefits otherwise payable under any Company Benefit Plan, (ii) entitle any Company Employee or current or former employee, director or individual independent contractor of a Group Company to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, or (iii) give rise to the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered in operational and documentary compliance with Section 409A of the Code and all regulations and other applicable regulatory guidance issued thereunder, in each case, except to the extent that the failure to comply therewith has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Group Company has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, individual independent contractor, or director of a Group Company for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan (including without limitation any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

4.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) (i) the Group Companies have timely filed, taking into account any extensions, all Tax Returns required to be filed by them and all such Tax Returns are true, complete and accurate, (ii) the Group Companies have paid all Taxes required to be paid by them other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for Taxes on any assets of a Group Company other than Permitted Liens, (iv) no deficiency for any Tax has been asserted or assessed by a taxing authority against a Group Company which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v)  no Group Company is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any agreement entered into in the ordinary course of business not primarily related to Taxes), (vi) no Group Company (x) has been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or any predecessor thereof) or (y) has any Liability for the Taxes of any Person other than the Group Companies pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract and (vii) no Group Company has failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.

(b) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from a Group Company for any taxable period and no request for any such waiver or extension is currently pending.

(c) No audits or other examinations with regard to any Taxes of a Group Company are presently in progress or have been asserted or proposed in writing. Since January 1, 2016, no written claim has been made by a Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to any Taxes in that jurisdiction.

(d) Within the past two (2) years, no Group Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e) No Group Company has been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(f) The Group Companies are not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to a Group Company in respect of any taxable year for which the statute of limitations has not yet expired.

(g) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

(h) Notwithstanding anything to the contrary herein, the representations in Section 4.12 (to the extent a representation relates to Taxes) and this Section 4.13 are the sole representations of the Group Companies with respect to Tax matters. For clarity, nothing in this Section 4.13 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of a Group Company.

4.14 Brokers’ Fees. Except as set forth on Schedule 4.14, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates for which any of the Group Companies has any obligation.

4.15 Insurance. The Company has made available to Acquiror, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and employees of the Group Companies (collectively, the “Insurance Policies”). Except as would not reasonably expected have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Insurance Policies or renewals thereof are in full force and effect, (b) the Group Companies maintain insurance coverage in such amounts and against such risks as are adequate and customary in the industry for the operation of their respective businesses, (c) the Group Companies are in material compliance with the terms of such Insurance Policies, (d) the Insurance Policies are sufficient for compliance with all applicable Laws and material Contracts to which the Group Companies are a party or by which they are bound and (e) since the last Audited Balance Sheet Date until the date of this Agreement, none of the Group Companies has received any written notice of cancellation of, material premium increase with respect to, or alteration of coverage under, any Insurance Policy other than in the ordinary course of business. As of the date hereof, there is no claim by any of the Group Companies pending under any Insurance Policies that has been denied or disputed by the insurer, or in respect of which there is an outstanding reservation of rights, except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.16 Real Property; Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Group Companies have good and marketable title to each parcel of real property owned in fee by the Group Companies (the “Owned Real Property”) (the Owned Real Property, together with the Leased Real Property, shall be referred to as the “Real Property”). A true and correct list of each Owned Real Property and its address is set forth on Schedule 4.16(a).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Owned Real Property is free and clear of all Liens, other than Permitted Liens. No Group Company has leased, subleased, licensed, sublicensed or granted to any Person the right to use or occupy any portion of the Owned Real Property (other than leases or grants of use or occupancy rights whereby the Company received annual base rent or fee of $1,000,000 or less during the year ended December 31, 2020).

(c) The Company has made available to Acquiror true, correct and complete copies of all existing leases, subleases, licenses, sublicenses and other agreements existing as of the date hereof pursuant to which any Group Company uses or occupies, or has the right to occupy, now or in the future, any real property with annual base rent payable during the 2021 calendar year in excess of $1,000,000 (such properties, the “Leased Real Property” and each such lease, sublease, license, sublicense or other occupancy or use agreement, a “Material Lease”), including all modifications, amendments, assignments, guaranties, supplements renewals, extensions, side letters, deferred rent agreements, rent abatement agreements and similar agreements thereto. A list of such Material Leases are set forth on Schedule 4.16(c).

(d) As of the date of this Agreement, each Material Lease is in full force and effect and is binding upon the applicable Group Company, as applicable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Group Companies have a valid leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. No Group Company has leased or granted to any Person the right to use or occupy any portion of the Leased Real Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Group Company is in default under the Material Leases, and to the knowledge of the Company, there are no defaults by any lessor under the Material Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Group Company has received written notice within the twelve (12) months preceding the date hereof of any default under any Material Lease.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property are in reasonable operating condition and repair, ordinary wear and tear excepted. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Real Properties and their condition are suitable for their current use by the Group Companies.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Group Companies enjoy peaceful and undisturbed possession of each Real Property.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no written notice of such a proposed condemnation has been received by the Group Companies.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the assets, properties and rights owned, used or held for use by the Group Companies directly, by Contract or otherwise, and that are related to the Business are sufficient for the Surviving Company to conduct the Business following the Closing substantially as the Business has been conducted on the date of this Agreement.

4.17 Environmental Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) the Group Companies are and since the Last Audited Balance Sheet Date have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all Environmental Permits required under Environmental Laws;

(b) neither the Group Companies nor any of their respective predecessors is subject to any order, decree or judgment that requires a Group Company to undertake any Remedial Action;

(c) there has not been any use, storage, handling, transport, disposal or release of any Hazardous Material by the Group Companies at the Real Property or at any other location and to the knowledge of the Company, no Hazardous Materials have been Released at the Real Property, in each case, in a manner that would reasonably be expected to give rise to a Liability to the Group Companies under any Environmental Laws;

(d) no Group Company has received any unresolved Environmental Claim, and to the knowledge of the Company, there are no Environmental Claims threatened in writing against a Group Company;

(e) the Owned Real Property and to the knowledge of the Company, the Leased Real Property is not subject to any Lien securing the costs of any Remedial Action arising under Environmental Laws; and

(f) the Company has made available to Acquiror copies of all material reports, studies or evaluations in the possession or reasonable control of the Group Companies prepared since the Last Audited Balance Sheet Date pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in, on or under the Real Property.

4.18 Absence of Changes.

(a) Since the Last Audited Balance Sheet Date, there has not been any Effect relating to any of the Group Companies which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Last Audited Balance Sheet Date through the date of this Agreement, excluding any deviations from the ordinary course of business of the Group Companies or any actions, activities or conduct of any Group Company taken (or not taken) to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 on the Group Companies’ business, including the COVID-19 Measures, which shall be deemed to be taken in the “ordinary course of business” for purposes of this Section 4.18(b), the Group Companies have, in all material respects, conducted their business and operated their properties in the ordinary course of business and, except as required or contemplated by this Agreement, there has not been any action or activity taken by any of the Group Companies that would have been prohibited by Section 6.01 (other than clauses (c), (i) and (o) of Section 6.01) if such action or activity occurred during the Interim Period.

4.19 Affiliate Agreements. Except as set forth in Schedule 4.19, no Group Company is a party to (a) any Contract between any Group Company, on the one hand, and a Company Affiliated Person (other than employment agreements entered into with any director, manager, officer or employee of a Group Company in the ordinary course of business or any Company Benefit Plans), on the other hand, and (b) any other material business arrangement or relationship between such Group Company and any Company Affiliated Person (other than in the case of any director, manager, officer or employee of a Group Company, employment or consultancy relationships in the ordinary course of business) (each of the foregoing in clauses (a) and (b), a “Company Affiliate Agreement”).

4.20 Information Supplied. None of the information supplied or to be supplied by any Group Company, or by any other Person acting on behalf of any Group Company, in writing specifically for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Transaction Document; (b) in the Proxy Statement (or any amendment or supplement thereto); (c) in the Registration Statement; or (d) in the mailings or other distributions to the Acquiror’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (d), will, when first filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.20, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.21 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to any Group Company in connection with this Agreement, the Merger or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any Group Company is subject, party or otherwise bound.

4.22 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the Group Companies and their Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that the Group Companies have made their own investigation of the Acquiror and that neither the Acquiror nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those given by the Acquiror in Article V, any certificate delivered in accordance with Section 9.03(c) and the other Transaction Documents to which any such Person is a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror. Without limiting the generality of the foregoing, it is understood that, except to the extent covered by Section 5.13, any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Acquiror, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as set forth in Article V of this Agreement or any certificate delivered in accordance with Section 9.02(b).

4.23 No Additional Representations and Warranties. Except as otherwise provided in this Article IV (as modified by the applicable Schedules in accordance with (and subject to) Section 11.07) or any certificate delivered in accordance with Section 9.02(b), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror shall rely on their own examination and investigation thereof. None of the Company’s Affiliates nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such Related Party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR

Except as qualified by the Acquiror Schedules in accordance with (and subject to) Section 11.07, or as set forth in the Acquiror SEC Reports filed or furnished by Acquiror on or after December 29, 2020 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Acquiror represents and warrants to the Company as follows:

5.01 Corporate Organization. Acquiror is duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands. From and after the Domestication and as of the Closing, Acquiror will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power and authority to own, lease or operate all of its assets and properties and to conduct its business as it is now being conducted, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The copies of the Acquiror Governing Documents, as previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Governing Documents. Acquiror is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Acquiror has no Subsidiaries or any equity or other interests in any Person.

5.02 Due Authorization.

(a) Acquiror has all requisite exempted company, corporate or entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and (subject to the approvals described in Section 5.07), upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Transaction Document by Acquiror and the consummation of the Transactions have been duly and validly authorized and approved by all requisite action and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is or will be necessary to authorize this Agreement or such Transaction Documents or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Document has been or will be on or prior to Closing, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Document constitutes or will constitute, on or prior to Closing, a legal, valid and binding obligation of each of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At the Special Meeting, assuming that a quorum is present, (i) only an Acquiror Ordinary Resolution shall be required to approve the Transaction Proposal, the NYSE Proposal, the Acquiror Omnibus Incentive Plan Proposal, the Acquiror Employee Stock Purchase Plan Proposal and the Acquiror Adjournment Proposal, (ii) only an Acquiror Special Resolution shall be required to approve the Domestication Proposal and the Governing Document Proposal and (iii) with respect to any Additional Proposals proposed to the Acquiror Shareholders, only the requisite approval required under the Acquiror Governing Documents, the Companies Act or other applicable law (the approval by Acquiror Shareholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval is the only vote of any of Acquiror’s capital stock necessary to adopt this Agreement and any Transaction Document and to approve the Transactions (including the filing of the Preferred COD with the Secretary of State of the State of Delaware).

(c) At a meeting duly called and held, the Acquiror Board has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Acquiror and its shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the shareholders of Acquiror approval of each of the matters requiring the Acquiror Stockholder Approval.

5.03 No Conflict. Subject to the receipt of Acquiror Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 5.07, the execution, delivery and performance of this Agreement and each of the other Transaction Documents by each of Acquiror and (in the case of Acquiror), upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Governing Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which has not had or would not reasonably be expected, individually or in the aggregate, to have an Acquiror Material Adverse Effect.

5.04 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of Acquiror, threatened, Actions and there are no pending or, to the knowledge of Acquiror, threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, would reasonably be expected, individually or in the aggregate, to have an Acquiror Material Adverse Effect. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, Acquiror is, and since December 29, 2020 has been, in compliance in all material respects with all applicable Laws. Acquiror has not received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror at any time since December 29, 2020, which violation would reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Since December 29, 2020, and except where the failure to be, or to have been, in compliance with such Laws has not had or would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (i) there has been no action taken by Acquiror or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror, in each case, acting on behalf of Acquiror, in violation of any applicable Anti-Corruption Law, (ii) Acquiror has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) Acquiror has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) Acquiror has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

5.06 Employee Benefit Plans. Except as may be contemplated by the Acquiror Omnibus Incentive Plan Proposal or the Acquiror Employee Stock Purchase Plan Proposal, there are no Acquiror Benefit Plans. The execution and delivery of this Agreement and the consummation of the Transactions will not (a) entitle any employee or individual independent contractor of Acquiror to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Acquiror Benefit Plan, or (b) give rise to the payment of any “excess parachute payment” within the meaning of Code Section 280G.

5.07 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) applicable requirements of the HSR Act and any other applicable Antitrust Laws, Securities Laws and NYSE, (c) the filing and effectiveness of the Acquiror Domestication Documents, and (d) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

5.08 Financial Ability; Trust Account

(a) . As of the date hereof, there is at least two-hundred and forty-six million dollars ($246,000,000) invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 2, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Governing Documents and Acquiror’s final prospectus dated as of March 2, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions or investigations pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since December 29, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). The Acquiror has not taken any actions to dissolve or liquidate pursuant to the Acquiror Organizational Documents or to dissolve and liquidate all of the assets of Acquiror.

5.09 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect:

(a) (i) Acquiror has timely filed, taking into account any extensions, all Tax Returns required to be filed by it and all such Tax Returns are true, complete and accurate, (ii) Acquiror has paid all Taxes required to be paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Actions, (iii) there are no Liens for Taxes on any assets of Acquiror other than Permitted Liens, (iv) no deficiency for any Tax has been asserted or assessed by a taxing authority against Acquiror which deficiency has not been paid or is not being contested in good faith in appropriate Actions, (v) Acquiror is not a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, (vi) Acquiror (x) has not been a member of any affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or (y) does not have any Liability for the Taxes of any Person other than Acquiror pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract and (vii) Acquiror has not failed to withhold, collect or timely remit all amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to a vendor, employee, independent contractor, creditor, stockholder or any other Person.

(b) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Acquiror for any taxable period and no request for any such waiver or extension is currently pending.

(c) No audits or other examinations with regard to any Taxes of Acquiror are presently in progress or have been asserted or proposed in writing. No written claim has been made by a Governmental Authority in a jurisdiction where Acquiror does not file Tax Returns that Acquiror is or may be subject to any Taxes in that jurisdiction.

(d) Within the past two (2) years, Acquiror has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(e) Acquiror has not been a party to a transaction that, as of the date hereof, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law).

(f) Acquiror is not subject to any private letter ruling of the IRS or comparable ruling of any Governmental Authority, and, as of the date hereof, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to Acquiror in respect of any taxable year for which the statute of limitations has not yet expired.

(g) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment.

(h) Notwithstanding anything to the contrary herein, the representations in Section 5.06 (to the extent a representation relates to Taxes) and this Section 5.09 are the sole representations of Acquiror with respect to Tax matters. For clarity, nothing in this Section 5.09 or otherwise in this Agreement shall be construed to provide any representation or warranty as to the amount, condition or availability for use in any taxable period after the Closing Date of any net operating loss, capital loss or Tax credit carryforward or other similar Tax attribute of Acquiror.

5.10 Brokers’ Fees. Except as set forth on Acquiror Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates.

5.11 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Except as set forth on Acquiror Schedule 5.11(a), Acquiror has filed or furnished in a timely manner all required proxy statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 29, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities related to its initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, which have not had or would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is a Business Combination.

(c) There is no Liability of Acquiror, except for Liabilities (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period March 31, 2021in the ordinary course of business of Acquiror, (iii) that are Outstanding Acquiror Expenses, (iv) arising under this Agreement or the performance by Acquiror of its obligations hereunder, (v) that have not been and would not, individually or in the aggregate, reasonably be expected to be material to Acquiror or (vi) disclosed in Acquiror Schedule 5.12(c).

(d) (i) Since the date of Acquiror’s formation, there has not been any Effect relating to Acquiror which has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect and (ii) from December 29, 2020 through the date of this Agreement, Acquiror has not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the date hereof.

5.13 Registration Statement. None of the information relating to Acquiror supplied by Acquiror, or by any other Person acting on behalf of Acquiror, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.13, no representation or warranty is made by Acquiror with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of Acquiror for use therein.

5.14 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those given by the Company in Article IV, any certificate delivered in accordance with Section 9.02(b) and the other Transaction Documents to which any such Person is a party, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, except to the extent covered by Section 4.20, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Group Companies are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any other certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15 Capitalization

(a) The authorized share capital of Acquiror consists of (i) 1,000,000 preference shares of a par value US$0.0001 each, of which none are issued and outstanding as of the date of this Agreement, (ii) 300,000,000 class A ordinary shares of a par value of US$0.0001 each, of which 25,483,700 are issued and outstanding as of the date of this Agreement; and (iii) 20,000,000 Class B ordinary shares of a par value of US$0.0001 each, of which 6,370,925 are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 13,892,394 Acquiror Warrants are issued and outstanding. All of the issued and outstanding Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Class B Common Stock held by the Sponsor.

(b) Except for this Agreement, the Acquiror Warrants, the Forward Purchase Contract and the Subscription Agreements, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Class A Common Stock, Acquiror Class B Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Governing Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock, Acquiror Class B Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the transactions contemplated by the Forward Purchase Contract or the Subscription Agreements that have not been or will not be waived on or prior to the Closing Date.

(c) Subject to approval of the Proposals, the shares of Applicable Surviving Company Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Acquiror and will be free and clear of all Liens (other than Liens arising pursuant to applicable securities Laws or under the Transaction Documents).

(d) Except (i) for the Registration Rights Agreement entered into on March 2, 2021 by and among the Acquiror and certain stockholders of Acquiror, (ii) as set forth in the Acquiror Governing Documents and (iii) in connection with the Transactions (including under the Subscription Agreements and Forward Purchase Contract), there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Acquiror is a party or by which Acquiror is bound with respect to any ownership interests of Acquiror.

5.16 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ISOS”. Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

5.17 Contracts; No Defaults.

(a) Acquiror Schedule 5.17(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement, the Forward Purchase Contract and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Acquiror Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Acquiror Schedule 5.17(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and are enforceable by Acquiror in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror or, to the knowledge of Acquiror, as of the date of this Agreement, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 29, 2020, Acquiror has not received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 29, 2020 through the date hereof, Acquiror has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18 Title to Property. Except as set forth on Acquiror Schedule 5.18, Acquiror (a) does not own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19 Investment Company Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940. Acquiror constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

5.20 Affiliate Agreements. Except as set forth on Acquiror Schedule 5.20, Acquiror is not a party to any Contract with any (i) present or former executive officer or director of any of Acquiror, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing in clauses (i)-(iii), an “Acquiror Affiliate Agreement”).

5.21 Takeover Statutes and Charter Provisions. The Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions, including the Merger and the issuance of the Aggregate Closing Common Stock Consideration and the Closing Preferred Stock Consideration. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Aggregate Closing Common Stock Consideration or the Closing Preferred Stock Consideration or any of the other Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

5.22 Forward Purchase Contract; PIPE Investment Amount; Preferred Investment Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of (i) the Forward Purchase Contract, (ii) each of the Common Subscription Agreements, pursuant to which the Common Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Class A Common Stock for an aggregate amount equal to one hundred fifty million dollars ($150,000,000) (such amount, the “PIPE Investment Amount”) and (iii) each of the Preferred Subscription Agreements, pursuant to which the Preferred Subscribers party thereto have committed, subject to the terms and conditions therein, to purchase shares of Acquiror Preferred Stock for an aggregate amount equal to ninety-five million dollars ($95,000,000) (such amount, the “Preferred Investment Amount”). The Forward Purchase Contract and each of the Subscription Agreements are each in full force and effect and are legal, valid and binding upon Acquiror and, to the knowledge of the Acquiror, the FP Investors or the Subscribers party thereto, as applicable, enforceable in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Forward Purchase Agreement has not been, and none of the Subscription Agreements have been, withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, no Subscribers has delivered notice of its intention to withdraw, terminate, amend or modify the Forward Purchase Agreement or any of the Subscription Agreements, and to the knowledge of the Acquiror, the commitments contained in the Forward Purchase Contract and the Subscription Agreements have not been withdrawn, terminated or rescinded by the Subscribers party thereto in any respect. There are no side letters or Contracts to which Acquiror is a party related to the provision or funding, as applicable, of the purchases contemplated by the Forward Purchase Contract and the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Forward Purchase Contract, the Subscription Agreements or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Contract and the Subscription Agreements that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Forward Purchase Contract and the Subscription Agreements. Acquiror has, and to the knowledge of Acquiror, the FP Investors that have executed the Forward Purchase Contract and the Subscribers that have executed Subscription Agreements have, complied in all material respects with all of its obligations under the Forward Purchase Contract and the Subscription Agreements. To the knowledge of the Acquiror, there are no conditions precedent or other contingencies related to the consummation of the purchases set forth in the Forward Purchase Contract and the Subscription Agreements, other than as expressly set forth in the Forward Purchase Contract and the Subscription Agreements. To the knowledge of Acquiror, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or the FP Investors party to the Forward Purchase Contract or (ii) constitute a default or breach on the part of Acquiror or the Subscribers party to Subscription Agreements. As of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause any condition to the consummation of the purchase under the Forward Purchase Contract not to be satisfied.

5.23 No Additional Representation or Warranties. Except as otherwise provided in this Article V (as modified by the applicable Acquiror Schedules in accordance with (and subject to) Section 11.07) or any certificate delivered in accordance with Section 9.03(c), the Acquiror expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquiror or the Acquiror’s assets. Except as set forth in (or pursuant to) the Transaction Documents, (a) none of the Acquiror’s Affiliates nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and (b) no such Related Party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

Article VI

COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (w) as set forth on Schedule 6.01, (x) as expressly contemplated or permitted by this Agreement, (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or (z) as required by Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, (ii) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries, (iii) use commercially reasonable efforts to keep available the services of their present officers, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that in the case of each of the preceding clauses (i)-(iv), the Company may, in connection with COVID-19 or any COVID-19 Measures, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries or to preserve its business or (B) to respond to third-party supply or service disruptions caused by COVID-19, including the COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to COVID-19 shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01. Without limiting the generality of the foregoing, except (w) as set forth on Schedule 6.01, (x) as expressly contemplated by this Agreement, (y) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or (z) required by Law (including COVID-19 Measures), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of any Group Company in any material respect;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to any of the stockholders or member, as applicable, of any of the Group Companies or make any other distribution in respect of any of the Group Companies’ capital stock or other equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary, (ii) effect any recapitalization, reclassification, combination, split or otherwise amend the terms of any shares or series of the Group Companies’ capital stock or equity interest, or effect other change in the capitalization of any of the Group Companies, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or other equity interest or securities convertible into or exchangeable for shares of its capital stock or other equity interest, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock or other equity interest, or split, combine or reclassify any shares of its capital stock or other equity interest, other than (A) the issuance of shares upon the exercise of options outstanding as of the date of this Agreement and (B) transactions among the Company and its wholly-owned Subsidiaries or (iv) except pursuant to the Company Option Plan, purchase, repurchase, redeem or otherwise acquire, or offer to purchase, repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any of the Group Companies;

(c) amend or modify any material term of (in a manner materially adverse to the Group Companies), terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.11(a)(i) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.11(a)(i)), or under any Material Lease or Significant Capital Lease other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Group Companies, taken as a whole (including Company IP), except for (i) transactions solely among the Company and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) sales of inventory in the ordinary course of business, (iv) transactions pursuant to any Contract existing as of the date of this Agreement, (v) sales, abandonment, lapses of assets or items or materials (in each case other than Company IP) in an amount not in excess of $10,000,000 individually and $50,000,000 in the aggregate, (vi) Permitted Liens, and (vii) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole;

(e) with respect to Owned IP, and notwithstanding Section 6.01(d), in any transaction or series of transactions, distribute, pledge, assign, sell, lease, transfer, exclusively license, waive, grant immunities, transfer, convey, abandon (including by means of failing to maintain, protect, renew or enforce, or failing to pay applicable maintenance, renewal, registration, license, usage or other fees or other dues), permit to lapse, or expire or otherwise dispose of any Owned IP or any portion thereof, except in the ordinary course of business;

(f) adopt or enter into a plan of, or enter into effect a, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Group Companies (other than the Transactions);

(g) sell, assign, transfer, convey, lease or otherwise dispose of any tangible assets or properties of the Group Companies that have a fair market value of greater than $10,000,000 individually or $50,000,000 in the aggregate, including the Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business, (ii) transactions among the Group Companies and their wholly-owned Subsidiaries or among their wholly-owned Subsidiaries, (iii) sales of inventory in the ordinary course of business or (iv) pursuant to Contracts in effect as of the date hereof;

(h) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(i) (i) limit the right of any Group Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, (ii) grant any exclusive or similar rights to any Person, or (iii) enter into, renew, amend, modify, terminate (excluding any expiration in accordance with its terms) or extend any other Contract of the type described in Section 4.11(a) to which any Group Company is or would be a party or by which any Group Company may be bound, except, in each case, to the extent such action (A) is taken in the ordinary course of business or (B) is not materially adverse to any of the Group Companies;

(j) (i) make (other than on an originally filed Tax Return), change or rescind any material Tax election, (ii) change any annual Tax accounting period or any material method of Tax accounting, (iii) file any amended material Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries, (iv) settle, compromise, or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes, or (v) enter into a closing agreement with respect to any material amount of Tax;

(k) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(l) enter into, renew or amend in any material respect any Company Affiliate Agreement (or any Contract that, if existing on the date hereof, would constitute a Company Affiliate Agreement);

(m) waive, release, compromise, settle or satisfy any pending or threatened material investigation, claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 in the aggregate in amounts payable by any of the Group Companies in settlement or satisfaction thereof, after contribution from available insurance proceeds;

(n) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $25,000,000 other than (x) solely between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) amounts available in accordance with the terms of the revolving credit facility under the Existing First Lien Credit Agreement as of the date of this Agreement, and any refinancing thereof, or (z) capital leases in the ordinary course of business, provided that, in no event shall any such Indebtedness be subject to any material prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to any of the Group Companies the terms of or any agreement with respect to any such outstanding Indebtedness; provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or in the ordinary course of business with respect to individuals with annual base compensation of less than $250,000: (A) increase the compensation of any current or former employee, officer, individual independent contractor or director of the Company or any of its Subsidiaries; (B) increase the benefits payable to any current or former employee, officer, individual independent contractor, or director of the Company or any of its Subsidiaries; (C) grant, award or provide any bonus, severance, retention, change-in-control, equity or equity-based compensation, or similar benefit to any current or former employee, officer, individual independent contractor, or director of the Company or any of its Subsidiaries; (D) accelerate the payment or vesting of any compensation or benefit payable to any current or former employee, officer, individual independent contractor, or director of the Company or any of its Subsidiaries; (E) terminate (other than for cause) or hire (other than to replace an employee who has resigned or been fired for cause) any employee, officer or independent contractor (that is an individual) of the Company or any of its Subsidiaries with annual base compensation equal to or greater than $250,000; or (F) establish, adopt, enter into, terminate or materially amend any Benefit Plan (other than offer letters and similar agreements that are terminable “at will” or for convenience and without the payment of severance or other material obligations); and

(p) enter into any binding agreement to do any action prohibited under this Section 6.01.Notwithstanding anything to the contrary in this Section 6.01, the Group Companies’ failure to take any action prohibited by this Section 6.01 will not be a breach of the first sentence of this Section 6.01. In addition, the parties acknowledge and agree that an e-mail from an officer or director of Acquiror (or such other individuals as Acquiror may specify by notice to the Company) referencing this Section 6.01 and granting consent shall constitute valid form of consent of Acquiror for all purposes under this Section 6.01.

6.02 No Claim Against the Trust Account. Reference is made to the final prospectus of Acquiror, dated as of March 2, 2021 and filed with the SEC (File Nos. 333-252283 and 333-253811) on March 4, 2021. The Company hereby understands and acknowledges that Acquiror has established the Trust Account containing the proceeds of its initial public offering and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including Acquiror’s underwriters to the extent they have acquired overallotment shares, the “Acquiror Public Stockholders”) and that disbursements from the Trust Account are available only in certain limited circumstances in accordance with the Trust Agreement. Accordingly, for and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company (on behalf of itself and its Affiliates) hereby agrees that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating to, this Agreement or any other Transaction Document, any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company (on behalf of itself and its Affiliates) hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy for monetary damages shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of a Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Acquiror Public Stockholders (solely in such capacity), whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the other provisions of this Section 6.02, (i) references to distributions from the Trust Account (including “distributions therefrom”) means distributions to the Acquiror Public Stockholders and (ii) “Released Claims” do not include, and the release contained herein shall not apply to, any claim (A) that arises as a result of, in connection with or relating to a written agreement entered into following execution of this Agreement (except as set forth in such written agreement) (B) against monies released to the Company or Acquiror or any of its Affiliates in connection with a Business Combination or (C) claims by any person in a capacity as an Acquiror Public Stockholder.

6.03 Requisite Approval. Upon the terms set forth in this Agreement, the Company shall (a) seek the written consent, in form and substance reasonably acceptable to Acquiror, of the Company Stockholders constituting the Company Stockholder Approval in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement via written consent (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within three (3) Business Days after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Shares for the purpose of voting solely upon the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-five (25) days after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company Board shall recommend to the Company Stockholders that they approve and adopt this Agreement and approve the Merger and all other Transactions (the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Acquiror the Company Board Recommendation.

6.04 Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Group Company would be or become subject, party or otherwise bound.

6.05 No Trading. The Company acknowledges and agrees that it is aware, and that its Subsidiaries, directors and officers have been made aware, of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not, and it shall cause its Subsidiaries not to, purchase or sell any securities of Acquiror in violation of such Laws, or cause or encourage any Person to do the foregoing.

6.06 Exclusivity. During the Interim Period, the Company shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Acquiror, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Company Acquisition Proposal. The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Company Acquisition Proposal. To the extent any action is taken by any of the Company’s Affiliates or Representatives in breach of this Section 6.06, the Company shall be responsible for such breach as if such action was taken by the Company directly and as if such Affiliate or Representative was a party to this Agreement. The Company agrees that the rights and remedies for noncompliance with this Section 6.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror.

6.07 Cash Election Consideration Cap Increase. At or prior to the Closing, at the election of the Company, the dollar amount set forth in clause (a) of the Cash Election Consideration Cap shall be increased by an amount specified by the Company not to exceed $30,000,000 with the prior written consent of (a) Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) Atairos.  The increase described in this Section 6.07 shall be in addition to, and not in limitation of, any increase in such amount contemplated by the definition of Option Election Consideration Cap.

Article VII

COVENANTS OF ACQUIROR

7.01 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless each present and former director and officer of Acquiror, the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror, the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Company shall (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws, memorandum and articles of association and other Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Company shall assume, and be liable for and honor each of the covenants in this Section 7.01.

(b) For a period of six (6) years from the Effective Time, the Surviving Company shall maintain in effect directors’ and officers’ liability insurance covering (i) those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) and (ii) those Persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives), in each case, on terms not less favorable than the better of (A) the terms of the current directors’ and officers’ liability insurance policies in place for the Company’s and its Subsidiaries’ directors and officers, (B) the terms of the current directors’ and officers’ liability insurance policies in place for the Acquiror’s directors and officers, and (C) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NYSE which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Company (including the Company and its Subsidiaries); provided, that in no event shall the Surviving Company be required to pay an annual premium for such insurance in excess of the greater of 300% of the aggregate annual premium payable by the Company and its Subsidiaries or Acquiror for such applicable insurance policy for the year ended December 31, 2020; provided, however, that (i) the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Merger indefinitely and shall be binding on the Surviving Company and all successors and assigns of the Surviving Company. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 7.01. The obligations of the Surviving Company under this Section 7.01 shall not be terminated or modified in such a manner as to materially and adversely affect any present or former director or officer of Acquiror, the Company or each of its Subsidiaries to whom this Section 7.01 applies without the consent of the affected Person.

7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as (w) set forth on Acquiror Schedule 7.02, (x) as expressly contemplated or permitted by this Agreement (including the Domestication and the Merger), (y) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as (z) required by Law, Acquiror shall not:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Acquiror Governing Documents or change, modify or amend the Trust Agreement or the Acquiror Governing Documents;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B)  split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Class A Common Stock required by the Offer or as otherwise required by Acquiror’s Governing Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) (A) make (other than on an originally filed Tax Return), change or rescind any material Tax election, (B) change any annual Tax accounting period or any material method of Tax accounting, (C) file any amended material Tax Return that could materially increase the Taxes payable by Acquiror, (D) settle, compromise, or abandon any claim, investigation, audit or controversy relating to a material amount of Taxes, or (E) enter into a closing agreement with respect to any material amount of Tax;

(iv) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute an Acquiror Affiliate Agreement) other than as contemplated by clause (viii)(B) below;

(vi) enter into any material Contract or amend or modify any term of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract to which Acquiror is a party (including placement agent agreements);

(vii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to any pending or threatened Action);

(viii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Indebtedness that satisfies each of the following: (A) used solely for Acquiror’s (1) ordinary course administrative costs and expenses and transaction expenses incurred in connection with the Transactions (including performance under any Transaction Documents) in compliance with this Agreement and each other Transaction Document to which Acquiror is a party or (2) following consultation with the Company, non-ordinary course costs and expenses and transaction expenses, in each case, incurred in connection with the Transactions (including performance under any Transaction Documents) in compliance with (and not in breach of) this Agreement and each other Transaction Document to which Acquiror is a party; and (B) such Indebtedness is a loan made by the Sponsor or any of its Affiliates to Acquiror without interest or other fees, costs or expenses of Acquiror; provided that, any such Indebtedness, in the aggregate, does not to exceed $1,500,000 (the “Acquiror Debt Limit”) and to the extent that such Indebtedness does exceed the Acquiror Debt Limit, the Sponsor shall, or shall cause its Affiliates to, forgive any such amount in excess of the Acquiror Debt Limit;

(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (ii) the Transactions (including the transactions contemplated by the Forward Purchase Contract or the Subscription Agreements) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(x) except as contemplated by the Acquiror Omnibus Incentive Plan, (A) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries following Closing;

(xi) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror (other than the Transactions);

(xii) make any capital expenditures;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

(xv) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its assets and properties;

(xvii) form any Subsidiary; or

(xviii) enter into any agreement or undertaking to do any action prohibited under this Section 7.02.

(b) During the Interim Period, Acquiror shall comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror may be a party.

7.03 Trust Account; Proceeds and Related Available Equity.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed at Closing in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Acquiror Class A Common Stock in connection with the Offer; (ii) the payment of the Outstanding Company Expenses, Outstanding Acquiror Expenses and any loans made by the Sponsor or any of its Affiliates to Acquiror without interest (if any) pursuant to Section 3.05(a) and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.03(h); and (iii) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (i) and (ii), to be disbursed to Acquiror or at its direction in accordance with this Agreement.

(b) If the Closing Acquiror Cash as of the anticipated Closing (assuming satisfaction or waiver of the conditions set forth in Article IX) is reasonably expected to be less than the Company’s Required Funds, then the Acquiror and its Representatives, in cooperation with the Company and its Representatives, shall be entitled to solicit and arrange for and enter into a subscription agreement for the purchase by third Persons of, additional shares of Acquiror Class A Common Stock on the terms of the applicable Common Subscription Agreement (and at a subscription price of no less than $10 per share) in an aggregate amount such that the Closing Acquiror Cash is, at or immediately prior to the Closing, equal to the Company’s Required Funds (or such greater amount as agreed to by the Company in its sole discretion) after giving effect to such subscriptions, and such subscriptions made pursuant to this sentence shall be added to the definition and amount of Closing Acquiror Cash including for purposes of Section 9.03(g) (without duplication). Notwithstanding the foregoing, (i) the Acquiror shall not sell or issue more than 5,000,000 additional shares of Acquiror Class A Common Stock pursuant to this Section 7.03(b) without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed and (ii) in any event, the Acquiror may not sell or issue shares of Acquiror Class A Common Stock to the Persons set forth on Acquiror Schedule 7.03(b) or any of their Affiliates without the prior written consent of the Company as exercised in its sole discretion.

7.04 Acquiror NYSE Listing.

(a) From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock to be listed on, the NYSE.

(b) Acquiror shall use reasonable best efforts to cause the Surviving Company Class A Common Stock to be issued in connection with the Transactions (including any shares of Surviving Company Class A Common Stock to be issued to holders of Converted Options in connection with an exercise of such Converted Options) to be approved for listing on the NYSE as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.05 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.06 Financing. Acquiror shall use commercially reasonable efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Forward Purchase Contract and the Subscription Agreements), on or prior to the Closing Date, to consummate the transactions contemplated by the Forward Purchase Contract and the Subscription Agreements on the terms and conditions described or contemplated therein, including using commercially reasonable efforts to (a) comply with its obligations under the Forward Purchase Contract and the Subscription Agreements, (b) maintain in effect the Forward Purchase Contract and the Subscription Agreements in accordance with the terms and conditions thereof, (c) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the Forward Purchase Contract and the Subscription Agreements, (d) deliver notices to the counterparties to the Forward Purchase Contract and the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Forward Purchase Contract and the Subscription Agreements, (e) enforce its rights under the Forward Purchase Contract and the Subscription Agreements to cause the FP Investors or a Subscriber, as applicable, to pay to (or as directed by) Acquiror the applicable purchase price (or other consideration) under the Forward Purchase Contract or such Subscriber’s applicable Subscription Agreement in accordance with its terms, and (f) in the event that all conditions in the Forward Purchase Contract and the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Forward Purchase Contract and the Subscription Agreements at or prior to the Closing. The Company shall use commercially reasonable efforts to cooperate with Acquiror in Acquiror’s performance and satisfaction of the foregoing obligations. Acquiror shall not amend the terms or conditions of, or waive any provision or remedy (in whole or in part) under, or replace or terminate, the Forward Purchase Contract, the Apollo Fee Letter or any Subscription Agreement in any manner without the Company’s prior written consent. Acquiror shall give the Company prompt written notice upon having actual knowledge of (i) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Forward Purchase Contract or any of the Subscription Agreements, (ii) the receipt of any written notice or other written communication from any party to the Forward Purchase Contract or any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the Forward Purchase Contract or any Subscription Agreement of any provisions of the Forward Purchase Contract or any Subscription Agreement, and (iii) any expected or actual underfunding of any amount under the Forward Purchase Contract or any Subscription Agreement.

7.07 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of equity securities of the Surviving Company pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Company following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.08 Director and Officer Indemnity. On the Closing Date, the Surviving Company shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Acquiror Schedule 7.08, which indemnification agreements shall continue to be effective following the Closing.

7.09 Exclusivity. During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Acquiror Business Combination Proposal. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquiror Business Combination Proposal. Acquiror agrees that the rights and remedies for noncompliance with this Section 7.09 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

7.10 Acquiror Warrants. By virtue of the Domestication and without any action on the part of any holder of Acquiror Warrants, subject to the terms of the Sponsor Support Agreement, each Acquiror Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall entitle the holder thereof to acquire one share of Acquiror Class A Common Stock (after giving effect to the Domestication) at an exercise price of eleven dollars and fifty cents ($11.50), subject to adjustment as set forth in Section 4 of the Warrant Agreement.

7.11 Termination of Certain Agreements. On and as of the Closing, Acquiror shall (i) take all actions necessary to cause the Contracts listed on Acquiror Schedule 7.11 to be terminated without any further force and effect and without any cost or other Liability to Acquiror or the Surviving Company and its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing, (ii) waive, and caused to be waived, any anti-dilution or similar protections in favor of Acquiror or any of its stockholders (including those set forth in Section 17 of the Acquiror Governing Documents) and (iii) waive, and cause to be waived, any right in favor of Acquiror or any of its stockholders to convert any working capital loans into Acquiror Warrants.

7.12 Employment Agreements. Acquiror shall use commercially reasonable efforts to enter into employment agreements with each individual listed on Acquiror Schedule 7.12(a) in the form to be provided to Acquiror by the Company and each such individual, which employment agreements shall be in substantially the form of the individual’s current employment agreement, but with such additions, variations and changes as contemplated by Acquiror Schedule 7.12(b), and with such other additions, variations and changes that are not inconsistent with the terms and conditions described on Acquiror Schedule 7.12(b) as the Company and each such individual shall, in consultation with Acquiror, mutually agree. The Company shall consider in good faith any comments or suggestions from Acquiror regarding the terms of such employment agreements, and the Company shall keep Acquiror apprised of any recommendations that the Company shall receive from any third-party compensation consultant engaged to advise on the terms thereof.

7.13 Preferred COD. Acquiror shall take all action to cause the Acquiror Board to adopt and approve the Preferred COD and authorize the filing of the Preferred COD with the Secretary of State of the State of Delaware.

Article VIII

JOINT COVENANTS

8.01 HSR Act and Regulatory Approvals.

(a) In connection with the Transactions, the parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The parties shall use their reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the other party as promptly as reasonably practicable all information required for any application or other filing required to be made by such party pursuant to any Antitrust Law. The parties shall substantially comply with any Information or Document Requests.

(b) The parties shall request early termination of any waiting period under the HSR Act (to the extent permitted by applicable Law) and exercise their reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) The parties shall cooperate in good faith with the Regulatory Consent Authorities and exercise their reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that nothing in this Section 8.01 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and Acquiror and its Affiliates shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

(d) Each party shall promptly notify the other party of any substantive communication with, and furnish to such party copies of any notices or written communications received by, the party or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and such party shall permit counsel to the other party an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided that such party shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Each party agrees to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of such party, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that each party may, as it deems advisable and necessary, designate any materials provided to the other party under this Section 8.01 as “outside counsel only.”

(e) Acquiror and the Company shall each be responsible for the payment of fifty percent (50%) of any filing fees payable to the Regulatory Consent Authorities or any other Governmental Authorities (including the SEC) in connection with the Transactions.

(f) Each party shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transaction; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Transactions.

8.02 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.01, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.02, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, the Company or its Subsidiaries be obligated to bear any expense or pay any fee (other than ordinary course legal fees and expenses or payments to a Governmental Authority) or, except for Acquiror and the Company in accordance with Section 8.01(e), grant any concession to a third party in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.03 Preparation of Registration Statement; Special Meeting.

(a) The Company agrees to use its reasonable best efforts to provide Acquiror with all information regarding the results of operations, management and business of the Company and its Subsidiaries required by Acquiror to be included in the Registration Statement, including unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company as at and for the nine months ended March 28, 2021, in each case, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”). The Company shall use its reasonable best efforts, and the Company shall cause its Subsidiaries to use their reasonable best efforts, to cause their officers and employees to, in each case, during normal business hours and upon reasonable advanced notice, reasonably cooperate with Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Schedule 14A (it being understood that the obligation to prepare such financial statements shall be the obligation of Acquiror).

(b) As promptly as practicable following the execution and delivery of this Agreement (and in any event on or prior to the fifth (5th) Business Day following the delivery of the Unaudited Interim Financial Statements which fifth (5th) Business Day shall in no event be earlier than the twentieth (20th) day following the date of this Agreement), Acquiror and the Company shall prepare and mutually agree on (such agreement not to be unreasonably withheld or delayed), and Acquiror shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Surviving Company Class A Common Stock (including the Surviving Company Class A Common Stock into which shares of Surviving Company Class B Common Stock are convertible) to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. The Registration Statement shall include for registration all shares of Surviving Company Class A Common Stock (including the Surviving Company Class A Common Stock into which shares of Surviving Company Class B Common Stock or Surviving Company Preferred Stock are convertible, to the extent eligible for registration on the Registration Statement) to be issued under this Agreement, including the Earnout Shares.

(c) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the Acquiror Stockholders in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Governing Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of the Business Combination (as defined in the Acquiror Governing Documents) and this Agreement (the “Transaction Proposal”), (ii) the adoption and approval of the Domestication (the “Domestication Proposal”), (iii) the adoption and approval of the governing documents of Acquiror contemplated by the Acquiror Certificate of Incorporation (the “Governing Document Proposal”), (iv) to the extent required by the NYSE listing rules, the adoption and approval of the issuance of the Aggregate Closing Common Stock Consideration (together with the Earnout Shares), the Acquiror Class A Common Stock and the Acquiror Preferred Stock (including the underlying shares of Acquiror Class A Common Stock) pursuant to the Forward Purchase Contract, the Subscription Agreements or pursuant to Section 7.03(b) (the “NYSE Proposal”), (v) the adoption and approval of the Acquiror Omnibus Incentive Plan (the “Acquiror Omnibus Incentive Plan Proposal”), (vi) the adoption and approval of the Acquiror Employee Stock Purchase Plan (the “Acquiror Employee Stock Purchase Plan Proposal”), (vii) adjournment of the Special Meeting, if necessary, for up to 15 days to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Acquiror Adjournment Proposal”) and (viii) the adoption and approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transaction (the “Additional Proposal” and together with the Transaction Proposal, the Domestication Proposal, the Governing Document Proposal, the NYSE Proposal, the Acquiror Omnibus Incentive Plan Proposal, the Acquiror Employee Stock Purchase Plan Proposal and the Acquiror Adjournment Proposal, the “Proposals”). The Acquiror Omnibus Incentive Plan Proposal shall provide that an aggregate number of shares of Acquiror Class A Common Stock equal to the percentage set forth on Schedule 8.03(d) of the outstanding shares of Acquiror Class A Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Omnibus Incentive Plan, subject to annual increases as provided therein, and the Acquiror Employee Stock Purchase Plan Proposal shall provide that an aggregate number of shares of Acquiror Class A Common Stock equal to the percentage set forth on Schedule 8.03(d) of the outstanding shares of Acquiror Class A Common Stock as of Closing shall be reserved for issuance pursuant to the Acquiror Employee Stock Purchase Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Stockholders at the Special Meeting.

(e) Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, Acquiror shall cause the Proxy Statement to be mailed to the Acquiror Stockholders. Each of Acquiror and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement.

(f) Except as required by applicable Law, no filing of, or amendment or supplement to the Registration Statement will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed).  Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Surviving Company Class A Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(g) Acquiror shall (A) as promptly as practicable following the effectiveness of the Registration Statement (and in no event later than the date the Proxy Statement is required to be mailed in accordance with clause (B) below) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Special Meeting (which Special Meeting shall be held not more than 25 days after the date on which Acquiror commences the mailing of the Proxy Statement to its stockholders of record in accordance with clause (B) below), (B) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date, as promptly as practicable (but in no event later than three (3) Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, and (C) thereafter, solicit proxies from the Acquiror Stockholders to vote in accordance with the recommendation of the Acquiror Board with respect to each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with this Section 8.03(g). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided that if, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board determines in good faith following receipt of a legal opinion from outside legal counsel that the failure to effect an Acquiror Change in Recommendation with respect to such Intervening Event would breach the Acquiror Board’s fiduciary duties under applicable Law then, in each case, Acquiror or the Acquiror Board may, prior to obtaining the Acquiror Stockholder Approval, make an Acquiror Change in Recommendation; provided, further, that Acquiror will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Acquiror Change in Recommendation Notice”) advising the Company that the Acquiror Board proposes to take such action and containing a reasonable description of the Intervening Event that is the basis of the proposed action of the Acquiror Board, together with a copy of the aforementioned legal opinion from outside legal counsel (it being acknowledged that such Acquiror Change in Recommendation Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the tenth (10th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice (such period from the time the Acquiror Change in Recommendation Notice is provided until 5:00 p.m. New York City time on the tenth (10th) Business Day immediately following the day on which Acquiror delivered the Acquiror Change in Recommendation Notice, the “Acquiror Change in Recommendation Notice Period”), the Acquiror Board reaffirms in good faith following the receipt of a legal opinion from outside legal counsel that the failure to make an Acquiror Change in Recommendation would breach the Acquiror Board’s fiduciary duties under applicable Law.  If requested by the Company, Acquiror will and will use its reasonable best efforts to cause its Representatives to, during the Acquiror Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation. Acquiror’s obligations under this Section 8.03 to call and hold the Special Meeting with respect to all Proposals shall not be affected by any Acquiror Change in Recommendation.

8.04 Tax Matters.

(a) Tax Treatment. Acquiror and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Transactions from qualifying for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) The Company and Acquiror hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c) Each of Acquiror and the Company shall use their respective reasonable best efforts and cooperate with one another and Tax Opinion Counsel in order for (i) the Company to obtain the Tax Opinion and (ii) any Tax opinions required to be filed with the SEC in connection with the Registration Statement to be obtained. Each of Acquiror and the Company shall use reasonable best efforts to deliver to Tax Opinion Counsel customary representation letters, in form and substance reasonably acceptable to Tax Opinion Counsel, dated as of the Closing Date or such time or times as may be reasonably requested by Tax Opinion Counsel. The Company shall reasonably promptly notify Acquiror if the Company becomes aware of any fact or circumstance indicating that Paul, Weiss, Rifkind, Wharton & Garrison LLP will not deliver the Tax Opinion. If Tax Opinion Counsel will not deliver the Tax Opinion, the Company and Acquiror shall cooperate and use good faith efforts to consider and negotiate such amendments to this Agreement as may be reasonably required in order for Tax Opinion Counsel to deliver the Tax Opinion (it being understood that no party shall be required to agree to any such amendment which, in the good faith judgment of such party, would subject it to any material economic, legal, regulatory, reputational or other cost or detriment).

(d) At the Closing, the Company shall deliver to Acquiror a certificate and notice to the Internal Revenue Service that complies with Sections 897 and 1445 of the Code and the applicable Treasury Regulations certifying that interests in the Company are not U.S. real property interests within the meaning of Section 897 of the Code.

(e) Following the Closing, the Surviving Company shall provide former shareholders of Acquiror with any information required to file IRS Form 8621 (including any information necessary to make a qualified electing fund election) and/or IRS Form 5471 with respect to the period prior to the Domestication.

8.05 Confidentiality; Publicity.

(a) Each party hereto acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make, and the Company shall cause its Subsidiaries not to make and Acquiror shall direct the Sponsor not to make (and shall be liable for any breach of this Section 8.05(b) by the Sponsor as if Sponsor was a party to this Agreement) any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make customary disclosures of summarized information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company and its Affiliates, without consulting with Acquiror, may provide ordinary course communications regarding this Agreement, any of the other Transaction Documents and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case of clauses (i) and (ii), who are subject to customary confidentiality restrictions; provided, further, that subject to Section 8.07 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

8.07 Inspection.

(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Group Companies by third parties that may be in the Group Companies’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege or similar protection from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Group Companies are bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Group Companies, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Group Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Group Companies that are in the possession of the Group Companies as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Group Companies without the prior written consent of the Company. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

(b) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement and the Transactions or (y) in the judgment of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege or similar protection from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror is bound, Acquiror shall, and shall cause its Subsidiaries to, afford the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Acquiror, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of the Acquiror as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Acquiror without the prior written consent of the Acquiror. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time,

8.08 Acquiror Omnibus Incentive Plan.Acquiror shall, prior to the Effective Time, (i) adopt and approve the Acquiror Omnibus Incentive Plan to be effective in connection with the Closing, in the form set forth on Exhibit J and (ii) adopt and approve the Acquiror Employee Stock Purchase Plan, to be effective in connection with the Closing, in the form set forth on Exhibit K.

8.09 Stockholder Litigation.The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Acquiror (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors (any such party, as applicable, a “Defending Party”) by any Company Stockholder or any Acquiror Stockholder relating to this Agreement, the Merger or any of the other Transactions, and the Defending Party shall keep the other party reasonably informed regarding any such litigation. The Defending Party shall control the defense of any such Action, provided that the Defending Party (a) shall give the other party a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against the Company or Acquiror or any of their respective directors, (b) shall keep the other party informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against the Company or Acquiror or any of its directors without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Article IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not have been entered, enacted or promulgated any Law following the date of this Agreement enjoining or prohibiting the consummation of the Transactions.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Net Tangible Assets. Acquiror shall have at least five million one dollars ($5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Offer.

(e) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(g) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(h) NYSE. The Surviving Company Class A Common Stock (i) to be issued in connection with the Transactions (including the Earnout Shares) and (ii) into which shares of Surviving Company Preferred Stock are convertible, in each case, shall have been approved for listing on NYSE, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

(i) Acquiror Governing Documents. The Acquiror Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, substantially in the form attached hereto as Exhibit A, and Acquiror shall have adopted the Acquiror Bylaws, substantially in the form attached hereto as Exhibit B.

(j) Preferred COD. The Preferred COD shall have been filed with the Secretary of State of the State of Delaware.

(k) Tax Opinion. The Company and Acquiror shall have received the Tax Opinion.

9.02 Additional Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01(a) (Corporate Organization of the Company), Section 4.02 (Due Authorization) and Section 4.14 (Brokers’ Fees), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time.

(ii) The representations and warranties of the Company contained in Section 4.18(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in Section 4.05(a) and (b) (Capitalization) shall be true and correct, other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.02(a)(i), (ii) and (iii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(b) Agreements and Covenants. The covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Material Adverse Effect. No Effect shall have occurred between the date of this Agreement and the Closing Date that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.12(d)(i) (Business Activities; Absence of Changes), in each case shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time.

(ii) The representations and warranties of Acquiror contained in Section 5.15(a) and (b)(Capitalization) shall be true and correct, other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the representations and warranties of Acquiror contained in this Agreement (other than the representations and warranties of Acquiror described in Section 9.03(a)(i) and (ii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as if made anew at and as of that time, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Existing Credit Agreements. Acquiror shall, in respect of the Existing First Lien Credit Agreement, comply with the requirements of clause (b) of the definition of “Holdings Reorganization Transaction” (as set forth in the Existing First Lien Credit Agreement) in a manner reasonably satisfactory to the Company; provided that delivery of a letter in substantially in the form previously provided to Acquiror, will be deemed reasonably satisfactory to the Company.

(e) Material Adverse Effect. No Effect shall have occurred between the date of this Agreement and the Closing Date that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(f) Resignations. The Company shall have received written copies of irrevocable resignations from all of the directors and executive officers of Acquiror (other than any director who will become a member of the Surviving Company Board or any executive officer who will be an executive officer of the Surviving Company in accordance with the express terms of this Agreement), in each case effective as of the Effective Time.

(g) Company’s Required Funds. The Closing Acquiror Cash shall equal or exceed the Company’s Required Funds; provided, however, that in the event the Closing Acquiror Cash is less than the Company’s Required Funds, the Company shall have the right to elect to (i) waive the condition set forth in this Section 9.03(g) and (ii) reduce the Cash Election Consideration Cap by up to 100% of such shortfall. If the Cash Election Consideration Cap is reduced in accordance with the immediately preceding sentence, the Option Election Consideration Cap shall be reduced by the same percentage by which the Cash Election Consideration Cap is reduced.

(h) Election of Directors and Appointment of Officers. The Company shall have received written evidence from Acquiror of the election of the individuals set forth on Schedule 2.06 to the Surviving Company Board in accordance with Section 2.06 and the appointment of the individuals set forth on Schedule 2.06 as the officers of the Surviving Company, in each case solely to the extent consistent with the requirements of Section 2.06.

Article X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any of the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Unaudited Interim Financial Statements shall not have been delivered to Acquiror by the Company on or before November 1, 2021, (iii) the Closing has not occurred on or before February 1, 2022 (the “Termination Date”)), or (iv) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in material breach of its obligations under this Agreement on such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any of the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company is in material breach of its obligations under this Agreement on such date;

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e) by written notice from Acquiror to the Company at any time prior to the delivery of the Written Consent if the Company does not deliver the Written Consent within five Business Days of the effectiveness of the Registration Statement; or

(f) by written notice from the Company to Acquiror, in the event of an Acquiror Change in Recommendation.

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective direct or indirect equityholders, controlling persons, partners, members, managers, stockholders, directors, officers, employees, Affiliates, agents or other representatives of such party hereto or such party hereto’ s Affiliates or its or any of the foregoing’s successors or assigns, other than Liability of any party hereto for any Willful Breach of this Agreement or Fraud by such party occurring prior to such termination subject to Section 6.02. The provisions of Sections 6.02, 8.05, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.09 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when emailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, to:

Isos Acquisition Corporation

55 Post Road W, Suite 200

Westport, CT 06880

Attn:	Winston Meade
Email:	wmeade@isoscap.com

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York NY 10004

Attn:	Anson B. Frelinghuysen
Email:	anson.frelinghuysen@hugheshubard.com

(b)	If to the Company to:

Bowlero Corp.

222 West 44th Street

New York, NY 10036

Attn:	Brett I. Parker
Email:	bparker@bowlmor.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:	Jeffrey D. Marell
Michael Vogel
Email:	jmarell@paulweiss.com
mvogel@paulweiss.com

or to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, (a) the present and former officers and directors of each of the Company, its Subsidiaries and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 10.02, 11.13 and 11.15, (c) the Company’s existing stockholders, and any of their respective Affiliates (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 3.07 and Annex I and (d) the Acquiror Parties, HHR, the Company Parties, PWRW&G and Davis Polk are intended third-party beneficiaries of, and may enforce, Section 11.16.

11.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.06 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.07 Schedules and Exhibits. The Schedules, Acquiror Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules, Acquiror Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules or Acquiror Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule or Acquiror Schedule. Certain information set forth in the Schedules and Acquiror Schedules is included solely for informational purposes.

11.08 Entire Agreement. This Agreement (together with the Schedules, Acquiror Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties except as expressly set forth or referenced in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

11.09 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.09.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.11 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the Transactions, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal court located in the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Notwithstanding the foregoing, the parties may enforce the decision of such courts in any court of competent jurisdiction. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

11.12 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such injunction.

11.13 Non-Recourse. Each party to this Agreement agrees, on behalf of itself and its Related Parties, that all Actions (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the other Transaction Documents or any of the Transactions; (b) the negotiation, execution or performance of this Agreement or any of the other Transaction Documents (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other Transaction Documents); (c) any breach or violation of this Agreement or any of the other Transaction Documents; and (d) any failure of any of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the other Transaction Documents, Persons expressly identified as parties to such Transaction Documents and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documents, as applicable. Notwithstanding anything in this Agreement or any of the other Transaction Documents to the contrary, each party to this Agreement agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or any of the other Transaction Documents or in connection with any of the Transactions or under any other Transaction Document will be sought or had against any other Person, including any Related Party, and no other Person, including any Related Party, will have any Liabilities (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal Liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company or Acquiror, as applicable, may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Company or Acquiror solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (iii) against any Person expressly identified as a party to, and solely pursuant to the terms and conditions of, such Transaction Documents. Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, no Related Party will be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages that may be alleged as a result of this Agreement or any of the other Transaction Documents or any of the Transactions, or the termination or abandonment of any of the foregoing.

11.14 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.15 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror; (iv) except for the Company Representations by the Company, the Acquiror Representations by Acquiror and the other representations expressly made by Persons in the Transaction Documents, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including, except to the extent covered by Section 4.20 and Section 5.13, (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror Representations by Acquiror and the other representations expressly made by Persons in the Transaction Documents.

11.16 Conflicts and Privilege.

(a) The Company and Acquiror, each on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) Sponsor, the shareholders or holders of other equity interests of Acquiror or Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Parties”), on the one hand, and (ii) the Surviving Company or any member of the Company Parties, on the other hand, any legal counsel, including Hughes Hubbard & Reed LLP (“HHR”), that represented Acquiror or Sponsor prior to the Closing may represent Sponsor or any other member of the Acquiror Parties, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company or Sponsor. The Company and Acquiror, each on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among Acquiror, Sponsor or any other member of the Acquiror Parties, on the one hand, and HHR, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Parties after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) The Company and Acquiror, each on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Parties”), on the one hand, and (y) the Surviving Company or any member of the Acquiror Parties, on the other hand, any legal counsel, including Paul, Weiss, Rifkind, Wharton & Garrison LLP (“PWRW&G”) and Davis Polk & Wardwell LLP (“Davis Polk”), that represented the Company prior to the Closing may represent any member of the Company Parties in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. The Company and Acquiror, each on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company or any member of the Company Parties, on the one hand, and PWRW&G or Davis Polk, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Parties after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror or Sponsor prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ISOS ACQUISITION CORPORATION

By:	/s/ George Barrios
	Name:	George Barrios
	Title:	Co-Chief Executive Officer

By:	/s/ Michelle Wilson
	Name:	Michelle Wilson
	Title:	Co-Chief Executive Officer

BOWLERO CORP.

By:	/s/ Thomas F. Shannon
	Name:	Thomas F. Shannon
	Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex I

Earnout Merger Consideration

This Annex I sets forth the terms for the calculation of the number (if any) of $15.00 Earnout Shares and $17.50 Earnout Shares, as applicable.  Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part. This Annex I shall be subject to Section 3.07 in all respects.

1. $15.00 Share Price Milestone. If the closing share price of Surviving Company Class A Common Stock equals or exceeds $15.00 per share for any 10 trading days within any consecutive 20-trading day period that occurs after the Closing Date and on or prior to the 5-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone”, and such date is referred to as the “$15.00 Share Price Milestone Date”), then the Surviving Company shall issue, as promptly as practicable, to each holder of Company Common Stock that as of immediately prior to the Effective Time had an Earnout Pro Rata Portion exceeding zero (0), and Earnout Shares issued to holders of Company Options pursuant to the second sentence of Section 3.07 shall vest to the extent of, a number of shares of Applicable Surviving Company Common Stock equal to such holder’s Earnout Pro Rata Portion of 10,375,000 shares (such number of shares being referred to as the “$15.00 Earnout Shares”).

2. $17.50 Share Price Milestone. If the closing share price of Surviving Company Class A Common Stock equals or exceeds $17.50 per share for any 10 trading days within any consecutive 20-trading day period that occurs after the Closing Date and on or prior to the 5-year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$17.50 Share Price Milestone”, and such date is referred to as the “$17.50 Share Price Milestone Date”), then the Surviving Company shall issue, as promptly as practicable, to each holder of Company Common Stock that as of immediately prior to the Effective Time had an Earnout Pro Rata Portion exceeding zero (0), and Earnout Shares issued to holders of Company Options pursuant to the second sentence of Section 3.07 shall vest to the extent of, a number of shares of Applicable Surviving Company Common Stock equal to such holder’s Earnout Pro Rata Portion of 10,375,000 shares (such number of shares being referred to as the “$17.50 Earnout Shares” and, together with the $15.00 Earnout Shares, the “Earnout Shares”).

3. For the avoidance of doubt, Earnout Shares in respect of each Milestone will be issued and/or earned only once and the aggregate Earnout Shares issued shall in no event exceed 20,750,000 shares of Applicable Surviving Company Common Stock.

4. If, prior to the 5-year anniversary of the Closing Date, the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone have not occurred, none of the Earnout Shares in respect of the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone, as applicable, shall be issued and any applicable Earnout Shares that have been issued in respect of Company Options shall be forfeited.

5. No Person shall have the rights of a stockholder in respect of any Earnout Shares until such shares are issued to such Person. Subject to the limitations contemplated herein, each Person entitled to receive Earnout Shares when the applicable Milestones are achieved pursuant to this Annex I shall have the right to receive dividends and/or distributions equivalents, and each Person who holds Earnout Shares that will vest upon the achievement of the applicable Milestones pursuant to this Annex I shall have the right to receive dividends and/or distributions, made to the holders of Surviving Company A Common Stock and Surviving Company Class B Common Stock; provided, however, that any dividends or other distributions or their equivalents payable with respect to Earnout Shares or the right to receive Earnout Shares in respect of which the applicable Milestone has not yet been achieved shall be set aside by the Surviving Company and shall be paid to such Persons upon the achievement of the applicable Milestone and the issuance or, in the case of Earnout Shares issued to holders of Company Options pursuant to the second sentence of Section 3.07, vesting of the corresponding Earnout Shares (if at all).

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6. In the event that after the Closing and prior the 5-year anniversary of the Closing Date, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to the 5-year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after the 5-year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of the Surviving Company (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against the Surviving Company, or a receiver is appointed for the Surviving Company or a substantial part of its assets or properties or (iv) the Surviving Company makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by the Surviving Company (whether or not previously earned) and any Earnout Share previously issued to holders of Company Options shall be deemed earned and issued by the Surviving Company to the holders of Company Securities as of immediately prior to the Acceleration Event upon such Acceleration Event pursuant to Section 3.01 and Section 3.07 unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the Applicable Surviving Company Common Stock in such Change of Control transaction is less than the stock price threshold applicable to the $15.00 Share Price Milestone and/or the $17.50 Share Price Milestone, as applicable; provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the Surviving Company Board; and provided, further that such Earnout Shares that are not deemed earned as of such Change of Control transaction shall be cancelled to the extent that such Change of Control transaction consists of a sale of the Surviving Company by merger, business combination or otherwise in which the stockholders of the Surviving Company receive only cash consideration for their shares. In the case of a Change of Control transaction consisting of a sale of the Surviving Company by merger, business combination or otherwise in which the stockholders of the Surviving Company receive other than only cash consideration for their shares, the board of directors of the Surviving Company shall determine the treatment of the Earnout Shares in their sole discretion. For the avoidance of doubt, each holder of Company Common Stock and Earnout Shares issued in respect of Company Options, in each case as of immediately prior to the Effective Time that has a positive Earnout Pro Rata Portion shall be entitled to such holder’s full Earnout Pro Rata Portion of the Earnout Shares regardless of whether such holder has, following the Effective Time, sold or otherwise transferred any Surviving Company Class A Common Stock, Surviving Company Class B Common Stock or Surviving Company Preferred Stock that such holder received in the Merger.

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7. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

a. any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) TS (and its Permitted Transferees (as defined in the Stockholders’ Agreement), Atairos and their respective Affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Surviving Company in substantially the same proportions as their ownership of stock of the Surviving Company) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Surviving Company representing more than fifty percent (50%) of the combined voting power of the Surviving Company’s then outstanding voting securities or (y) has or acquires control of the Surviving Company Board;

b. a merger, consolidation, reorganization or similar business combination transaction involving the Surviving Company, and, immediately after the consummation of such transaction or series of transactions, either (x) the Surviving Company Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Surviving Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

c. the sale, lease or other disposition, directly or indirectly, by the Surviving Company of all or substantially all of the assets of the Surviving Company and its Subsidiaries, taken as a whole, other than such sale or other disposition by the Surviving Company of all or substantially all of the assets of the Surviving Company and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Surviving Company.

d. If the Surviving Company shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Applicable Surviving Company Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in, paragraphs 1, 2 and 3 of this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective (which shall be the “ex” date, if any, with respect to any such event).

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Exhibit A

STRICTLY CONFIDENTIAL

FINAL FORM

CERTIFICATE OF INCORPORATION

OF

ISOS ACQUISITION CORPORATION

ARTICLE I
NAME

The name of the corporation is Isos Acquisition Corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class B Common Stock” (together with the Class A Common Stock, the “Common Stock”) and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 2,400,000,000, divided into: (a) 2,000,000,000 shares of Class A Common Stock, having a par value of $0.0001 per share, (b) 200,000,000 shares of Class B Common Stock, having a par value of $0.0001 per share, and (c) 200,000,000 shares of Preferred Stock, having a par value of $0.0001 per share.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	DEFINITIONS.

1. “Atairos” shall mean A-B Parent LLC, a Delaware limited liability company.

2. “Bowlero Legacy Stockholders” shall mean TS and Atairos.

3. “Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of July 1, 2021 (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between the Corporation and Bowlero Corp., a Delaware corporation.

4. “Cause” shall mean, in the case of the Founder, “Cause” as such term (or a term of substantively similar meaning) is defined in the written employment agreement between the Founder and the Corporation or any of its subsidiaries in effect at the applicable time or, if the Founder does not have an employment agreement in effect with the Corporation or any of its subsidiaries as of such time, the written employment agreement most recently in effect between the Founder and the Corporation or any of its subsidiaries.

5. “Disability” shall mean a permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

6. “Effective Time” shall have the meaning set forth in the Business Combination Agreement.

7. “Family Member” shall mean any spouse, registered domestic partner, descendant (including any adopted descendant), parent, parent of the spouse or domestic partner of a natural person or any lineal descendants of any of the foregoing (including any adopted descendant).

8. “Founder” shall mean Thomas F. Shannon, a natural person.

9. “Independent Directors” shall mean members of the Board of Directors who are not the Founder, a Permitted Transferee, an affiliate of the Founder, an officer or other employee of the Corporation or its subsidiaries (provided, that a director shall not be considered an officer or employee of the Corporation solely due to such director’s position as a member of the Board of Directors or the board of directors or similar governing body of one or more subsidiaries of the Corporation) or any director nominated by TS pursuant to the Stockholders’ Agreement.

10. “Permitted Transferee” means collectively:

a.	the Founder;

b.	TS so long as the Founder continues to retain sole dispositive control and exclusive Voting Control over the shares of Class B Common Stock held by TS;

c. any trust of which such the Founder and/or any one or more Family Members of the Founder and/or any organization that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code (but no other persons) are the only current beneficiaries, in each case, so long as the Founder continues to retain exclusive Voting Control over the shares of Class B Common Stock held by such trust; and

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d. an entity in which all of the beneficial and economic interests are held, directly or indirectly, by any one or more of the Founder and any one or more Family Members (but no other persons), so long as the Founder continues to retain sole dispositive control and exclusive Voting Control over the shares of Class B Common Stock held by such entity.

11. “Stockholders’ Agreement” shall mean that certain Stockholders’ Agreement, dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Corporation, TS, Atairos, Founder and Atairos Group, Inc.

12. “Transfer” shall mean (i) the direct or indirect sale, transfer, pledge, assignment, gift, contribution, grant of a lien, or other disposal of any share of Class B Common Stock or any legal or any beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise or (ii) the deposit of any share of Class B Common Stock into a voting trust or entry into a voting agreement or arrangement with respect to any share of Class B Common Stock or the granting of any proxy or power of attorney with respect thereto. A “Transfer” will also be deemed to have occurred with respect to any share of Class B Common Stock beneficially held by an entity or trust if there is a transaction or other event such that the entity or trust ceases to constitute a Permitted Transferee, including the Founder ceasing to retain sole dispositive control (other than in the case of a trust referred to in clause A.10.b of the definition of Permitted Transferee) and exclusive Voting Control over the shares of Class B Common Stock held by such entity or trust. Notwithstanding the foregoing none of the following shall be considered a Transfer:

a. the granting of a revocable proxy to an officer or director of the Corporation at the request of the Board of Directors and approved by the Independent Directors in connection with actions to be taken at an annual or special meeting of stockholders;

b. the pledge of shares of Class B Common Stock or granting a lien with respect thereto by a stockholder that creates a security interest in such shares pursuant to a bona fide loan or indebtedness transaction with a bona fide financial institution for so long as such stockholder continues to exercise sole dispositive control and exclusive Voting Control over such shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer;

c. the entering into, or reaching an agreement, arrangement or understanding regarding, a support, voting, tender or similar agreement or arrangement (with or without a proxy) in connection with a merger, asset transfer, asset acquisition or similar transaction approved by the Board of Directors;

d. the entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee pursuant to which the holder entering into the plan retains exclusive Voting Control over the shares; provided, however, that a Transfer of such shares of Class B Common Stock by such broker or other nominee shall constitute a “Transfer” at the time of such Transfer; and

e. the entry into any legally binding contract or other arrangement providing for the Transfer of any share of Class B Common Stock during the period between (i) the entry into such contract or other arrangement and (ii) the settlement of such Transfer; provided that (x) the Founder continues to retain sole dispositive control and exclusive Voting Control over such shares of Class B Common Stock prior to the settlement and (y)  the settlement shall constitute a “Transfer” at the time of such settlement.

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13. “TS” shall mean Cobalt Recreation LLC, a Delaware limited liability company.

14. “Voting Control” shall mean the power to vote or direct the voting of the applicable voting security by proxy, voting agreement or otherwise.

B.	COMMON STOCK.

1. General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences and rights.

2. Voting. Except as otherwise provided in this Certificate of Incorporation or expressly required by applicable law, (a) each holder of Class A Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, and (b) each holder of Class B Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the Class A Common Stock and the Class B Common Stock shall vote together as a single class. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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3. Conversion of Class B Common Stock.

a. Right to Convert. At any time, any holder of shares of Class B Common Stock, at the option of such holder, may convert any share of Class B Common Stock held by such holder at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into one (1) share of Class A Common Stock.

b. Automatic Conversion. Each outstanding share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the earliest to occur of (i) the Founder ceasing to beneficially own (including by or through an entity), at or following the Effective Time, at least ten percent (10%) of the number of shares of Common Stock issued and outstanding at such time, (ii) the death or Disability of the Founder, (iii) the Founder’s employment as Chief Executive Officer being terminated for Cause (as determined by final, non-appealable judgment of a court of competent jurisdiction) (or the cessation of the Founder’s employment as Chief Executive Officer for any reason, and following such cessation, circumstances existed when the Founder was employed as Chief Executive Officer that would have entitled the Founder to be terminated for Cause (as determined by final, non-appealable judgment of a court of competent jurisdiction)) and (iv) the fifteen (15) year anniversary of the Effective Time (the earliest such date, the “Class B Mandatory Conversion Time”).

c. Transfers. Any share of Class B Common Stock shall automatically convert into one (1) share of Class A Common Stock upon the Transfer of such share of Class B Common Stock other than to a Permitted Transferee.

d. Mechanics of Conversion.

i. In the event of an optional conversion pursuant to Section B.3.a of this Article IV, before any holder of Class B Common Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Corporation’s transfer agent, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

ii. If the conversion is in connection with the automatic conversion provisions set forth in Section B.3.b or Section B.3.c of this Article IV, such conversion shall be deemed to have been made (i) in the case of Section B.3.b of this Article IV, at the Class B Mandatory Conversion Time, and (ii) in the case of Section B.3.c of this Article IV, on the applicable date of Transfer, and the persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the applicable date, and, until presented for transfer, certificates (if any) previously evidencing shares of Class B Common Stock shall represent the number of shares of Class A Common Stock into which such shares were automatically converted. Shares of Class B Common Stock converted pursuant to Section B.3.a, Section B.3.b or Section B.3.c of this Article IV shall be automatically retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

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e. Policies and Procedures. The Board of Directors, or a committee thereof, may, from time to time, establish such policies and procedures, not in violation of applicable law or this Certificate of Incorporation, relating to the conversion of shares of Class B Common Stock into shares of Class A Common Stock as it may reasonably deem necessary or advisable. The Corporation may, from time to time, require that a holder of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of shares of Class B Common Stock and to confirm that a conversion to shares of Class A Common Stock has not occurred. A determination by the Board of Directors (or such committee of the Board of Directors), acting reasonably and in good faith, that shares of Class B Common Stock have been converted into shares of Class A Common Stock pursuant to this Article IV shall be conclusive.

f. No Further Issuance. Except for the issuance of shares of Class B Common Stock issuable to TS or the Founder at the Effective Time, a dividend payable in accordance with Section 4 of Article Fourth, or a reclassification, subdivision or combination in accordance with Section 6 of Article Fourth, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock.

4. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends of cash, property or shares of capital stock of the Corporation on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable.

5. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

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6. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionately subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as applicable, have been subdivided or combined.

C.	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in this Certificate of Incorporation and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by applicable law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by applicable law or as shall expressly be granted by this Certificate of Incorporation (including any Certificate of Designation), holders of any series of Preferred Stock shall not be entitled to any voting power in respect of such Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation, it is further provided that:

A. Except as otherwise expressly provided by the DGCL, this Certificate of Incorporation or the Stockholders Agreement, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

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B. Each director shall hold office until his or her successor is duly elected or designated and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

C. Subject to the Stockholders Agreement, and the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause, but only by the Required Vote.

D. Subject to the Stockholders Agreement and the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Subject to the Stockholders Agreement, any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the Required Vote.

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G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

H. The name and mailing address of each person who is to serve as an initial director of the Corporation until the first annual meeting of stockholders following the effectiveness of the filing of this Certificate of Incorporation or until his or her successor is duly elected and qualified, are set forth below:

Name	Mailing Address

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Time, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

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B. Subject to the special rights of the holders of one or more series of Preferred Stock, the Secretary shall call special meetings of the stockholders of the Corporation, for any purpose or purposes, only upon request of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by or upon the request of any other person or persons; provided, that prior to the Voting Threshold Time, the Secretary shall call a special meeting of the stockholders of the Corporation upon the request of stockholders of the Corporation collectively holding a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

D. “Required Vote” means: (a) prior to the Voting Threshold Time, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors and (b) from and after the Voting Threshold Time, the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors.

E. “Voting Threshold Time” means the first time on which the issued and outstanding shares of Class B Common Stock represent less than fifty percent (50%) of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.

ARTICLE VII
INDEMNIFICATION

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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ARTICLE VIII
OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Atairos and its Related Parties may serve as directors of the Corporation and its Related Parties, and (ii) Atairos and its Related Parties may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and its Related Parties, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Related Parties, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation and its Related Parties with respect to certain classes or categories of business opportunities as they may involve (x) Atairos and its Related Parties and (y) any person or entity who, while a stockholder or director of the Corporation or any of its Related Parties, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Atairos and its Related Parties (each of the persons identified in the foregoing clauses (x) and (y), an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Related Parties and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by applicable law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Related Parties or deemed to be competing with the Corporation or any of its Related Parties, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Related Party (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Related Parties the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Related Parties or directly or indirectly competes with the Corporation or any of its Related Parties.

B. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Related Parties could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Related Parties will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by applicable law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Related Parties, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Related Parties, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Related Parties or direct or indirect equity holders and (iii) notwithstanding any provision in this Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Related Parties.

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C. In the event of a conflict or other inconsistency between this Article VIII and any other Article or provision of this Certificate of Incorporation, this Article VIII shall prevail under all circumstances. Notwithstanding anything to the contrary in this Certificate of Incorporation, (i) the provisions of this Article VIII shall apply only to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by) any non-employee director of the Corporation or any of its subsidiaries, irrespective of whether such non-employee director otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article VIII shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) and (ii) the provisions of this Article VIII (other than this paragraph C of this Article VIII) shall not apply to, and shall not result in the renunciation by the Corporation or any of its subsidiaries of any interest or expectancy in a Competitive Opportunity with respect to, an Identified Person who (a) first identified the applicable Competitive Opportunity through the disclosure of the Corporation’s or any of its subsidiaries’ confidential information in circumstances in which the Corporation had a reasonable expectation that such information would be held in confidence or (b) who is first offered the applicable Competitive Opportunity (including any opportunity in respect of any Competitive Business) that is expressly offered to him or her in writing in his or her capacity as a director of the Corporation. “Competitive Business” shall mean the business of owning, leasing and operating retail bowling centers anywhere in the United States or any other country in which the Corporation or any of its subsidiaries operates.

D. For the avoidance of doubt, subject to paragraph C of this Article VIII, this Article VIII is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Related Parties with respect to the matters set forth in this Article VIII, and this Article VIII shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

E. Notwithstanding anything to the contrary in this Certificate of Incorporation, solely for purposes of this Article VIII, “Related Party” shall mean (a) with respect to Atairos, any person or entity that directly, or indirectly through one or more intermediaries, is controlled by, controls or is under common control with Atairos, but excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (b) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation.

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ARTICLE IX
DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article IX (including by changes in applicable law), or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation (including any Certificate of Designation) or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

ARTICLE XI
DGCL SECTION 203

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

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1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in this Article XI shall not apply if:

1. a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

2. the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence of this Section C.2 of this Article XI; (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the prior sentence of this Section C.2 of this Article XI.

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D. Notwithstanding anything to the contrary in this Certificate of Incorporation, solely for purposes of this Article XI, the term:

1. “Affiliate” shall mean, with respect to any person, any other person or entity that directly, or indirectly through one or more intermediaries, is controlled by, controls or is under common control with such person; provided, however, that “Affiliates” of Atairos shall be limited to A-B Parent LLC and its Permitted Transferees (as such term is defined in the Stockholders Agreement).

2. “associate”, when used to indicate a relationship with any person, shall mean: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, shall mean:

a. any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation: (i) with the interested stockholder; or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article XI is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g), Section 253 or Section 267 of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) – (v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4. “control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: (1) (A) each Bowlero Legacy Stockholder, (B) each of their respective Affiliates and successors and (C) any “group”, and any member of any such group, to which any such persons described in clauses (A) or (B) are a party under Rule 13d-5 of the Exchange Act or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that, for purposes of this clause (2), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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6. “owner”, including the terms “own” and “owned”, when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

a. beneficially owns such stock, directly or indirectly; or

b. has: (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9. “voting stock” means stock of any class or series entitled to vote generally in the election of directors. Every reference to an owner’s percentage of voting stock in this Article XI shall refer to the percentage of the total voting power of all outstanding stock (or all outstanding voting stock of the relevant class) to which such owner is entitled.

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ARTICLE XII
AMENDMENTS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law and subject to the Stockholders Agreement, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Section B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI and this Article XII.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this ___ day of _________, 2021.

Name
Title:

[Signature Page to Certificate of Incorporation]

Exhibit B

STRICTLY CONFIDENTIAL

Final Form

Bylaws of

Isos Acquisition Corporation

(a Delaware corporation)

i

TABLE OF CONTENTS

(continued)

ii

Bylaws of

Isos Acquisition Corporation

Article I.  Corporate Offices

Section 1.01  Registered Office.

The address of the registered office of 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801 (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

Section 1.02  Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II.  Meetings of Stockholders

Section 2.01  Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

Section 2.02  Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.04 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.03  Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 2.04  Notice of Business to be Brought before a Meeting.

(a)  At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 2.04. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board or any committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.04 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.04 in all applicable respects. Except with respect to the nomination or election of directors (which are governed by Section 2.05), the immediately foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the Corporation’s notice of meeting. Any business brought before a meeting in accordance with Section 2.04(a)(iii) is referred to as “Stockholder Business”. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.05, and this Section 2.04 shall not be applicable to nominations except as expressly provided in Section 2.05.

(b)  Subject to Section 2.04(h), for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.04. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting of the stockholders; provided, that if (A) the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date or (B) no annual meeting was held during the prior year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which Public Disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that for purposes of the Corporation’s first annual meeting of stockholders after the closing of the Corporation’s business combination transaction with Bowlero Corp., a Delaware corporation, pursuant to that certain Business Combination Agreement, dated as of July 1, 2021, the date of the prior year’s annual meeting of stockholders shall be deemed to be July 1, 2021 (such notice within such time periods, “Timely Notice”). In no event shall any adjournment, postponement or deferral of an annual meeting or the Public Disclosure thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c)  For business to be properly brought before an annual meeting by a stockholder, it must be in proper form. To be in proper form for purposes of this Section 2.04, the notice to the Secretary of the Corporation shall set forth:

(i)  the name and address of each stockholder proposing Stockholder Business (each, a “Proponent”) as they appear on the Corporation’s books and records;

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(ii)  the name and address of any Stockholder Associated Person;

(iii)  as to each Proponent and any Stockholder Associated Person:

(A)  the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”)) by each such Proponent or Stockholder Associated Person and the date such shares were acquired;

(B)  a description of any agreement, arrangement or understanding, direct or indirect, with respect to such Stockholder Business between or among any Proponent, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

(C)  any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by any Proponent or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(D)  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, by, or on behalf of, any Proponent or any Stockholder Associated Person and that remains in effect, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of any Proponent or any Stockholder Associated Person with respect to shares of stock of the Corporation (a “Derivative”);

(E)  a description in reasonable detail of any proxy (including revocable proxies), agreement, arrangement, understanding or other relationship pursuant to which any Proponent or any Stockholder Associated Person has a right to vote any shares of stock of the Corporation;

(F)  any performance-related fees (other than an asset-based fee) that any Proponent or any Stockholder Associated Person is entitled to be based on any increase or decrease in the value of stock of the Corporation or Derivatives thereof, if any, as of the date of such notice;

(G)  any material pending or threatened legal proceeding in which any Proponent or any Stockholder Associated Person is a party or material participant involving the Corporation or any of its affiliates, officers or directors;

(H)  any other material relationship between any Proponent or any Stockholder Associated Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand; and

(I)  any direct or indirect material interest in any material contract or agreement of any Proponent or any Stockholder Associated Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) (the disclosures made pursuant to Section 2.04(c)(i) through (iii) are referred to as “Stockholder Information”);

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(iv)  as to each item of Stockholder Business that the stockholder proposes to bring before the annual meeting, (A) a brief description of such Stockholder Business and any material interest in such Stockholder Business of each Proponent and any Stockholder Associated Person, (B) the text of the proposal or Stockholder Business (including the text of any resolutions proposed for consideration and in the event that such Stockholder Business includes a proposal to amend these bylaws, the language of the proposed amendment) and (C) the reasons for conducting such Stockholder Business at the meeting;

(v)  a representation that each Proponent is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by a qualified representative at the meeting to propose such Stockholder Business;

(vi)  a representation as to whether any Proponent intends or is part of a group that intends to (A) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt such Stockholder Business or (B) otherwise solicit proxies from stockholders in support of such Stockholder Business;

(vii)  any other information relating to any Proponent or Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proponent or any Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

(viii)  a representation that each Proponent shall provide all other information and affirmations, updates and supplements required pursuant to these bylaws.

(d)  Each Proponent shall also provide any other information reasonably requested by the Corporation within ten (10) business days after each such request.

(e)  Each Proponent shall affirm as true and correct the information provided to the Corporation in the notice provided pursuant to Section 2.04(c) or at the Corporation’s request pursuant to Section 2.04(d) (and shall update and supplement such information, if necessary, so that the information provided or required to be provided in such notice shall be true and correct) as of (i) the record date for stockholders entitled to vote at the meeting and (ii) the date that is ten (10) business days prior to the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than (A) five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the affirmation, update and/or supplement required to be made as of such record date) and (B) seven (7) business days prior to the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten (10) business days before the meeting or reconvening any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(f)  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.04. Except to the extent otherwise determined by the Board, the presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the procedures set forth in this Section 2.04, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)  Except to the extent otherwise determined by the Board, if a Proponent (or a qualified representative of such Proponent) does not appear at the meeting of stockholders to present the Stockholder Business, such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(h)  This Section 2.04 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. Nothing in this Section 2.04 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2.04 with respect to any business proposed to be brought before an annual meeting, each Proponent shall comply with all applicable requirements of the Exchange Act with respect to any such business.

(i)  For purposes of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before a meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such meeting.

(j)  For purposes of these bylaws, “Public Disclosure” shall mean disclosure in a press release reported by the Dow Jones News Services, Associated Press or a comparable U.S. national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(k)  For purposes of these bylaws, a “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(l)  For purposes of these bylaws, “Stockholder Associated Person” means with respect to any stockholder, (i) any other beneficial owner of stock of the Corporation that is owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner.

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Section 2.05  Notice of Nominations for Election to the Board.

(a)  Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the Corporation’s notice of meeting) may be made at such meeting only (i) as provided in that certain Stockholders Agreement, dated as of July 1, 2021, by and among the Corporation and certain stockholders of the Corporation (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”),] (ii) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.05 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.05 as to such notice and nomination. Persons nominated in accordance with Section 2.05(a)(iii) are referred to as “Stockholder Nominees”. A stockholder nominating persons for election to the Board is referred to as the “Nominating Stockholder”. Subject to Section 2.05(n), other than as provided in the Stockholders Agreement, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)  Subject to Section 2.05(n), all nominations of Stockholder Nominees may only be made by timely written notice in proper form given by, or on behalf of, a stockholder of record of the Corporation. To be timely, such notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation, by the following dates:

(i)  in the case of the nomination of a Stockholder Nominee for election to the Board at an annual meeting of Stockholders at which directors are to be elected, the Nominating Stockholder must provide Timely Notice (as defined in Section 2.04) thereof in writing, in proper form and in accordance with this Section 2.05 to the Secretary of the Corporation at the principal executive offices of the Corporation; and

(ii)  in the case of the nomination of a Stockholder Nominee for election to the Board at a special meeting of Stockholders, the Nominating Stockholder must provide notice thereof in writing, in proper form and in accordance with this Section 2.05 to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting and the tenth (10th) day following the day on which Public Disclosure of the date of such special meeting was first made by the Corporation.

(c)  In no event shall any adjournment, postponement or deferral, of an annual meeting or special meeting or the Public Disclosure thereof commence a new time period (or extend any time period) for the giving of a Nominating Stockholder’s notice as described above.

(d)  In no event may a Nominating Stockholder provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. Notwithstanding anything to the contrary, if the number of directors to be elected to the Board at a meeting of stockholders is increased and there is no Public Disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting (in the case of an annual meeting) or before such special meeting (in the case of a special meeting), such notice shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered personally and received at the principal executive offices of the Corporation, addressed to the attention of the Secretary of the Corporation, no later than the close of business on the tenth (10th) day following the day on which such Public Disclosure is first made by the Corporation.

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(e)  To be in proper form for purposes of this Section 2.05, a Nominating Stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)  as to each Nominating Stockholder and Stockholder Associated Person, the Stockholder Information (as defined in Section 2.04(c)(iii), except that for purposes of this Section 2.05, the term “Nominating Stockholder” shall be substituted for the term “Proponent” in all places it appears in Section 2.04(c)(iii) and the disclosure required by Section 2.04(c)(iii)(B) may be omitted for purposes of this Section 2.05(e)(i));

(ii)  as to each Stockholder Nominee and Stockholder Associated Person, (A) all information relating to such Stockholder Nominee and Stockholder Associated Person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 under the Exchange Act (including such Stockholder Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Nominating Stockholder, Stockholder Associated Person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if such Nominating Stockholder, Stockholder Associated Person or any person acting in concert therewith were the “registrant” for purposes of such rule and such Stockholder Nominee were a director or executive officer of such registrant and (C) a completed and signed questionnaire, representation and agreement as provided in Section 2.05(i);

(iii)  a representation that each Nominating Stockholder is a holder of record of stock of the Corporation entitled to vote at the meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination;

(iv)  a representation as to whether the Nominating Stockholders intend (A) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination or (B) otherwise to solicit proxies from stockholders in support of such nomination; and

(v)  a representation that the Nominating Stockholders shall provide all other information and affirmations, updates and supplements required pursuant to these Bylaws.

(f)  The Nominating Stockholders shall also provide any other information reasonably requested from time to time by the Corporation within ten (10) business days after each such request.

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(g)  A Nominating Stockholder shall affirm as true and correct the information provided to the Corporation in the notice provided pursuant to Section 2.05(e) or at the Corporation’s request pursuant to Section 2.05(f) and shall update and supplement such information, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of (i) the record date for stockholders entitled to vote at the meeting and (ii) the date that is ten (10) business days prior to the meeting and, if applicable, before reconvening any adjournment or postponement thereof. Such affirmation, update and/or supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than (A) five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the affirmation, update and/or supplement required to be made as of such record date) and (B) seven (7) business days prior to the date for the meeting (in the case of the affirmation, update and/or supplement required to be made as of ten (10) business days before the meeting or reconvening any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a Nominating Stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Nominating Stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(h)  In addition to the requirements of this Section 2.05 with respect to any nomination proposed to be made at a meeting, each Nominating Stockholder shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(i)  To be qualified to be a candidate for election or reelection as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in this Section 2.05 and the candidate for election must deliver (in the case of a Stockholder Nominee, in accordance with the time period prescribed for delivery of a notice of nomination under Section 2.05(b), and in the case of a person nominated by or at the direction of the Board or any committee thereof, upon request of the Secretary of the Corporation from time to time) to the Secretary of the Corporation at the principal executive offices of the Corporation:

(i)  a completed and signed written questionnaire (in a form provided by the Secretary of the Corporation) with respect to the background, qualifications, stock ownership and independence of such person and the background of any other person or entity on whose behalf the nomination is being made;

(ii)  information as necessary to permit the Board to determine if such nominee (A) is independent under, and satisfies the audit, compensation or other board committee independence requirements under, the applicable rules and listing standards of the principal national securities exchanges upon which the stock of the Corporation is listed or traded, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board in determining and disclosing the independence of the Directors and Board committee members, (B) is not or has not been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended from time to time, or (C) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past 10 years ((A) through (C) collectively, the “Independence Standards”);

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(iii)  a written representation and agreement (in a form provided by the Secretary of the Corporation) that such candidate for nomination (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply with such proposed nominee’s fiduciary duties as a director under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (C) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director and (D) currently intends to serve as a director for the full term for which he or she is standing for election; and

(iv)  such candidate’s written consent to being named as a nominee for election as a director and to serving as a director if elected.

The Secretary of the Corporation shall provide any stockholder the forms of the written questionnaire and written representation and agreement referred to in this Section 2.05(i) following written request therefor.

(j)  The Board may also require any proposed candidate for election as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines if elected.

(k)  No Stockholder Nominee shall be eligible for election as a director of the Corporation unless such Stockholder Nominee and the Nominating Stockholder seeking to place such Stockholder Nominee’s name in nomination has complied with this Section 2.05. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.05, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the Stockholder Nominee in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the Stockholder Nominee in question) shall be void and of no force or effect.

(l)  Notwithstanding anything in these bylaws to the contrary, no candidate for election shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.05.

(m)  If the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear at the applicable stockholder meeting to nominate the Stockholder Nominee, such nomination shall be disregarded and such Stockholder Nominee shall not be qualified for election as a director, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(n)  Nothing in this Section 2.05 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Certificate of Incorporation.

Section 2.06  Notice of Stockholders’ Meetings.

Whenever under the provisions of applicable law, the Certificate of Incorporation or these bylaws stockholders are required or permitted to take any action at a meeting, a notice of the meeting, whether annual or special, in the form of a writing or electronic transmission shall be given stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the Notice Record Date (as defined below) and the Voting Record Date (as defined below), if such date is different from the Notice Record Date, and, in the case of a special meeting, the purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given to each stockholder entitled to vote at such meeting as of the Notice Record Date in accordance with Article VIII not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 2.07  Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by one or more classes or series of stock voting as a separate class, the holders of a majority of the voting power of the shares of such classes or series shall constitute a quorum of such separate class for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present in person or represented by proxy at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) in the absence of such person, a majority in voting power of the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.08 until a quorum is present or represented. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally noticed.

Section 2.08  Adjourned Meeting; Notice.

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. Any business that might have been transacted at the meeting as originally called may be transacted at the adjourned meeting. If, however, the adjournment is for more than thirty (30) days, or if after the adjournment a new Notice Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. If after the adjournment a new Voting Record Date is fixed for the adjourned meeting, the Board shall fix a new Notice Record Date in accordance with Section 2.11(c) and shall give notice of such adjourned meeting to each stockholder entitled to vote at such meeting as of the Notice Record Date.

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Section 2.09  Conduct of Business.

Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (c) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; and (d) limitations on the time allotted to questions or comments by participants. Subject to any prior, contrary determination by the Board, the presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. Unless otherwise designated by the Board, the Chief Executive Officer shall preside over the meeting and the Secretary or, in his or her absence, one of the Assistant Secretaries, shall act as secretary of the meeting. If none of the officers above designated to act as the person presiding over the meeting or as secretary of the meeting shall be present, a person presiding over the meeting or a secretary of the meeting, as the case may be, shall be designated by the Board and, if the Board has not so acted, in the case of the designation of a person to act as secretary of the meeting, designated by the person presiding over the meeting.

Section 2.10  Voting.

At any meeting of stockholders, all matters other than the election of directors, and except as otherwise provided by the Certificate of Incorporation, these bylaws or any applicable law, shall be decided by the affirmative vote of a majority of the voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, each director shall be elected by a plurality of the votes cast with respect to the director.

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Section 2.11  Record Date for Stockholder Meetings and Other Purposes.

(a)  For the purpose of determining the Stockholders entitled to notice of any meeting of Stockholders or any adjournment thereof, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date (the “Notice Record Date”), which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. The Notice Record Date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such Notice Record Date, that a later date on or before the date of the meeting shall be the date for making such determination (the “Voting Record Date”). Subject to Section 2.15, for the purposes of determining the stockholders entitled to express consent to corporate action in writing without a meeting, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than 10 days after the date on which the record date was fixed by the Board. For the purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action, unless otherwise required by the Certificate of Incorporation or applicable law, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date was adopted by the Board and shall not be more than sixty (60) days prior to such action.

(b)  Subject to Section 2.15, if no such record date is fixed by the Board:

(i)  the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(ii)  the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (unless otherwise provided in the Certificate of Incorporation), when no prior action by the Board is required by applicable law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law; and when prior action by the Board is required by applicable law, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board takes such prior action; and

(iii)  the record date for the purposes of determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, exercise any rights in respect of any change, conversion or exchange of stock or take any other lawful action shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new Voting Record Date for the adjourned meeting, in which case the Board shall also fix such Voting Record Date or a date earlier than such date as the new Notice Record Date for the adjourned meeting.

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Section 2.12  Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Section 2.13  List of Stockholders Entitled to Vote.

The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, at the stockholder’s expense, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network or other electronic means as permitted by applicable law, or (b) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

Section 2.14  Inspectors of Election.

Before any meeting of stockholders, the Board shall appoint an inspector or inspectors of election, who may be employees of the Corporation, to act at the meeting or its adjournment and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

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Such inspectors shall:

(a)  ascertain the number of shares outstanding and the voting power of each;

(b)  determine the shares represented at the meeting and the validity of proxies and ballots;

(c)  count all votes and ballots;

(d)  determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)  certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.15  Action Without a Meeting.

If, and only if, the Certificate of Incorporation permits action to be taken without a meeting, without prior notice and without a vote, then a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the first date on which a written consent is delivered to the Corporation in the manner required by this Section 2.15, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 2.16  Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

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Article III. Directors

Section 3.01 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.03 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.04, and subject to the Certificate of Incorporation and the Stockholders Agreement, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders, citizens of the United States or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

Section 3.04 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson or the Secretary of the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. Subject to the Stockholders Agreement, when one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.03.

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Subject to the Stockholders Agreement, and unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 3.05 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

Section 3.06 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

Section 3.07 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile or electronic mail; or

(d) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

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Section 3.08 Quorum; Action by Majority Vote.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the directors then in office shall constitute a quorum for the transaction of business; provided, that a quorum shall not be less than one third of the total number of directors assuming there were no vacancies. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws.

Section 3.09 Adjourned Meetings.

A majority of the directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each director whether or not present at the time of the adjournment; provided, however, that notice of the adjourned meeting need not be given if (a) the adjournment is for 24 hours or less and (b) the time, place, if any, and means of remote communication, if any, are announced at the meeting at which the adjournment is taken. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.10 Notice Procedure.

Subject to Section 3.09 and Section 3.11, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, telecopy or by electronic mail or other means of electronic transmission. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting.

Section 3.11 Waiver of Notice.

Whenever the giving of any notice to directors is required by applicable law, the Certificate of Incorporation or these bylaws, a written waiver signed by the director, or a waiver by electronic transmission by such director, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or committee meeting need be specified in any waiver of notice.

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Section 3.12 Organization.

At each meeting of the Board, the Chairperson or, in his or her absence, another director selected by the Board shall preside. The Secretary of the Corporation shall act as secretary at each meeting of the Board. If the Secretary of the Corporation is absent from any meeting of the Board, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.13 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

Section 3.14 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV. Committees

Section 4.01 Committees of Directors.

The Board may designate one (1) or more committees in accordance with Section 141(c) of the DGCL, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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Section 4.02 Meetings and Actions of Committees.

Unless the Board provides otherwise, at all meetings of a committee, a majority of the then authorized number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting of such committee at which there is a quorum shall be the act of the committee. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.05 (Place of Meetings; Meetings by Telephone);

(b) Section 3.06 (Regular Meetings);

(c) Section 3.07 (Special Meetings; Notice);

(d) Section 3.13 (Board Action without a Meeting); and

(e) Section 7.12 (Waiver of Notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.02, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Section 4.03 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V. Officers

Section 5.01 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation, except that only directors shall be eligible to be Chairperson or Vice Chairperson of the Board.

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Section 5.02 Appointment of Officers; Term of Office; Remuneration.

The Board shall elect the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03. Subject to Section 5.05, each officer once elected shall hold office until such officer’s successor has been elected and qualified or until such officer’s earlier death, resignation or removal.

Section 5.03 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

Section 5.04 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.03.

Section 5.06 Representation of Shares of Other Entities.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote (including by written consent), represent and exercise on behalf of the Corporation all rights incident to any and all shares or voting securities of any other entities owned or held by the Corporation for itself, or for other parties in any capacity. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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Section 5.07 Authority and Duties of Officers.

(a) Chairperson. The Chairperson shall preside at all meetings of the Board and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board. Only Directors shall be eligible to be the Chairperson.

(b) Chief Executive Officer. The Chief Executive Officer shall have general supervision over, and direction of, the business and affairs of the Corporation, subject, however, to the control of the Board and of any duly authorized committee of the Board. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board at which the Chairperson and the Vice Chairperson (if there be one) are not present. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by resolution of the Board or by these bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed and, in general, the Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer of a corporation and such other duties as may be determined from time to time by the Board. Unless there shall have been elected one or more Presidents of the Corporation, the Chief Executive Officer shall be the President of the Corporation.

(c) President. Each President shall have such general powers and duties of supervision over the business of the Corporation and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Board and subject to the control of the Board in each case. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

(d) Vice Presidents. Vice Presidents shall have the duties incident to the office of Vice President and any other duties that may from time to time be assigned to the Vice President by the President or the Board. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board or by these bylaws to some other officer or agent of the Corporation, or shall be required by applicable law otherwise to be signed or executed.

(e) Secretary. The Secretary shall attend all meetings of the Board and of the stockholders, record all the proceedings of the meetings of the Board and of the stockholders in a book to be kept for that purpose and perform like duties for committees of the Board, when required. The Secretary shall give, or cause to be given, notice of all special meetings of the Board and of the stockholders and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President. The Secretary shall have custody of the corporate seal of the Corporation, and the Secretary or an Assistant Secretary, shall have authority to affix the same on any instrument that may require it, and when so affixed, the seal may be attested by the signature of the Secretary or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the same by such officer’s signature. The Secretary or an Assistant Secretary may also attest all instruments signed by the Chief Executive Officer, President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Corporation relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board, the Chief Executive Officer or the President.

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(f) Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation, receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositaries as may be designated by the Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Corporation signed in such manner as shall be determined by the Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation, have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same, render to the Chief Executive Officer, President or the Board, whenever the Chief Executive Officer, President or the Board shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation, disburse the funds of the Corporation as ordered by the Board and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board, the Chief Executive Officer or the President.

(g) Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board, the Chief Executive Officer or the President.

Section 5.08 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI. Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (a) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (b) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (c) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII. General Matters

Section 7.01 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 7.03 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Section 7.04 Lost Certificates.

Except as provided in this Section 7.04, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.06 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.07 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 7.08 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.09 Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

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Section 7.10 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.11 Registered Stockholders.

The Corporation:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.12 Waiver of Notice.

Whenever notice is required to be given under any provision of applicable law, the Certificate of Incorporation or these bylaws, a written waiver, signed by the stockholder entitled to notice, or a waiver by electronic transmission by the stockholder entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Section 7.13 Time Periods.

In applying any provision of these bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used unless otherwise specified, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.14 Conflict with Applicable Law or Certificate of Incorporation.

These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

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Article VIII. Notice

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(c) if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (A) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (B) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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Article IX. Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article X. Indemnification

Section 10.01 Right to Indemnification.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.03, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

Section 10.02 Prepayment of Expenses.

To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article X or otherwise.

Section 10.03 Claims.

If a claim for indemnification or advancement of expenses under this Article X is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

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Section 10.04 Nonexclusivity of Rights.

The rights conferred on any Covered Person by this Article X shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these bylaws, the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 10.05 Other Sources.

The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

Section 10.06 Amendment or Repeal.

Any amendment or repeal of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

Section 10.07 Other Indemnification and Prepayment Expenses.

This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article XI. Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Exhibit C

[BOWLERO CORP.]

Certificate of Designations

Series A Convertible Preferred Stock

[●], 2021

- i -

(d)	Fundamental Change Repurchase Price	22
(e)	Fundamental Change Notice	22
(f)	Procedures to Exercise the Fundamental Change Repurchase Right	23
(g)	Payment of the Fundamental Change Repurchase Price	24
(h)	Repurchase by Third Parties	24
(i)	No Requirement to Conduct an Offer to Repurchase Convertible Preferred Stock if the Fundamental Change Results in the Convertible Preferred Stock Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price	24
(j)	Compliance with Applicable Securities Laws	24
Section 8.	Covenants	24
(a)	Certain Information	24
Section 9.	Voting Rights	25
(a)	Voting and Consent Rights with Respect to Specified Matters	25
(b)	Right to Vote with Holders of Common Stock on an As-Converted Basis	27
(c)	Procedures for Voting and Consents.	27
Section 10.	Conversion	28
(a)	Generally	28
(b)	Conversion at the Option of the Holders	28
(c)	Mandatory Conversion at the Company’s Election	29
(d)	Conversion Procedures	30
(e)	Settlement upon Conversion	31
(f)	Conversion Rate Adjustments	32
(g)	Voluntary Conversion Rate Increases	36
(h)	[Reserved]	36
(i)	Effect of Common Stock Change Event	36
(j)	Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.	38
Section 11.	Certain Provisions Relating to the Issuance of Common Stock	39
(a)	Equitable Adjustments to Prices	39
(b)	Reservation of Shares of Common Stock	39
(c)	Status of Shares of Common Stock	39
(d)	Taxes Upon Issuance of Common Stock	39
Section 12.	Calculations	39
(a)	Responsibility; Schedule of Calculations	39
(b)	Calculations Aggregated for Each Holder	39
Section 13.	Tax Treatment	39
Section 14.	Notices	39
Section 15.	No Other Rights	39

- ii -

Exhibits

Exhibit A: Form of Preferred Stock Certificate	A-1
Exhibit B: Fundamental Change Repurchase Notice	B-1
Exhibit C: Optional Conversion Notice	C-1
Exhibit D: Form of Restricted Stock Legend	D-1

- iii -

Certificate of Designations

Series A Convertible Preferred Stock

On [●], 2021, the Board of Directors of [BOWLERO CORP.], a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, two hundred thousand (200,000) authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.0001 per share and an initial number of authorized shares equal to two hundred thousand (200,000), is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1. Definitions.

“Additional Shares” has the meaning set forth in Section 10(j)(i).

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, as the same may be further amended, supplemented or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company, subject to Section 10(i).

“Common Stock Change Event” has the meaning set forth in Section 10(i)(i).

“Common Stock Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion if:

(a) either (i) each share of Common Stock to be issued upon such Mandatory Conversion of any share of Convertible Preferred Stock would be eligible to be offered, sold or otherwise transferred by the Holder of such share of Convertible Preferred Stock pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (ii) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by the Holder to sell such share of Common Stock, continuously during the period from, and including, the date the related Mandatory Conversion Notice is sent to, and including, the thirtieth (30th) calendar day after the date such share of Common Stock is issued; provided that each Holder will supply all information reasonably requested by the Company for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Common Stock issuable upon conversion of the Convertible Preferred Stock pursuant to this clause (a)(ii); provided further that if a Holder fails to provide such information to the Company within fifteen (15) calendar days following any such request, then this clause (a)(ii) and clause (b) will automatically be deemed to be satisfied with respect to such Holder; and

(b) each share of Common Stock referred to in clause (a) above (i) will, when issued (or, in the case of clause (a)(ii), when sold or otherwise transferred pursuant to the registration statement referred to in such clause) (1) be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number; and (2) not be represented by any Certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Common Stock Participating Dividends” has the meaning set forth in Section 5(b)(i).

“Company” has the meaning set forth in the preamble.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 76.9231 shares of Common Stock per $1,000 Liquidation Preference of Convertible Preferred Stock; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 10; provided, further, that whenever this Certificate of Designations refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Credit Facilities” means (i) that certain First Lien Credit Agreement, dated as of September 25, 2020 among Kingpin Intermediate Holdings LLC, the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (as amended, restated, amended and restated, extended, supplemented, replaced or otherwise modified from time to time, the “2020 Credit Agreement”) and (ii) the First Lien Credit Agreement, dated as of July 3, 2017, among Kingpin Intermediate Holdings LLC, the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (as amended, restated, amended and restated, extended, supplemented, replaced or otherwise modified from time to time, the “2017 Credit Agreement”).

“Depositary” means The Depository Trust Company or its successor.

“Dividend” means any Regular Dividend or Participating Dividend.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock. For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock.

“Dividend Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Senior Stock will not include any securities of the Company’s Subsidiaries.

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 10(f)(i)(2).

“Fundamental Change” means any of the following events:

(a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries, the employee benefit plans of the Company and its Wholly Owned Subsidiaries, or a Permitted Holder, files any report with the U.S. Securities and Exchange Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(b) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than solely to the Company or one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (b)(ii);

(c)  the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

 For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)(ii)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 7(e).

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any shares of Convertible Preferred Stock by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit B) containing the information, or otherwise complying with the requirements, set forth in Section 7(f)(i) and  Section 7(f)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any share of Convertible Preferred Stock upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 7(d).

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Incurrence Breach” means the Company’s breach of Section 8(b) and such breach is not cured within 60 days of the Company’s receipt of written notice of such failure.

“Indebtedness” has the meaning set forth in the 2020 Credit Agreement.

“Initial Issue Date” means [●], 2021.

“Initial Liquidation Preference” means one thousand dollars ($1,000) per share of Convertible Preferred Stock.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects in good faith.

“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock. For the avoidance of doubt, Liquidation Junior Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Preference” means, with respect to the Convertible Preferred Stock, an amount initially equal to the Initial Liquidation Preference per share of Convertible Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Sections 5(a)(ii)(1).

“Liquidation Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Stock will not include any securities of the Company’s Subsidiaries.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (d) of the definition thereof, but without regard to the proviso in clause (b)(ii) of such definition) or (B) the sending of a Mandatory Conversion Notice pursuant to Section 10(c); provided that the sending of a Mandatory Conversion Notice will constitute a Make-Whole Fundamental Change only with respect to the shares of Convertible Preferred Stock subject to Mandatory Conversion pursuant to such Mandatory Conversion Notice and not with respect to any other shares of Convertible Preferred Stock.

“Make-Whole Fundamental Change Conversion Period” means, in respect of any Make-Whole Fundamental Change, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date).

“Make-Whole Fundamental Change Effective Date” means (A) in respect of any Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective, and (B) in respect of any Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Mandatory Conversion Notice Date.

“Mandatory Conversion” has the meaning set forth in Section 10(c)(i).

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 10(c)(i) and 10(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 10(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Company sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 10(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 10(c)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(d)(ii) for such conversion are satisfied.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit C.

“Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Permitted Holders” means each of (a) A-B Parent LLC and its Permitted Transferees, (b) Cobalt Recreation LLC and its Permitted Transferees and (c) any group (within the meaning of Section 13(d)(3) of the Exchange Act (or any successor provision)) the members of which include any of the Permitted Holders specified in clause (a) or (b) above (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group, no Person or other group (other than the Permitted Holders specified in clause (a) or (b) above) owns, directly or indirectly, Capital Stock having more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity held by such Permitted Holder Group.

“Permitted Indebtedness” means Indebtedness incurred by the Company or its subsidiaries that is permitted or not prohibited under the Credit Facilities.

“Permitted Transferee” has the meaning assigned to such term in the certain Stockholders’ Agreement dated as of the date hereof (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, Cobalt Recreation LLC, A-B Parent LLC, Thomas F. Shannon and Atairos Group, Inc.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Reference Property” has the meaning set forth in Section 10(i)(i).

“Reference Property Unit” has the meaning set forth in Section 10(i)(i).

“Register” has the meaning set forth in Section 3(e).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each June 30th and December 31st of each year, beginning on [●], 2021 (or beginning on such other date specified in the Certificate representing such share).

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means five and one-half percent (5.5%) per annum; provided, that for any period of time during which an Incurrence Breach has occurred and is continuing, the Regular Dividend Rate shall be increased by 200 basis points (provided, that under no circumstances shall the Regular Divided Rate be increased by more than 200 basis points).

“Regular Dividend Record Date” has the following meaning: (a) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; and (b) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.

“Regular Dividends” has the meaning set forth in Section 5(a)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any share of Convertible Preferred Stock by the Company pursuant to Section 7.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit D.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in a Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (b) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 10(i)(iii).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 10(f)(i)(2).

“Termination Date” means each “Termination Date” under, and as defined in, each Credit Facility, in each case as in effect as of the date hereof.

“Total Leverage Ratio” means, on any date of calculation, the “Total Net Leverage Ratio” as defined in the 2020 Credit Agreement, as applied to the Company and its Subsidiaries as of the applicable calculation date mutatis mutandis, which shall be calculated giving effect to pro forma and other financial definition and calculation principles set forth in the 2020 Credit Agreement; provided, that, for any applicable calculation date prior to January 1, 2022 for which any period includes the fiscal quarters ended (i) March 29, 2020 or March 28, 2021, (ii) June 28, 2020 or June 27, 2021, (iii) September 27, 2020 or September 26, 2021 or (iv) December 27, 2020 or December 26, 2021, Consolidated Adjusted EBITDA (as defined in the 2020 Credit Agreement) for such fiscal quarter shall be deemed to be no less than (i) $75,475,000, (ii) $32,356,000, (iii) $31,830,000 and (iv) $58,184,000, respectively, in each case before giving effect to pro forma and other financial definition and calculation principles set forth in the 2020 Credit Agreement.

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means the Company or its successor.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c) (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the security is eligible for resale pursuant to clause (i) and the Holder, holder or beneficial owner of such Security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2. Rules of Construction. For purposes of this Certificate of Designations:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g) “herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i) the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3. The Convertible Preferred Stock.

(a) Designation; Par Value. A series of stock of the Company titled the “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.0001 per share.

(b) Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is Two Hundred Thousand (200,000); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c) Form, Dating and Denominations.

(i) Form and Date of Certificates Representing Convertible Preferred Stock. Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.

(ii) Certificates.

(1) Generally. The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates upon request by the Holder thereof pursuant to customary procedures.

(2) Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; and (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii) No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(iv) Registration Numbers. Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(d) Method of Payment; Delay When Payment Date is Not a Business Day.

(i) Method of Payment. The Company will pay all cash amounts due on any Convertible Preferred Stock by check issued in the name of the Holder thereof; provided, however, that if such Holder has delivered to the Company, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, then the Company will pay all such cash amounts by wire transfer of immediately available funds to such account. To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e) Transfer Agent; Register. The Company or any of its Subsidiaries may act as the Transfer Agent. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

(f) Legends.

(i) Restricted Stock Legend.

(1) Each Certificate representing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2) If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(f)(i)(2)), including pursuant to Section 3(h) or 3(j), then the Certificate representing such share will bear the Restricted Stock Legend if the Certificate representing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate representing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii) Other Legends. The Certificate representing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.

(iii) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(iv) Legends on Conversion Shares.

(1) Each Conversion Share will bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer-Restricted Security at the time such Conversion Share was issued; provided, however, that such Conversion Share need not bear such a legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear such a legend.

(2) Notwithstanding anything to the contrary in Section 3(f)(iv)(1), a Conversion Share need not bear a legend pursuant to Section 3(f)(iv)(1) if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.

(g) Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i) Provisions Applicable to All Transfers and Exchanges.

(1) Generally. Subject to this Section 3(g), Convertible Preferred Stock represented by any Certificate, may be transferred or exchanged from time to time, and the Company will cause each such transfer or exchange to be recorded in the Register.

(2) No Services Charge; Transfer Taxes. The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(p) not involving any transfer.

(3) No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4) Legends. Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5) Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ii) Transfers of Shares Subject to Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

(1) that has been surrendered for conversion; or

(2) that has been delivered for repurchase pursuant to a Fundamental Change Repurchase Notice.

(h) Exchange and Cancellation of Convertible Preferred Stock to Be Converted or Repurchased.

(i) Partial Conversions or Repurchases of Certificates. If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10 or repurchased pursuant to Section 7, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion or repurchase, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted or repurchased, as applicable, which Certificate will be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

(ii) Cancellation of Convertible Preferred Stock that Is Converted or Repurchased. If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10 or pursuant to Section 7, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion or repurchase, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i) Status of Retired Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

(j) Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k) Registered Holders. Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l) Cancellation. The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m) Shares Held by the Company or its Subsidiaries. Without limiting the generality of Sections 3(o) and 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n) Outstanding Shares.

(i) Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion or repurchase in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) or (iii) of this Section 3(n).

(ii) Replaced Shares. If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii) Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Conversion Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, declared Dividends as provided in Section 5(c)).

(o) Repurchases by the Company and its Subsidiaries. Without limiting the generality of Section 3(l) and the next sentence, the Company may, from time to time, repurchase Convertible Preferred Stock in open market purchases or in negotiated transactions without delivering prior notice to Holders. The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

(p) Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(p) will not impair or affect the validity of such amendment, supplement or waiver.

(q) CUSIP and ISIN Numbers. The Company may use one or more CUSIP or ISIN numbers to identify any of the Convertible Preferred Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.

Section 4. Ranking.  The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5. Dividends.

(a) Generally.

(i)  Regular Dividends.

(1) Accumulation and Payment of Regular Dividends. The Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 5(a)(i)(2)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(a)(ii)(1)), such Regular Dividends will be payable when, as and if declared by the Board of Directors, out of funds legally available for their payment to the extent paid in cash, semi-annually in arrears on each Regular Dividend Payment Date, to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date. Regular Dividends on the Convertible Preferred Stock will accumulate from, and including, the last date to which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

(2) Computation of Accumulated Regular Dividends. Accumulated Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Liquidation Preference of such share).

(ii) Method of Payment; Payments in Kind.

(1) Generally. Subject to the next sentence, each declared Regular Dividend on the Convertible Preferred Stock will be paid in cash. Notwithstanding anything to the contrary in this Certificate of Designations, if as of the Close of Business on any Regular Dividend Payment Date, the Company has not paid all or any portion of the full amount of the Regular Dividends (regardless of whether or not declared) that have accumulated on the Convertible Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, such Regular Dividend Payment Date, then, the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of such Regular Dividend (or, if applicable, portion thereof) not paid in cash will (without duplication) be added, effective immediately before the Close of Business on the related Regular Dividend Payment Date, to the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time.

(2) Construction. Any Regular Dividends the amount of which is added to the Liquidation Preference thereof pursuant to Section 5(a)(ii)(1) will be deemed to be “declared” and “paid” on the Convertible Preferred Stock for all purposes of this Certificate of Designations.

(b) Participating Dividends.

(i) Generally. Subject to Section 5(b)(ii), no dividend or other distribution on the Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

(ii) Common Stock Change Events and Stock Splits, Dividends and Combinations. Section 5(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, a Common Stock Change Event, or an event for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 10(f)(iii)) pursuant to Section 10(f)(i)(1), as to which Section 10(i) or Section 10(f)(i)(1), respectively, will apply.

(c) Treatment of Dividends Upon Repurchase or Conversion. If the Fundamental Change Repurchase Date or Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related repurchase or conversion, as applicable, to receive, on or, at the Company’s election, before such Dividend Payment Date, such declared Dividend on such share. Solely for purposes of the preceding sentence, and not for any other purpose, a Regular Dividend will be deemed to be declared only to the extent that it is declared for payment in cash. Except as provided in this Section 5(c) or Section 7(d), Regular Dividends on any share of Convertible Preferred Stock will cease to accumulate from and after the Fundamental Change Repurchase Date or Conversion Date, as applicable, for such share, unless the Company defaults in the payment of the related Fundamental Change Repurchase Price or Conversion Consideration, as applicable.

Section 6. Rights Upon Liquidation, Dissolution or Winding Up.

(a) Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i) and (ii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i) the sum of:

(1) the Liquidation Preference per share of Convertible Preferred Stock; and

(2) all unpaid Regular Dividends that will have accumulated on such share to, but excluding, the date of such payment; and

(ii) the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) upon conversion of such share of Convertible Preferred Stock assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

(b) Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Section 7. Repurchase of the Convertible Preferred Stock Upon a Fundamental Change.

(a) Right of Holders to Require the Company to Repurchase Convertible Preferred Stock Upon a Fundamental Change. Subject to the other terms of this Section 7, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s shares (or any portion thereof) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(b) Funds Legally Available for Payment of Fundamental Change Repurchase Price. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Fundamental Change unless the Company will have on the date of payment sufficient funds legally available to fully pay the maximum aggregate Fundamental Change Repurchase Price that would be payable in respect of such Fundamental Change on all shares of Convertible Preferred Stock then outstanding.

(c) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20), Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 7(e); provided that, in respect of any Fundamental Change for which the effective date occurs prior to October 4, 2024, the related Fundamental Change Repurchase Date shall not occur prior to the Business Day immediately succeeding the latest Termination Date.

(d) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to (I) the Liquidation Preference of such share at the Close of Business on the Fundamental Change Repurchase Date plus (II) accumulated and unpaid Regular Dividends on such share to, but excluding, such Fundamental Change Repurchase Date (to the extent such accumulated and unpaid Regular Dividends are not included in such Liquidation Preference); provided, however, that if such Fundamental Change Repurchase Date is after a Regular Dividend Record Date for a Regular Dividend on the Convertible Preferred Stock that has been declared for payment in cash and on or before the next Regular Dividend Payment Date, then (1) pursuant to Section 5(c), the Holder of such share at the Close of Business on such Regular Dividend Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared cash Regular Dividend on such share; and (2) the Fundamental Change Repurchase Price will not include such declared cash Regular Dividend on such share (and, for the avoidance of doubt, any portion of the full Regular Dividend scheduled to be paid on such Regular Dividend Payment Date that is not declared and paid in cash and is added to the Liquidation Preference of such share pursuant to Section 5(a)(ii)(1) will be included in the Fundamental Change Repurchase Price).

(e) Fundamental Change Notice. On or before the twentieth (20th) calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i) briefly, the events causing such Fundamental Change;

(ii) the effective date of such Fundamental Change;

(iii) the procedures that a Holder must follow to require the Company to repurchase its shares of Convertible Preferred Stock pursuant to this Section 7, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv) the Fundamental Change Repurchase Date for such Fundamental Change;

(v) the Fundamental Change Repurchase Price for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Regular Dividend Payment Date, the amount, manner and timing of the Regular Dividend payable pursuant to the proviso to Section 7(d));

(vi) the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to Section 10(j));

(vii) that shares of Convertible Preferred Stock for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Company for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price; and

(viii) that shares of Convertible Preferred Stock that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Certificate of Designations.

(f) Procedures to Exercise the Fundamental Change Repurchase Right.

(i) Delivery of Fundamental Change Repurchase Notice and Shares to Be Repurchased. To exercise its Fundamental Change Repurchase Right for shares of Convertible Preferred Stock following a Fundamental Change, the Holder thereof must deliver to the Company:

(1) before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such shares; and

(2) such shares, duly endorsed for transfer.

(ii) Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to shares of Convertible Preferred Stock must state the number of such shares to be repurchased and that such Holder is exercising its Fundamental Change Repurchase Right with respect to such number of shares.

(iii) Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to any shares of Convertible Preferred Stock may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Company at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state the number of such shares to be withdrawn and the number of shares, if any, that remains subject to such Fundamental Change Repurchase Notice.

(g) Payment of the Fundamental Change Repurchase Price. The Company will cause the Fundamental Change Repurchase Price for any share of Convertible Preferred Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of the applicable Fundamental Change Repurchase Date and the date such share is tendered to the Transfer Agent or the Company.

(h) Repurchase by Third Parties. Notwithstanding anything to the contrary in this Section 7, the Company will be deemed to satisfy its obligations under this Section 7 if one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase shares of Convertible Preferred Stock otherwise required by this Section 7 in a manner and time that would have satisfied the requirements of this Section 7 if conducted directly by the Company.

(i) No Requirement to Conduct an Offer to Repurchase Convertible Preferred Stock if the Fundamental Change Results in the Convertible Preferred Stock Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Section 7, the Company will not be required to send a Fundamental Change Notice pursuant to Section 7(e), or offer to repurchase or repurchase any shares pursuant to this Section 7, in connection with a Fundamental Change occurring pursuant to clause (b)(ii) (or pursuant to clause (a) that also constitutes a Fundamental Change occurring pursuant to clause (b)(ii)) of the definition thereof, if (i) such Fundamental Change constitutes a Common Stock Change Event whose Reference Property consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the shares of Convertible Preferred Stock become convertible into consideration that consists solely of U.S. dollars in an amount per share that equals or exceeds the Fundamental Change Repurchase Price per share (calculated assuming that the same includes the maximum amount of accumulated and unpaid Regular Dividends payable as part of the Fundamental Change Repurchase Price for such Fundamental Change); and (iii) the Company timely sends the notices required by Section 10(i)(iv) and, if applicable, Section 10(j)(iii).

(j) Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all U.S. federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Certificate of Designations; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 7 conflict with any law or regulation that is applicable to the Company and enacted after the Initial Issue Date, the Company’s compliance with such law or regulation will not be considered to be a breach of such obligations.

Section 8. Covenants.

(a) Certain Information. At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Convertible Preferred Stock or any Conversion Shares shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Transfer Agent and, upon written request, any Holder, beneficial owner or prospective purchaser of such Convertible Preferred Stock or any Conversion Shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Convertible Preferred Stock or Conversion Shares pursuant to Rule 144A under the Securities Act. The Company shall take such further action as any Holder or beneficial owner of such Convertible Preferred Stock or such Conversion Shares may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Convertible Preferred Stock or Conversion Shares in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(b) Limitation on certain incurrences of indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company may incur Indebtedness, and any of its Subsidiaries may incur Indebtedness, if the Total Leverage Ratio for the most recently completed four consecutive fiscal quarters of the Company immediately preceding the applicable calculation date for which internal financial statements are available would have been equal to or less than 5.00 to 1.00.

Section 9. Voting Rights. The Convertible Preferred Stock will have no voting rights except as set forth in this Section 9 or as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law.

(a) Voting and Consent Rights with Respect to Specified Matters.

(i) Generally. Subject to the other provisions of this Section 9(a), while any Convertible Preferred Stock is outstanding, each following event will require, and cannot be effected (and shall be void ab initio) without, the affirmative vote or consent of at least two Holders not Affiliated with each other, representing a majority of the outstanding shares of Convertible Preferred Stock, if any:

(1) any amendment or modification of the Certificate of Incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of, or Equity-Linked Security or other equity interest convertible into, Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock;

(2) any amendment, modification or repeal of any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designations that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(a)(ii));

(3) any amendment, alteration, repeal or change to the rights, preferences or privileges of the Convertible Preferred Stock;

(4) [Reserved];

(5) except to the extent any of the following would constitute a Fundamental Change (in which case the provisions of Section 7 shall apply), the Company’s consolidation or combination with, or merger with or into, another Person, or any binding or statutory share exchange or reclassification involving the Convertible Preferred Stock, in each case unless:

(A) the Convertible Preferred Stock either (x) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (y) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving Person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(B) the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board of Directors in good faith) to the Holders or the holders thereof, as applicable, than the rights, preferences and voting powers, taken as a whole, of the Convertible Preferred Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(C) the issuer of the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under this Certificate of Designations and the Convertible Preferred Stock; or

(6) agree or consent to any of the actions prohibited by this Section 9(a)(i);

provided, however, that (x) a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (A), (B) and (C) of Section 9(a)(i)(5) will not require any vote or consent pursuant to Section 9(a)(i)(1), 9(a)(i)(2), Section 9(a)(i)(3) or Section 9(a)(i)(6); and (y) each of the following will be deemed, without limitation, not to adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be “materially less favorable” for purposes of Section 9(a)(i)(5)(B)) and will not require any vote or consent pursuant to Section 9(a)(i)(1), 9(a)(i)(2), Section 9(a)(i)(3), 9(a)(i)(5) or Section 9(a)(i)(6):

(I) any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;

(II) the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that constitutes both Dividend Junior Stock and Liquidation Junior Stock; and

(III) the application of Section 10(i), including the execution and delivery of any supplemental instruments pursuant to Section 10(i)(iii) solely to give effect to such provision.

(ii) Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(a)(i)(2) or Section 9(a)(i)(3), the Company may amend, modify or repeal any of the terms of the Convertible Preferred Stock without the vote or consent of any Holder to:

(1) cure any ambiguity or correct any omission, defect or inconsistency in this Certificate of Designations or the Certificates representing the Convertible Preferred Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith; or

(2) make any other change to the Certificate of Incorporation, this Certificate of Designations or the Certificates representing the Convertible Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such (as determined by the Board of Directors in good faith).

(b) Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii), but without regarding to Section 10(e)(iii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the Delaware General Corporation Law as if the Holders were holders of Common Stock.

(c) Procedures for Voting and Consents.

(i) Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents.

(ii) Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.

(iii) Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to Section 9(a) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Section 10. Conversion.

(a) Generally.Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b) Conversion at the Option of the Holders.

(i) Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations,

(1) if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 7(f) with respect to any share of Convertible Preferred Stock, then such share may not be submitted for Optional Conversion, except to the extent (A) such share is not subject to such notice; (B) such notice is withdrawn in accordance with Section 7(f); or (C) the Company fails to pay the Fundamental Change Repurchase Price for such share in accordance with this Certificate of Designations; and

(2) shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.

(ii) Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(iii) Contingent Conversion Notice. A Holder delivering an Optional Conversion Notice hereunder may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of a Fundamental Change, in which case such Optional Conversion shall not occur until such time as such Fundamental Change has been consummated, and if such Fundamental Change is terminated or cancelled, such Optional Conversion Notice shall be deemed to be withdrawn. For the avoidance of doubt, any such contingent Optional Conversion shall occur prior to the Repurchase Upon a Fundamental Change that would have otherwise been effected in connection with such Fundamental Change and shall be deemed to occur during any related Make-Whole Fundamental Change Conversion Period.

(c) Mandatory Conversion at the Company’s Election.

(i) Mandatory Conversion Right. Subject to the provisions of this Section 10, the Company has the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day after the second (2nd) year anniversary of the Initial Issue Date as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of all, or any portion that is a whole number, of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Conversion Price on (1) each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion and (2) the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion. For the avoidance of doubt, the Mandatory Conversion of any shares of Convertible Preferred Stock will constitute a Make-Whole Fundamental Change with respect to such shares of Convertible Preferred Stock pursuant to clause (B) of the definition thereof.

(ii) Mandatory Conversion Prohibited in Certain Circumstances. The Company will not exercise its Mandatory Conversion Right, or otherwise send a Mandatory Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 10(c) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion. Notwithstanding anything to the contrary in this Section 10(c), the Company’s exercise of its Mandatory Conversion Right, and any related Mandatory Conversion Notice, will not apply to any share of Convertible Preferred Stock as to which a Fundamental Change Repurchase Notice has been duly delivered, and not withdrawn, pursuant to Section 7(f).

(iii) Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv) Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must (x) send to each Holder of such shares a written notice of such exercise (a “Mandatory Conversion Notice”) and (y) substantially contemporaneously therewith, issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Mandatory Conversion Notice. Such Mandatory Conversion Notice must state:

(1) that the Company has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares, briefly describing the Company’s Mandatory Conversion Right under this Certificate of Designations;

(2) the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(3) that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date;

(4) the Conversion Rate in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion; and

(5) the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(v) Selection and Optional Conversion of Convertible Preferred Stock Subject to Partial Mandatory Conversion. If less than all shares of Convertible Preferred Stock then outstanding are subject to Mandatory Conversion, then:

(1) the shares of Convertible Preferred Stock to be subject to such Mandatory Conversion will be selected by the Company pro rata; and

(2) if only a portion of the Convertible Preferred Stock is subject to Mandatory Conversion and a portion of such Convertible Preferred Stock is subject to Optional Conversion, then the converted portion of such Convertible Preferred Stock will be deemed to be from the portion of such Convertible Preferred Stock that was subject to Mandatory Conversion.

(d) Conversion Procedures.

(i) Mandatory Conversion. If the Company duly exercises, in accordance with Section 10(c), its Mandatory Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii) Requirements for Holders to Exercise Optional Conversion Right.

(1) Generally. To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company an Optional Conversion Notice; (x) deliver any Physical Certificate(s) representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes.

(2) Optional Conversion Permitted only During Business Hours. Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii) Treatment of Accumulated Regular Dividends upon Conversion.

(1) No Adjustments for Accumulated Regular Dividends. Without limiting the operation of Sections 5(a)(ii)(1) and 10(e)(i), the Conversion Rate will not be adjusted to account for any accumulated and unpaid Regular Dividends on any Convertible Preferred Stock being converted.

(2) Conversions Between A Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend will be paid pursuant to Section 5(c) notwithstanding such conversion.

(iv) When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e) Settlement upon Conversion.

(i) Generally. Subject to Section 5(c), Section 10(e)(ii), Section 10(j) and Section 12(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the sum of (x) the Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on the Conversion Date for such conversion; and (y) an amount equal to accumulated and unpaid Regular Dividends on such share of Convertible Preferred Stock to, but excluding, such Conversion Date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the Liquidation Preference referred to in the preceding clause (x)); by (II) the Conversion Price in effect immediately before the Close of Business on such Conversion Date.

(ii) Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 12(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii) Company’s Right to Settle Optional Conversion in Cash. If any Convertible Preferred Stock is to be converted pursuant to an Optional Conversion, then the Company will have the right to settle such Optional Conversion of such Convertible Preferred Stock (or any portion thereof that represents a whole number of shares) solely in cash in an amount equal to the product of (1) the number of shares of Common Stock that would be issuable upon such Optional Conversion of such Convertible Preferred Stock (or such portion thereof), determined in accordance with this Section 10 (but without regard to Section 10(e)(ii) or this Section 10(e)(iii)); and (2) the Last Reported Sale Price per share of Common Stock on the Conversion Date for such Optional Conversion. Such right can be exercised by the Company solely by providing written notice to the Holder of such Convertible Preferred Stock no later than the Business Day after such Conversion Date, which notice states (x) that the Company has elected to cash settle such Optional Conversion; and (y) the number of shares of such Convertible Preferred Stock as to which such election is made. Once such written notice is so provided exercising such right, such exercise will be irrevocable with respect to such Optional Conversion (without affecting the Company’s right to exercise or not exercise such right with respect to any other Optional Conversion). Notwithstanding anything to the contrary in this Section 10(e)(iii), the Company will not be entitled to exercise its right to settle any Optional Conversion of Convertible Preferred Stock in cash pursuant to this Section 10(e)(iii) unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the cash amounts that would be payable in respect of such election.

(iv) Delivery of Conversion Consideration. Except as provided in Sections 10(f)(i)(2) and 10(i), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(f) Conversion Rate Adjustments.

(i) Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(i) will apply), then the Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or immediately after the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or immediately before the Open of Business on such effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

CR1	=	CR0	×	AC + (SP × OS1)
SP × OS0

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 10(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Rate pursuant to this Section 10(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii) No Adjustments in Certain Cases.

(1) Certain Events. Without limiting the operation of Sections 5(a)(ii)(1) and 10(e)(i), the Company will not be required to adjust the Conversion Rate except pursuant to Section 10(f)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Rate on account of:

(A) except as otherwise provided in Section 10(f)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(B) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C) the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(D) the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or

(E) solely a change in the par value of the Common Stock.

(iii) Adjustment Deferral. If an adjustment to the Conversion Rate otherwise required by this Certificate of Designations would result in a change of less than one percent (1%) to the Conversion Rate, then the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Rate; (2) the Conversion Date of any share of Convertible Preferred Stock; (3) the effective date of any Fundamental Change and/or any Make-Whole Fundamental Change Effective Date; and (4) the occurrence of any vote of the stockholders of the Company.

(iv) Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan.

(v) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vi) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(vii) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 10(f)(i), the Company will, as soon as reasonably practicable an no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Rate in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g) Voluntary Conversion Rate Increases

(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (1) the Board of Directors determines that such increase is in the Company’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such increase is in effect for a period of at least twenty (20) Business Days; and (3) such increase is irrevocable during such period; provided, however, that any such increase that would reasonably be expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of at least two Holders not Affiliated with each other representing a majority of the outstanding shares of Convertible Preferred Stock.

(ii) Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder of such increase to the Conversion Rate, the amount thereof and the period during which such increase will be in effect.

(h) [Reserved]

(i) Effect of Common Stock Change Event

(i) Generally. If there occurs any:

(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A) from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 7 and Section 10(c), each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10(i).

(iii) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Rate pursuant to Section 10(f)(i) in a manner consistent with this Section 10(i); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders, including the provisions providing for the repurchase rights set forth in Section 7.

(iv) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

(j) Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.

(i)  Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a share of Convertible Preferred Stock occurs during the related Make-Whole Fundamental Change Conversion Period or in respect of the related Mandatory Conversion, as applicable, then, subject to this Section 10(j), the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	$10.000	$11.000	$12.000	$13.000	$14.000	$15.000	$16.000	$16.900	$18.000	$20.000	$22.500	$25.000	$30.000
[Year 0]	23.0769	20.1355	16.9675	14.3915	12.2764	10.5260	9.0669	7.9550	6.8083	5.1825	3.7400	2.7316	1.4787
[Year 1]	23.0769	18.4300	15.1600	12.4885	10.2950	8.4907	7.0063	5.9006	4.7956	3.3320	2.1809	1.4748	0.7150
[Year 2 and thereafter]	23.0769	17.2655	13.8650	11.0108	8.5843	6.4973	4.6856	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(1)  if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a three hundred sixty five (365) or three hundred sixty six (366)-day year, as applicable; and

(2)  if the Stock Price is greater than $30.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 10(j)(ii)), or less than $10.00 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Certificate of Designations, in no event will the Conversion Rate be increased to an amount that exceeds 100.0000 shares of Common Stock per $1,000 Liquidation Preference of Convertible Preferred Stock, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 10(f).

For the avoidance of doubt, (x) the sending of a Mandatory Conversion Notice will constitute a Make-Whole Fundamental Change only with respect to the shares subject to Mandatory Conversion pursuant to such Mandatory Conversion Notice, and not with respect to any other shares; and (y) the Conversion Rate applicable to the shares not subject to such Mandatory Conversion will not be subject to increase pursuant to this Section 10(j) on account of such Mandatory Conversion Notice.

(ii)  Adjustment of Stock Prices and Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 10(j)(i) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 10(f). The numbers of Additional Shares in the table set forth in Section 10(j)(i) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 10(f).

(iii)  Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs pursuant to clause (A) of the definition thereof, then, in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders and the Transfer Agent of the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 10(j) in connection with such Make-Whole Fundamental Change. The Company will notify the Holders and the Transfer Agent of each Make-Whole Fundamental Change occurring pursuant to clause (B) of the definition thereof in accordance with Section 10(c).

Section 11. Certain Provisions Relating to the Issuance of Common Stock.

(b)  Equitable Adjustments to Prices. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Rate pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(c)  Reservation of Shares of Common Stock. The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(d)  Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(e)  Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 12. Calculations.

(a)  Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Rate, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b)  Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 13. Tax Treatment. Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a). The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions or actions inconsistent with, the foregoing treatment unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 14. Notices. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by nationally recognized overnight courier service to the Holder’s respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Section 15. No Other Rights. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

[BOWLERO CORP.]

By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

[Bowlero Corp.]

Series A Convertible Perpetual Preferred Stock

[Certificate No.: [___]]	No. Shares[*] [___]]

[Bowlero Corp.], a Delaware corporation (the “Company”), certifies that [_______] is the registered owner of [___] shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

* Insert number of shares for Physical Certificate only.

IN WITNESS WHEREOF, [Bowlero Corp.] has caused this instrument to be duly executed as of the date set forth below.

[BOWLERO CORP.]

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:	By:

Authorized Signatory

REVERSE OF SECURITY

[Bowlero Corp.]

The Company will furnish without charge to each stockholder who so requests, a summary of the powers, designations and preferences, or other special rights of each class of stock of the Company and the qualifications, limitations or restrictions of such preferences and rights, and the variations in rights, preferences and limitations determined for each series, which are fixed by the Certificate of Incorporation of the Company, as amended, and the Resolutions of the Board of Directors of the Company, and the authority of the Board of Directors to determine variations for future series. Such request may be made to the office of the Secretary of the Company or to the Transfer Agent. The Board of Directors may require the owner of a lost or destroyed stock certificate, or his legal representatives to give the Company a bond to indemnify it and its transfer agents and registrars against any claim that may be made against them on account of the alleged loss or destruction of any such certificate.

This security has not been registered with the Securities and Exchange Commission or the securities commission of any State in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable federal, state and foreign securities laws. Notwithstanding the foregoing, the securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the securities.

FOR VALUE RECEIVED,	hereby sell, assign and transfer unto

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

Shares of the Series A Convertible Perpetual Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint agent to transfer the said shares of Series A Convertible Perpetual Preferred Stock evidenced hereby on the books of the within-named Company with full power of substitution in the premises.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Convertible Perpetual Preferred Stock)

Signature Guarantee:	*

*	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Company or meeting the requirements of any transfer agent appointed by the Company from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FUNDAMENTAL CHANGE REPURCHASE NOTICE

[Bowlero Corp.]

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to repurchase (check one):

☐	all of the shares of Convertible Preferred Stock

☐	____________* shares of Convertible Preferred Stock

identified by CUSIP No.    _________ and Certificate No.    _____________.

The undersigned acknowledges that the Convertible Preferred Stock, duly endorsed for transfer, must be delivered to the Transfer Agent before the Fundamental Change Repurchase Price will be paid.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be a whole number.

B-1

EXHIBIT C

OPTIONAL CONVERSION NOTICE

[Bowlero Corp.]

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	____________* shares of Convertible Preferred Stock

identified by CUSIP No.  ____________ and Certificate No. _____________.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be a whole number.

C-1

EXHIBIT D

FORM OF RESTRICTED STOCK LEGEND

The offer and sale of this security and the shares of common stock issuable upon conversion of this security have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and this security and such shares may not be offered, sold or otherwise transferred except (a) pursuant to a Registration Statement that is effective under the Securities Act; or (b) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

D-1